EXHIBIT 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
among
WESTPOINT HOME, INC.,
as the Borrower,
the Lenders from time to time party thereto,
and
BANK OF AMERICA, N.A.,
as the Administrative Agent
Dated as of June 15, 2011
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as the Sole Lead Arranger and Book Manager

-i-

-ii-

Schedules
Schedule 1 - Commitments of Lenders
Schedule 2 - Pledged Deposit Accounts
Schedule 3 - Patents and Trademarks
Schedule 6.1(a) - Foreign Jurisdictions
Schedule 6.1(b) - Locations of Collateral
Schedule 6.1(g) - Subsidiaries
Schedule 6.1(k) - Joint Ventures
Schedule 6.1(l) - Other Corporate Names of the Borrower
Schedule 6.1(p) - Taxes
Schedule 6.1(q) - Pending Litigation
Schedule 6.1(r) - Existing Indebtedness
Schedule 6.1(t) - Existing Liens
Exhibits
Exhibit A    -    Revolving Credit Note
Exhibit B    -    Form of Assignment and Acceptance
Exhibit C    -    Form of Notice of Assignment and Acceptance
Exhibit D    -    Compliance Certificate
Exhibit E    -    Form of Notice of Borrowing
Exhibit F    -    Form of Notice of Continuation/Conversion
Exhibit G    -    Form of Borrowing Base Certificate
Exhibit H    -    Form of Confidentiality Agreement
Exhibit I    -    Form of Imported Inventory Agreement
Exhibit J    -    Existing Letters of Credit
Exhibit K    -    Form of Release of Claims

-iii-

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of June 15, 2011, among WESTPOINT HOME, INC., a Delaware corporation (the "Borrower"), each of the financial institutions identified as a Lender on Schedule 1 (together with each of their respective successors and permitted assigns, each, a "Lender," and collectively, the "Lenders"), and BANK OF AMERICA, N.A., a national banking association, in its capacity as a Lender, as the collateral and as the Administrative Agent for the Lenders (together with its successors in such capacity, the "Administrative Agent"), and as the Issuing Bank.
WITNESSETH:
WHEREAS, the Borrower, the Administrative Agent, and certain financial institutions (the "Existing Lenders"), are parties to a certain Loan and Security Agreement dated as of June 16, 2006 (as amended and as in effect on the date hereof, the "Existing Loan Agreement") pursuant to which the Existing Lenders made certain revolving credit loans and letter of credit accommodations to the Borrower.
The Borrower has requested that the Existing Loan Agreement be amended and restated in its entirety to become effective and binding on the Borrower pursuant to the terms hereof. The Administrative Agent and the Lenders (including Bank of America, N.A., as the Existing Lender that is a party hereto) have agreed, subject to the terms of this Agreement, to amend and restate the Existing Loan Agreement in its entirety to read as set forth herein. The parties hereto agree that (a) the commitments that Bank of America, N.A. extended to the Borrower under the Existing Loan Agreement and the commitments of the new Lenders that become parties hereto shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement, (b) the Loans and other Obligations outstanding under (and as defined in) the Existing Loan Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained herein, and (c) all existing Obligations are and shall continue to be (and all Obligations incurred pursuant hereto shall be) secured by the Loan Documents, which for purposes of this Agreement shall include the Loan Documents under (and as defined in) the Existing Loan Agreement, as such Loan Documents may be now or hereafter amended, modified, supplemented or restated in connection with the credit facility under this Agreement.
NOW, THEREFORE, the Borrower, the Lenders and the Administrative Agent hereby agree that the Existing Loan Agreement is hereby amended and restated in its entirety by this Agreement as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1        General Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

"Account Debtor" means a Person who is or becomes obligated under or on account of a Receivable, chattel paper or general intangible.
"Accounts Related Collateral" means and includes (i) all rights to payment for goods sold or leased or for services rendered, whether such rights to payment constitute under Applicable Law accounts, general intangibles, contract rights, documents, chattel paper, instruments or any other classification of property; (ii) all supporting obligations; (iii) all intercompany loans made by the Borrower to any Affiliate or Subsidiary of the Borrower, other than extensions of credit to an Affiliate that is a customer of the Borrower made in the Ordinary Course of Business upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in a comparable arm's-length transaction with an unaffiliated Person (the "Intercompany Loan Collateral"); (iv) all letter-of-credit rights relating to any such right to payment described in clause (i); (v) all contracts from which any such right to payment has arisen; (vi) all deposit accounts maintained at BofA and all other Pledged Deposit Accounts; (vii) all cash and non-cash proceeds (including insurance proceeds) of any of the foregoing; and (viii) all books and records relating to any of the foregoing, including all invoices, purchase orders, delivery receipts, waybills and payment records, whether or not in written or electronic format or in any other medium.
"Adjusted LIBOR" means for any Interest Period, with respect to LIBOR Rate Advances, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%) determined by the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (i) the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source designated by Agent); or (ii) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Rate Advance would be offered by BofA's London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then Adjusted LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.
"Administrative Agent" has the meaning specified in the introductory paragraph.
"Advance" means a Base Rate Advance or a LIBOR Rate Advance.
"Affiliate" means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director, officer, manager or general partner of such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that any public company that does not conduct business in any material respect in or with the home fashion textile industry shall not be an Affiliate hereunder except for purposes of Section 6.1(j). Notwithstanding the foregoing, (i) unless the Borrower owns more than 25% of the equity interests of such Person, such Person shall not be deemed to be an Affiliate of the Borrower for purposes of the definitions of "Eligible Receivables" and "Eligible Vendor" and (ii)

no Person controlled by Carl C. Icahn, other than Icahn Enterprises and any Subsidiary thereof (including WPI), shall be deemed an Affiliate for such purposes of this Agreement.
"Agent Indemnitees" means the Administrative Agent and Merrill Lynch and all of their respective present and future officers, directors, employees, agents and attorneys.
"Agent Professionals" means attorneys, accountants, appraisers, business valuation experts, environmental engineers or consultants, turnaround consultants and other professionals or experts retained by the Administrative Agent or Merrill Lynch.
"Agreement" means this Amended and Restated Loan and Security Agreement, as amended, supplemented or otherwise modified from time to time.
"Applicable Law" means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or Material Contract in question, including (i) all applicable common law and equitable principles; (ii) all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and final, non-appealable orders of Governmental Authorities; and (iii) all orders, judgments and decrees of all courts and arbitrators, in each case which are final and non-appealable.
"Applicable Margin" means a percentage equal to 2.00% with respect to Revolving Credit Loans that are Base Rate Advances, and 3.00% with respect to Revolving Credit Loans that are LIBOR Rate Advances; provided that the Applicable Margin shall be increased or (if no Default or Event of Default exists) decreased, on a quarterly basis commencing on October 1, 2011, according to the performance of the Borrower as measured by the Average Excess Availability for the immediately preceding Fiscal Quarter of the Borrower, as follows:

Level	Average Excess Availability	Applicable Margin for Base Rate Advances	Applicable Margin for LIBOR Rate Advances
I	< 33.3% of the Maximum Amount of the Facility	2.5%	3.5%
II	> 33.3% and < 66.7% of the Maximum Amount of the Facility	2.25%	3.25%
III	> 66.7% of the Maximum Amount of the Facility	2%	3%

and provided further that, commencing with the third Business Day after the last day of the first Test Period for which the Fixed Charge Coverage Ratio is greater than 1.00 to 1.00, (i) the Applicable Margin for LIBOR Rate Advances for Level II shall be reduced to 3.00% and for Level III shall be reduced to 2.75%, and (ii) the Applicable Margin for Base Rate Advances for Level II shall be reduced to 2.00% and for Level III shall be reduced to 1.75%.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and its assignee, and accepted by the Administrative Agent, and substantially in the form of Exhibit B.
"Auditors" means Grant Thornton LLP or another nationally recognized firm of independent public accountants selected by the Borrower and reasonably satisfactory to the Administrative Agent.
"Availability Block" means, on any date of determination, an amount equal to (i) the greater of (a) 20% of the Maximum Amount of the Facility or (b) $7,500,000, minus (in either case under clause (i)(a) or (i)(b)), (ii) the lesser of (a) 50% of the amount of Suppressed Availability or (b) $5,000,000.
"Availability Reserve" means, on any date of determination, the sum of the reserves that the Administrative Agent may establish from time to time in its Permitted Discretion, including each of the following (without duplication): (i) the aggregate amount equal to three months rent and other charges on each of the Borrower's leased locations at which Collateral is located for which the Administrative has not received a duly executed Collateral Access Agreement (a "Rent Reserve"), (ii) the Bank Products Reserve, (iii) the Dilution Reserve, (iv) the Royalty Reserve, (v) the aggregate amount of liabilities secured by Liens upon Accounts Related Collateral or Inventory Related Collateral that are senior to the Administrative Agent's Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens) or are Permitted Liens for property taxes, (vi) accrued and unpaid sales taxes on Inventory sold, (vii) any other Tax Liens if superior to the Administrative Agent's Liens, (viii) the Freight and Duty Reserve, including the aggregate amount of Custom Broker Fees then due and payable by the Borrower (except to the extent that the Administrative Agent has received a duly executed Imported Inventory Agreement from the Person to which such Custom Broker Fees are payable agreeing that any Lien of such Person is subordinate to the Administrative Agent's Lien hereunder), and (ix) any other reserves that the Administrative Agent has determined in is Permitted Discretion are appropriate with respect to the value of the Collateral or the enforceability or priority of the Administrative Agent's Lien thereon; provided, however, that any reserves established with respect to any diminution in value of the Accounts Related Collateral or the Inventory Related Collateral will be limited to the amount believed to reflect such diminution; and provided further, that if the Administrative Agent has established a LC Reserve for LC Obligations with respect to any matter, the Administrative Agent will not also establish an Availability Reserve with respect to the same matter.
"Average Excess Availability" means, for any period, an amount equal to the sum of the amount of Excess Availability on each day during such period, as determined by the Administrative Agent, divided by the number of days in such period.
"Bahrain Subsidiary" means WestPoint Home (Bahrain) WLL, a company organized under the laws of the Kingdom of Bahrain.
"Bank Product Obligations" means obligations of the Borrower in respect of Bank Products.

"Bank Products" means any one or more of the following types of services or facilities extended to the Borrower by BofA, any Affiliate of BofA, any Lender or any Affiliate of a Lender: (i) credit cards; (ii) Cash Management Transactions; and (iii) Hedging Agreements.
"Bank Products Reserve" means, on any date, a reserve established by the Administrative Agent with the consent of the Borrower (which consent the Borrower may withhold in its sole discretion) from time to time with respect to Bank Product Obligations of the Borrower.
"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy."
"Base Rate" means, for any day, the rate of interest equal to the greatest of (i) the interest rate announced by BofA from time to time as its prime rate on such day, (ii) the Federal Funds Rate for such day plus 0.50%, or (iii) Adjusted LIBOR for a 30 day interest period as determined on such day, plus 1.00%. Such rate is a reference rate only and BofA may make loans or other extensions of credit at, above or below it. Any change in the prime rate announced by BofA shall take effect at the opening of business on the effective date specified in the public announcement of the change.
"Base Rate Advance" means an Advance that bears interest at the Base Rate.
"Beneficial Owner" has the meaning specified in the definition of "Change of Control".
"Blocked Account Bank" means a bank at which a Dominion Account or a Concentration Account is established as provided in Section 2.7.
"Blocked Person" has the meaning specified in Section 6.1(s).
"Board of Governors" means the Board of Governors of the Federal Reserve System.
"BofA" means Bank of America, N.A., a national banking association, and its successors and assigns.
"Borrower" has the meaning specified in the introductory paragraph.
"Borrower's Account" means the account maintained by the Borrower at BofA in Dallas, Texas or such other account as the Borrower may from time to time designate in writing to the Administrative Agent.
"Borrowing" has the meaning specified in Section 2.3(a).
"Borrowing Base" means on any date of determination thereof, an amount equal to (i) the lesser of (a) the Maximum Amount of the Facility and (b) the sum of (1) 85% of the Value of Eligible Receivables on such date plus (2) the Inventory Advance Rate multiplied by the Value of Eligible Inventory on such date minus (3) the Availability Reserve on such date, minus (ii) the Availability Block on such date minus (iii) the LC Reserve on such date.
"Borrowing Base Certificate" has the meaning specified in Section 7.1(k)(iv).

"Borrowing Date" means the date on which a Borrowing is obtained.
"Business Day" means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York or Atlanta, Georgia are required or permitted by law to close. When used in connection with any LIBOR Rate Advance, a Business Day shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market.
"Business Plan" means a business plan of the Borrower and its Subsidiaries, consisting of consolidated and consolidating projected balance sheets, related cash flow statements and related profit and loss statements which covers a one-year period and which is prepared on a quarterly basis.
"Capital Expenditures" means expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, and shall include all commitments, payments in respect of Capitalized Lease Obligations and leasehold improvements.
"Capitalized Lease Obligations" means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP.
"Cash Collateral" means cash, and any interest or other income earned thereon, that is deposited with the Administrative Agent in accordance with this Agreement to Cash Collateralize any LC Obligations or other Obligations.
"Cash Collateral Account" means a demand deposit, money market or other account established by the Administrative Agent at BofA or such other financial institution as the Administrative Agent may select in its discretion, which account shall be in the Administrative Agent's name and subject to the Administrative Agent's Liens.
"Cash Collateralize" means, with respect to LC Obligations arising from Letters of Credit outstanding on any date or Obligations arising under Hedging Agreements on such date, the deposit with the Administrative Agent of immediately available funds into the Cash Collateral Account in an amount equal to 105% of the sum of the aggregate undrawn amounts of such Letters of Credit and other LC Obligations, all Obligations existing under such Hedging Agreements, and all related fees and other amounts due or to become due in connection with such LC Obligations and Hedging Agreements.
"Cash Dominion Notice" means a written notice from the Administrative Agent to a bank at which a Dominion Account is maintained that a Cash Dominion Period is in effect.
"Cash Dominion Period" means each period of time that (i) commences upon the occurrence of a Default or an Event of Default and ends on the date that such Default or Event of Default ceases to exist or is waived in writing by the Administrative Agent, or (ii) commences on any date that Excess Availability is less than 10% of the Maximum Amount of the Facility, and ends on the date that Excess Availability is greater than 10% of the Maximum Amount of the Facility for 30 consecutive days; provided, however, that a Cash Dominion Period will not commence pursuant to clause (ii) hereof at any time there are no Loans outstanding and Excess Availability is greater than $5,000,000.
"Cash Dominion Termination Notice" means a written notice from the Administrative Agent to a bank at which a Dominion Account is maintained that a Cash Dominion Period as to which a Cash Dominion Notice was previously given is no longer in effect.
"Cash Equivalents" means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) securities issued, guaranteed or insured by any state of the United States or any public instrumentality thereof with maturities of not more than one year from the date acquired and, at the time of acquisition, having one of the three highest ratings obtainable from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.; (iii) time deposits, term deposits and certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) the Administrative Agent or any Lender or any of their respective Affiliates, (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000 or (C) any bank or its holding company that has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Ratings Services or at least P-1 or the equivalent by Moody's Investors Service, Inc.; (iv) repurchase agreements and reverse repurchase agreements with terms of not more than 30 days from the date acquired, for securities of the type described in clause (i) or (ii) above and entered into only with commercial banks having the qualifications described in clause (iii) above or such other financial institutions with a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Ratings Services or at least P-1 or the equivalent by Moody's Investors Service, Inc.; (v) commercial paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (vi) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (i) through (v) above.
"Cash Management Transactions" means any cash management, disbursement or related services, including overdrafts and the automatic clearing house transfer of funds provided by BofA or any Lender or by any Affiliate of BofA or of any Lender for the account of the Borrower.
"Change of Control" means, with respect to the Borrower, the consummation of any transaction (including any merger or consolidation), the result of which is that any of Carl C. Icahn and the Related Parties are no longer the Beneficial Owners, directly or indirectly, of at least a majority of the Voting Stock of the Borrower. For purposes of the definition of Change in Control, the following capitalized terms shall have the following meanings: "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto. "Related Parties" means: (1) Carl C. Icahn, any spouse and any child, stepchild, sibling or descendant of Carl C. Icahn; (2) any estate of Carl C. Icahn or of any person under clause (1);

(3) any person who receives a beneficial interest in any estate under clause (2) to the extent of such interest; (4) any executor, personal administrator or trustee who holds such beneficial interest in the estate for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest; (5) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or controlled by Carl C. Icahn or any other person or persons identified in clauses (1), (2), (3) or (4); or (6) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl C. Icahn or any person identified in clauses (1), (2), or (3) above contributes his beneficial interest in the Borrower or to which such beneficial interest passes pursuant to such person's will. "Voting Stock" means, with respect to a corporation, any class or series of capital stock of such corporation that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose.
"Chipley Facility" means the Borrower's manufacturing facility located in Chipley, Washington County, Florida.
"Claims" has the meaning specified in Section 10.4.
"Closing Date" means the date of execution and delivery of this Agreement by the Borrower, BofA and the Administrative Agent.
"Collateral" means all of the following Property of the Borrower:
(i)    All Accounts Related Collateral;
(ii)    All Inventory Related Collateral;
(iii)    All Equipment Related Collateral; and
(iv)    All proceeds and products of the property and assets described in the foregoing clauses.
"Collateral Access Agreements" means a landlord waiver, mortgagee waiver, bailee letter or similar acknowledgment of any lessor, warehouseman or processor in possession of any Collateral or on whose property any Collateral is located, in form and substance reasonably satisfactory to the Administrative Agent.
"Collections" means all cash, funds, checks, notes, instruments, any other form of remittance tendered by Account Debtors in respect of payment of Receivables of the Borrower and any other payments received by the Borrower with respect to any Collateral.
"Commitment" means at any date for any Lender, the obligation of such Lender to make Revolving Credit Loans and to purchase participations in LC Obligations pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth opposite such Lender's name on Schedule 1 to this Agreement or the principal amount set forth in the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and "Commitments" means the aggregate principal amount of the Commitments of all Lenders, the maximum amount of which on any date shall be $50,000,000, as reduced from time to time pursuant to Section 2.1(c).
"Compliance Certificate" has the meaning specified in Section 7.1(k)(iii).
"Concentration Account" means an account maintained by the Borrower at BofA, to which all monies from time to time deposited to a Dominion Account shall be transferred.
"Confidentiality Agreement" means an agreement substantially in the form of Exhibit H.
"Continuation" has the meaning specified in Section 2.3(b).
"Convert," "Conversion" and "Converted" each refers to conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(c).
"Covered Information" has the meaning specified in Section 10.14(a).
"Customer Accommodation" has the meaning specified in the definition of "Eligible Receivables".
"Customs Broker" means a Person serving as a customs broker for the Borrower in connection with the Borrower's importation of Inventory.
"Customs Broker Fees" means with respect to any Customs Broker, all fees, expense reimbursement and other amounts owing by Borrower to such Customs Broker.
"Default" means any of the events specified in Section 8.1, whether or not any of the requirements for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
"Defaulting Lender" has the meaning specified in Section 2.10.
"Default Rate" has the meaning specified in Section 4.2.
"Deposit Account Control Agreement" means each Deposit Account control agreement to be executed by each institution maintaining a Pledged Deposit Account, including each Dominion Account and each Concentration Account, in each case in favor of the Administrative Agent, for the benefit of the Secured Parties, as security of the Obligations.
"Dilution Percent" means the percent equal to (i) the sum of the aggregate amount of bad debt write downs or write offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to the Borrower's Receivables, divided by (ii) the Borrower's gross sales.
"Dilution Reserve" means, without duplication with respect to any other reserve on any date of determination, a reserve established and revised from time to time by the Administrative Agent equal to, if positive, (i) the amount (in percentage points) by which the Dilution Percent for the immediately preceding 12 Fiscal Month period, as determined by the Administrative

Agent's most recent field audit, exceeds 5%, multiplied by (ii) the gross amount of Eligible Receivables on such date before deduction of the Borrower's Customer Accommodation reserves, minus (iii) the Borrower's Customer Accommodation reserves on such date.
"Distribution" means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Indebtedness to a holder of Equity Interests (other than payments of interest accruing on or after the Closing Date in respect of Indebtedness owing by the Borrower to WPI ); any purchase, redemption, or other acquisition or retirement for value of any Equity Interest; or any prepayment of any Indebtedness other than the Obligations.
"Document" has the meaning specified in the UCC.
"Dollars" and the sign "$" means freely transferable lawful currency of the United States.
"Domestic In-Transit Inventory" means Inventory that has been purchased by the Borrower and that is in-transit from a Vendor from a location within the continental United States to the Borrower or a location designated by the Borrower that is in the continental United States.
"Dominion Account" means a special account of the Administrative Agent established by the Borrower at BofA or another bank selected by the Borrower, but acceptable to the Administrative Agent in its reasonable discretion, and over which the Administrative Agent shall have exclusive access and control for withdrawal purposes to the extent specified in Section 2.7.
"EBITDA" means net income after taxes, calculated in accordance with GAAP, excluding interest expense or interest income, provision for income taxes or credits, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, losses from the write-off or impairment of assets (other than Receivables or Inventory), and any extraordinary gains or losses (in each case, to the extent included in determining net income after taxes).
"Eligible Assignee" means a Person that is (i) a Lender, a U.S. based Affiliate of a Lender or an Approved Fund (as defined below); (ii) a commercial bank, finance company, or other financial institution, in each case that is organized under the laws of the United States or any state, has total assets in excess of $25 billion, extends asset-based lending facilities of the type contemplated herein in the Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law, is acceptable to the Administrative Agent and, unless an Event of Default exists, the Borrower (such approval by the Borrower, when required, not to be unreasonably withheld or delayed and to be deemed given by the Borrower if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within two Business Days after notice of such proposed assignment has been provided by the assigning Lender as set forth in Section 11.3); and, at any time that an Event of Default exists, any other Person acceptable to the Administrative Agent in its discretion. The term "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the Ordinary Course of Business of such Person and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Eligible Customs Broker" means a Customs Broker which is reasonably acceptable to the Administrative Agent and with which the Administrative Agent and the Borrower have entered into an Imported Inventory Agreement.
"Eligible In-Transit Inventory" means on any date, In-Transit Inventory that meets all of the criteria for Eligible Inventory on such date, provided that (i) such Inventory has been identified to the contract between the Vendor and the Borrower and, under the terms of sale of such Inventory, title has passed with respect to such Inventory from the Vendor to the Borrower on or before such date; (ii) such Inventory is insured by the Borrower in accordance with the requirements of Section 7.1(f) hereof, (iii) the Vendor has no right on such date, under Applicable Law or pursuant to any document relating to the sale of such Inventory, to reclaim, divert the shipment of, reroute, repossess, stop delivery of or otherwise assert any Lien rights or title retention with respect to such Inventory; (iv) such Inventory is in the possession of a common carrier, which is not an Affiliate of the Vendor and which has issued a tangible negotiable bill of lading to the order of the Borrower (or, if otherwise required by the Administrative Agent in its discretion, to the order of the Administrative Agent (if necessary to obtain a first priority Lien in the related Inventory)); (v) such bill of lading (or an original counterpart thereof in the case of Foreign In-Transit Inventory) is in the possession, in the United States, of the Borrower, Lender or an Eligible Customs Broker; (vi) the Vendor of such Inventory is an Eligible Vendor (or, in the case of Foreign In-Transit Inventory, the purchase price is to be paid pursuant to a documentary Letter of Credit issued by Lender); and (vii) in the case of Foreign In-Transit Inventory, the Inventory is to be received by an Eligible Customs Broker and the terms of the applicable Imported Inventory Agreement with respect to such Foreign In-Transit Inventory are adhered to by the parties thereto.
"Eligible Inventory" means Inventory of the Borrower consisting of raw materials, work-in-process consisting of yarn or finished goods, which is free from any Lien in favor of any Person (other than Liens in favor of the Administrative Agent or Permitted Liens). The value of Eligible Inventory shall be computed at the lower of cost (computed on a "first in, first out" basis) or market. No Inventory of the Borrower shall be Eligible Inventory unless the Administrative Agent has a perfected first priority Lien thereon. Unless it is Eligible In-Transit Inventory, Inventory shall not be Eligible Inventory if it is not located (i) in the United States, and (ii) in a facility owned or leased by the Borrower, unless it is in a contract warehouse, and the Inventory is separately identifiable from any other goods (if any), and, unless a Rent Reserve has been established with respect thereto, the warehouseman has delivered to the Administrative Agent, if requested, a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent. In addition, the Administrative Agent may treat any Inventory as not being Eligible Inventory to the extent of the Value of such Inventory that the Administrative Agent determines is: (a) slow moving, obsolete and defective inventory, (b) packing and shipping materials, (c) samples, display items, bags, replacement parts or manufacturing supplies, or is (d) unmerchantable, (e) Inventory that does not meet all material standards imposed by any Governmental Authority, or constitutes Hazardous Materials under any Environmental Law, (f) waste or scrap material, (g) subject to any license or other arrangement (except any agreement or arrangement relating to or providing for Royalties) that restricts the

Borrower's or the Administrative Agent's right to dispose of such Inventory, and (h) reflected in reserves for inventory shrinkage, shortages for physical inventory counts, and (without duplication) other reserves.
"Eligible Receivables" means and includes only those unpaid Receivables of the Borrower, without duplication, which (i) arise out of a bona fide sale of goods or rendition of services of the kind ordinarily sold or rendered by the Borrower in the Ordinary Course of Business, (ii) are owed by a Person competent to contract for such goods or services that is not an Affiliate or an employee of the Borrower (provided that Receivables that have a value of up to $5,000,000 in aggregate amount owed by Affiliates in which the Borrower owns 50% or less of the Equity Interests and that are otherwise Eligible Receivables shall not be excluded by this clause (ii)), (iii) are not subject to renegotiation or redating, and (iv) are free and clear of any Lien in favor of any Person other than Permitted Liens. Without duplication, no Receivable shall be an Eligible Receivable (a) unless the Administrative Agent has a perfected first priority Lien thereon, (b) if it is more than 120 days past the date of the original invoice therefor or more than 60 days past its due date, (c) if 50% or more of the Receivables owing by the Account Debtor are not Eligible Receivables under the foregoing clause, (d) if the goods or services giving rise to it have not been delivered to and accepted by the Account Debtor, or it otherwise does not represent a final sale, (e) if, when aggregated with other Receivables owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Receivables (provided, however, that the limitation for each of Ralph Lauren, Target and Wal-Mart shall be 25%, and any other Account Debtor with an unsecured debt rating of BBB or better from Standard & Poor's shall be 20%), (f) if it is owing by a creditor or supplier, (g) if it is subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, rebate, credit, or allowance (but ineligibility shall be limited to the amount thereof), (h) without duplication, that are Receivables for which the Borrower has established reserves (but only to the extent of the amount of such reserves) for anticipated credits, discounts, and allowances ("Customer Accommodations") (i) if an Insolvency Proceeding has been commenced by or against the Account Debtor, or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent (provided that, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), Receivables owing by any Account Debtor which arose after the filing by any such Account Debtor of a petition under Chapter 11 of the Bankruptcy Code may be deemed not to be ineligible pursuant to this clause (i)), (j) if the Account Debtor is organized or has its principal offices outside the United States or Canada (provided that otherwise Eligible Receivables owed by such foreign Account Debtors will be Eligible Receivables in an aggregate amount on any date of determination equal to 5% of the total amount of Eligible Receivables on such date, or such greater amount as may be approved by the Administrative Agent in its sole discretion), (k) if it is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment, (l) if the amount remaining of an invoice that the Account Debtor has made a partial payment against, if the Borrower has placed such balance into its deduction management system, (m) if it arises from a sale on a cash on delivery basis, (n) if it is a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, (o) if it represents a progress billing or retainage, (p) if it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof, (q) if it arises from a retail sale to a Person who is purchasing for personal, family or household purposes, and (r) if the Receivable evidences any amount that the Borrower has no legal right to collect.

"Eligible Vendor" means on any date, a Vendor that (i) is the seller of Domestic In-Transit Inventory and the Borrower is not in breach of any of its material obligations to such Vendor, (ii) is a seller of Foreign In-Transit Inventory to the Borrower and the purchase price for such Inventory is paid or to be paid pursuant to a documentary Letter of Credit issued by Issuing Bank and the Borrower is not in breach of any of its material obligations to such Vendor, or (iii) is a seller of Foreign In-Transit Inventory to the Borrower, such Vendor is not an Affiliate of the Borrower, and the Borrower is not in breach of any of its material obligations to such Vendor.
"Enforcement Action" means any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
"Environmental Laws" means all federal, state and local statutes, laws (including common or case law), regulations or orders applicable to the business or property of a Person relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.
"Equipment Related Collateral" means and includes all of the following personal property of the Borrower that is now or at any time hereafter located at the Chipley Facility: (i) all machinery, vehicles, furniture, fixtures, equipment, parts, tools, supplies, and all other goods constituting "equipment" under the UCC, together with all accessions thereto; (ii) all general intangibles relating in any way to any goods described in clause (i), including any warranties of title and intellectual property that are used in connection with such goods; (iii) all commercial tort claims relating in any way to any goods described in clause (i); (iv) all documents relating to any equipment, including any documents of title (such as bills of lading or warehouse receipts) evidencing the ownership of or right to receive or possess any Inventory; (v) all cash and non-cash proceeds (including insurance proceeds) of any of the foregoing, and (vi) all books and records relating to any of the foregoing, whether or not in written or electronic format or in any other medium.
"Equity Interest" means the interest of any (i) shareholder in a corporation; (ii) partner in a partnership (whether general, limited, limited liability or joint venture); (iii) member in a limited liability company; or (iv) other Person having any other form of equity security or ownership interest.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any entity required to be aggregated with the Borrower under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
"ERISA Event" means any of the following events, which, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in Material Adverse Effect: (i) the failure of any Title IV Plan to meet, or the filing of an application for a waiver of, the minimum funding standard (whether or not waived) under Section 412 of the

Internal Revenue Code or Section 302 of ERISA; (ii) the termination of, or receipt by the Borrower or any of its Subsidiaries of a notice from the PBGC or a plan administrator of an intention to terminate or to appoint a trustee to administer, any Title IV Plan under Section 4041(c) or 4042 of ERISA; (iii) the imposition of a lien, charge or encumbrance on the assets of the Borrower or any of its Subsidiaries in favor of the PBGC or any other entity, with respect to the funding of any Title IV Plan (other than a Permitted Lien); (iv) any person shall engage in any non-exempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any employee benefit plan; (v) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Title IV Plan (other than an event for which the 30-day notice period is waived by the PBGC), or (vi) (A) the incurrence by the Borrower or any of its ERISA Affiliates of any withdrawal liability, or (B) the receipt by Borrower or any of its ERISA Affiliates of any notice of a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA.
"Event of Default" means the occurrence of any of the events specified in Section 8.1.
"Excess Availability" means, as of any date of determination thereof, the excess as of such date of (i) the Borrowing Base minus (ii) the aggregate principal amount of the Loans outstanding.
"Exchange Act" has the meaning specified in the definition of "Change of Control".
"Existing Letters of Credit" means those letters of credit outstanding as of the date of this Agreement previously issued by BofA for the account of the Borrower, all of which letters of credit are listed on Exhibit J hereto.
"Expiration Date" means the date that is the soonest to occur of (i) the last day of the Term; (ii) the date on which either the Borrower or the Administrative Agent terminates the Commitments pursuant to Section 2.8; or (iii) the date on which the Commitments are automatically terminated pursuant to Section 8.2(b).
"Extraordinary Expenses" means all reasonable out-of-pocket costs, expenses or advances that the Administrative Agent may incur during the continuation of an Event of Default, or during the pendency of an Insolvency Proceeding of the Borrower, including those relating to (i) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (ii) any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, any Lender, the Borrower, any representative of creditors of the Borrower or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Administrative Agent's Liens with respect to any Collateral), any Loan Documents or any Obligations; (iii) the exercise, protection or enforcement of any rights or remedies of the Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (iv) settlement or satisfaction of any Taxes, charges or Liens with respect to any Collateral; (v) any Enforcement Action; or (vi) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and any such costs, expenses of advances that the Administrative Agent, to the extent permitted by this Agreement, may incur during the continuation of a Default relating to any audit, inspection, or appraisal of any Collateral. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of the Borrower or independent contractors in liquidating any Collateral, and travel expenses.
"Fee Letter" means the letter agreement as to the payment by the Borrower of certain fees to the Administrative Agent, for its own account.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each date during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) in Atlanta, Georgia by the Federal Reserve Bank of Atlanta, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.
"Financial Statements" means, with respect to the Borrower and its Subsidiaries, or with respect to the annual audited consolidated financial statements of WPI and its consolidated Subsidiaries, as the case may be, the balance sheets, profit and loss statements, and statements of cash flow for the period specified, prepared in accordance with GAAP consistently applied.
"Fiscal Month" means each of the 12 consecutive four- or five- week periods beginning on the first day of the Fiscal Year, in the pattern 5,4,4 within a Fiscal Quarter.
"Fiscal Quarter" means each of the four consecutive periods of 13 weeks, beginning on the first day of the Fiscal Year.
"Fiscal Year" means the Borrower's Fiscal Year for financial accounting purposes beginning on January 1 of each calendar year and ending on December 31 of the same calendar year and when followed or preceded by the designation of a calendar year, means such period ending on December 31 of such designated calendar year.
"Fixed Charge Coverage Ratio" means EBITDA divided by Fixed Charges.
"Fixed Charges" means the sum of cash payments of interest, principal payments made on Indebtedness other than Revolving Credit Loans, payments permitted pursuant to Section 7.2(f), and Capital Expenditures (except those financed with Indebtedness other than Revolving Credit Loans, and cash proceeds received from the sale of Equipment and Real Property).
"Foreign In-Transit Inventory" means Inventory of the Borrower that is in-transit from a Vendor of the Borrower from a location outside the continental United States to the Borrower or a location designated by Borrower that is in the continental United States.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, any state thereof or the District of Columbia.
"Freight and Duty Reserve" means, on any date, a reserve equal to the Administrative Agent's estimate of the costs and expenses associated with the importation of In-Transit Inventory as of such date, including an estimate for all Customs Broker Fees then due or to become due with respect to In-Transit Inventory.
"Full Payment" means, on any date of determination, with respect to any Obligations, (i) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (ii) if such Obligations are LC Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the Administrative Agent in its discretion, in the amount of required Cash Collateral); (iii) if the Borrower has provided an indemnity in any of the Loan Documents with respect to such Obligations, and such Obligations are not due and payable on such date but can reasonably be expected to arise out of a claim that on such date is pending or has been overtly asserted against the Administrative Agent or a Lender (the "Unmatured Indemnification Obligations"), cash collateralization thereof (or delivery of a standby letter of credit acceptable to the Administrative Agent in its discretion) in an amount that is equal to the amount of the Unmatured Indemnification Obligations or, if such claim is unliquidated in amount, the Administrative Agent's good faith estimate of the amount of the Unmatured Indemnification Obligations; and (iv) a release of any Claims of the Borrower against the Administrative Agent, Lenders and Issuing Bank arising on or before the payment date, except for Claims against any Indemnified Party that the Borrower asserts have directly resulted from such Indemnified Party's gross negligence or willful misconduct and that the Borrower discloses in writing to the Administrative Agent and the Indemnified Party on the payment date, in the form attached hereto as Exhibit K. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.
"Governing Documents" means, with respect to any Person, the certificate of incorporation and bylaws or similar organizational documents of such Person.
"Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.
"Hazardous Materials" means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including petroleum or petroleum distillates, asbestos or urea formaldehyde foam insulation or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws.

"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.
"Icahn Enterprises" means Icahn Enterprises L.P., a Delaware limited partnership, formerly known as American Real Estate Partners, L.P.
"Imported Inventory Agreement" means an Imported Inventory Agreement in the form annexed hereto as Exhibit I or in any other form reasonably satisfactory to the Administrative Agent (it being agreed that the failure of such other form not to have a provision relating to a subordination of Liens by the Customs Broker party thereto shall not, in and of itself, be deemed to make such other form not reasonably satisfactory).
"Indebtedness" means, with respect to the Borrower or any other Person, as of the date of determination thereof (without duplication), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, regardless of whether the same is evidenced by any note, debenture, bond or other instrument, (ii) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable under normal trade terms and which arise in the Ordinary Course of Business), (iii) all obligations of such Person to acquire or for the acquisition or use of any fixed asset, including Capitalized Lease Obligations (other than, in any such case, any portion thereof representing interest or deemed interest or payments in respect of taxes, insurance, maintenance or service), or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same are payable, (iv) the then outstanding amount of withdrawal or termination liability incurred by or imposed on the Borrower or its Subsidiaries under ERISA, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, provided that, for the purpose of determining the amount of Indebtedness of the type described in this clause (v), if recourse with respect to such Indebtedness is limited to the assets of such Person, then the amount of Indebtedness shall be limited to the fair market value of such assets, (vi) all Indebtedness of others to the extent guaranteed by such Person and (vii) all obligations of such Person in respect of letters of credit, bankers acceptances or similar instruments issued or accepted by banks or other financial institutions for the account of such Person. For the avoidance of doubt, (A) Indebtedness as defined herein shall include all Indebtedness of a Person owing to an Affiliate of such Person and (B) obligations of a Person under an Operating Lease shall not constitute Indebtedness.
"Indemnified Party" has the meaning specified in Section 10.4(a).
"Indemnitees" means the Agent Indemnitees, the Lender Indemnitees and the Issuing Bank Indemnitees.
"Insolvency Event" means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its Property or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its Property or business, (iv) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, (v) such Person shall take any corporate or similar act in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its Property or business, shall become the subject of an involuntary proceeding or petition for (A) its dissolution or reorganization or (B) the appointment of a receiver, trustee, custodian or liquidator, and (I) such proceeding shall not be dismissed or stayed within 90 days or (II) such receiver, trustee, custodian or liquidator shall be appointed; provided, however, that the Administrative Agent, the Lenders and Issuing Bank shall have no obligation to make any Advance or procure or issue any Letter of Credit during the pendency of any 90-day period described in clauses (A) and (B).
"Insolvency Proceeding" means any action, case or proceeding commenced by or against a Person under any state, federal or foreign law, or any agreement of such Person, for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (ii) the appointment of a receiver (or administrative receiver), trustee, liquidator, administrator, conservator or other custodian for such Person or any of the Collateral having a value of $10,000,000 or more or any material part of its Property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution or winding up of the affairs of such Person.
"Intercompany Loan Collateral" has the meaning specified in the definition of "Accounts Related Collateral".
"Interest Expense" means, for any period, all interest with respect to Indebtedness (including the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.
"Interest Period" means the period commencing on the date of a LIBOR Rate Advance and ending one, two, three or six months thereafter; provided, however, that (i) the Borrower may not select any Interest Period that ends after the Expiration Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; and (iii) if there is no corresponding date of the month that is one, two, three or sixth months, as the case may be, after the first day of an Interest Period, such Interest Period shall end on the last Business Day of such first, second, third or sixth month, as the case may be.
"Internal Revenue Code" means the Internal Revenue Code of 1986, any amendments thereto, any successor statute and any regulations and guidelines promulgated thereunder.
"Internal Revenue Service" or "IRS" means the United States Internal Revenue Service and any successor agency.

"In-Transit Inventory" means Inventory of the Borrower that is either Domestic In-Transit Inventory or Foreign In-Transit Inventory.
"Inventory" means all present and future goods of which the Borrower has title intended for sale, lease or other disposition including all raw materials, work in process, finished goods and other retail inventory, goods in the possession of outside processors or other third parties, consigned goods (to the extent of the consignee's interest therein), materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any such goods, all documents of title or documents representing the same and all records, files and writings with respect thereto.
"Inventory Advance Rate" means, on any date of determination, the lesser of (i) 65% and (ii) a fraction, the numerator of which is equal to 85% of the Net Orderly Liquidation Value of the Borrower's Inventory, and the denominator of which is the Value of the Borrower's Eligible Inventory as of the date of the determination of the Net Orderly Liquidation Value of the Borrower's Eligible Inventory, in each case as determined and reported on the most recent Inventory Appraisal received by the Administrative Agent which is determined by the Administrative Agent to have been conducted in accordance with its instructions related to the procedures for conducting such appraisal. As used herein, "Eligible Inventory" means, at any time in which the Inventory Advance Rate is based on an Inventory Appraisal, the Value of Eligible Inventory as established by the Inventory Appraisal, after consultation with the Administrative Agent.
"Inventory Appraisal" means an appraisal of the Borrower's Inventory which shall specify, both the Value and the Net Orderly Liquidation Value of the various categories of such Inventory and which is performed by (i) the Administrative Agent or (ii) at the Administrative Agent's election or (provided no Event of Default exists) at the request of the Borrower, by an independent appraiser selected from a list provided by the Administrative Agent of approved independent appraisers for appraisals of such type which list has been delivered by the Administrative Agent to the Borrower (the Administrative Agent may amend such list from time to time by notice given to the Borrower, but in no event shall the total number of appraisers appearing on such list be less five); and if the Administrative Agent has performed or caused to be performed more than one such appraisal of the Borrower's Inventory, then the Net Orderly Liquidation Value on any date for Borrower's Inventory (or any category thereof) shall be the value determined from the most recent appraisal of the Borrower's Inventory that is conducted pursuant to this Agreement and the report of which is satisfactory to the Administrative Agent. If the Borrower does not agree with the Net Orderly Liquidation Value of the Inventory as determined by the independent appraiser, then the Borrower (at the Borrower's own expense) may select from the list provided by the Administrative Agent of approved independent appraisers for appraisals of such type another independent appraiser to conduct an appraisal of the Borrower's Inventory and, upon the Administrative Agent's receipt and approval of such second appraisal, the Net Orderly Liquidation Value then shall be the average of the Net Orderly Liquidation Value determined from the two appraisals.
"Inventory Related Collateral" means and includes all of the following property of the Borrower: (i) all goods held for sale or lease, raw materials, work in process and finished goods, and all other goods constituting "inventory" under the UCC, including packaging or shipping materials, labels, samples or supplies and returned or rejected goods (whether or not any of the foregoing constitute Eligible Inventory); (ii) all general intangibles relating in any way to any goods described in clause (i), including any warranties of title and intellectual property (such as trademarks, patents, brand names or trade names, including the registered patents and trademarks and applications therefor listed on Schedule 3) owned by the Borrower that are used in the manufacture, marketing, distribution or sale of any Inventory; (iii) all commercial tort claims relating in any way to any goods described in clause (i); (iv) all documents relating to any Inventory, including any documents of title (such as bills of lading or warehouse receipts) evidencing the ownership of or right to receive or possess any Inventory; (v) all cash and non-cash proceeds (including insurance proceeds) of any of the foregoing, and (vi) all books and records relating to any of the foregoing whether or not in written or electronic format or in any other medium.
"Investment" in any Person means, as of the date of determination thereof, (i) any payment or contribution, or commitment to make a payment or contribution, by a Person including property contributed or committed to be contributed by such Person for or in connection with its acquisition of any Equity Interests of the Person in whom such Investment is made, (ii) any acquisition of any assets of a Person, or (iii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness of such Person in whom the Investment is made. In determining the aggregate amount of Investments outstanding at any particular time, (A) a guaranty (or other surety obligation) shall be valued at the principal outstanding amount of the primary obligation; (B) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (C) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (D) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.
"Issuing Bank" means BofA, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
"Issuing Bank Indemnitees" means Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors and attorneys.
"Joint Venture" means any partnership or other entity in which the Borrower owns at least 50% of the equity interests, and which is not a Subsidiary.
"LC Application" means an application by the Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.
"LC Conditions" means the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Article V is satisfied; (b) after giving effect to such issuance, of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been signed by the Borrower and approved by the Administrative Agent and Issuing Bank, the LC Obligations would not exceed $40,000,000 and no Overadvance would exist, and, if no Revolving Credit Loans are outstanding, the LC Obligations do not, and would not upon the issuance of the requested Letter of Credit, exceed the Borrowing Base; (iii) such Letter of Credit has an expiration date that is no more than 365 days from the date of issuance in the case of standby Letters of Credit and no more than 180 days from the date of issuance in the case of documentary Letters of Credit and, in either event, such expiration date is at least 30 days prior to the last Business Day of the Term unless otherwise agreed by the Administrative Agent in its reasonable discretion; (iv) the currency in which payment is to be made under the Letter of Credit is Dollars; and (v) the form of the proposed Letter of Credit is satisfactory to the Administrative Agent and Issuing Bank in their reasonable discretion, provides for sight drafts only and does not contain any language that automatically increases the amount available to be drawn under the Letter of Credit.
"LC Documents" means all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Borrower or any other Person to Issuing Bank in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
"LC Facility" means the subfacility for Letters of Credit established as part of the Commitments pursuant to Section 2.2.
"LC Obligations" means the sum (without duplication) of (i) all amounts owing by the Borrower for any drawings under Letters of Credit; and (ii) the aggregate undrawn amount of all outstanding Letters of Credit.
"LC Request" means a request for issuance of a Letter of Credit, to be provided by the Borrower to Issuing Bank.
"LC Reserve" means, at any date, the aggregate of all LC Obligations on such date, other than LC Obligations that the Borrower shall Cash Collateralize on or prior to such date.
"Lender" or "Lenders" has the meaning specified in the introductory paragraph.
"Lender Indemnitees" means Lenders and all of their respective present and future officers, directors, employees, agents and attorneys.
"Letter of Credit" means each Existing Letter of Credit and any standby or documentary letter of credit issued by Issuing Bank for the account of the Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Issuing Bank for the benefit of the Borrower.
"Liabilities" of a Person as of the date of determination thereof means the liabilities of such Person on such date as determined in accordance with GAAP. Liabilities to Affiliates of such Person shall be treated in accordance with GAAP or as otherwise provided herein.
"LIBOR Rate Advance" means an Advance that bears interest based on Adjusted LIBOR.
"Licensor Agreement" means that certain Licensor Agreement dated June 16, 2006, among the Borrower, WP IP LLC and the Administrative Agent pursuant to which WP IP LLC grants an irrevocable license to the Administrative Agent to use the trademarks and patents owned by WP IP LLC on the terms set forth therein, as amended by a certain letter agreement among the parties thereto dated on or about the Closing Date, and as at any time further amended, restated supplemented or otherwise modified.

"Lien" any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include, with respect to any Real Property, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting such real estate. For the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
"Loan Account" has the meaning specified in Section 2.6.
"Loan Documents" means this Agreement, the Security Documents, and all documents and instruments executed and delivered by the Borrower under or in connection with this Agreement, as each of the same may be amended, restated, supplemented or otherwise modified from time to time, including the Notes and the Security Documents.
"Loans" means the Revolving Credit Loans and the Swingline Loans.
"Material Adverse Effect" means (i) the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to have a material adverse effect on the business, operations, results of operations, Properties, liabilities or condition (financial or otherwise) of the Borrower, on the enforceability of any Loan Documents, the validity or priority of the Administrative Agent's Liens on any material portion of the Collateral, or (ii) the impairment of (A) the Borrower's ability to perform its obligations under the Loan Documents to which it is a party, including repayment of any of the Obligations when due, or (B) the ability of the Administrative Agent or the Lenders to enforce or collect any Obligations or realize upon any material portion of the Collateral; provided, however, that (A) a material adverse change in (I) the global, United States or regional economy generally, (II) home fashion textile manufacturing, distribution or marketing conditions generally or (III) global or United States securities markets, (B) a change in Applicable Law, or (C) a change caused by any announcement of the transactions contemplated by this Agreement shall not, in and of itself, be deemed to have a Material Adverse Effect.
"Material Contract" means an agreement to which the Borrower is a party (other than the Loan Documents) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
"Material Indebtedness" means Indebtedness (other than the Loans) of the Borrower in an aggregate principal amount exceeding $10,000,000. For purposes of this definition, the "principal amount" of the obligations of the Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.
"Maximum Amount of the Facility" means $50,000,000, as such amount may be reduced from time to time in accordance with Sections 2.1(c) and 8.2.
"Merrill Lynch" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation.

"Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate has contributed within the past six years.
"Net Orderly Liquidation Value," with respect to any Inventory of the Borrower on any date, means the orderly liquidation value of such Inventory expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all reasonable liquidation expenses, as determined from the most recent Inventory Appraisal obtained by the Administrative Agent on or before the date of determination of such Net Orderly Liquidation Value.
"Non-Consenting Lender" has the meaning specified in Section 9.17.
"Notes" means the Revolving Credit Notes.
"Notice of Borrowing" has the meaning specified in Section 2.3(a).
"Notice of Continuation/Conversion" has the meaning specified in Section 2.3(b).
"Obligations" means and includes all loans (including the Loans), advances (including the Advances), debts, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent or the Lenders of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents, or any other agreement executed in connection herewith or therewith, or Secured Bank Product Obligations, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, and however acquired. The term includes all Loans made in excess of the limitations specified in Section 2.5(a) and all interest (including interest accruing on or after an Insolvency Event, whether or not such interest constitutes an allowed claim), charges, expenses, commitment, facility, closing and collateral management fees, attorneys' fees, and any other sum properly chargeable to the Borrower under this Agreement, the Notes, the other Loan Documents or any other agreement executed in connection herewith or therewith, including Extraordinary Expenses.
"Operating Lease" means a lease treated as an operating lease in accordance with GAAP.
"Ordinary Course of Business" means, with respect to any transaction involving any Person, the ordinary course of such Person's business, as conducted by such Person in accordance with past practices, and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document. Notwithstanding the foregoing, the Borrower's past practices prior to any date of determination shall not be relevant to a determination of the Ordinary Course of Business of the Borrower, and any change made in the conduct or operation of the Borrower's business arising from matters approved by the Borrower's Board of Directors shall be deemed to be in the Ordinary Course of Business of the Borrower.
"Overadvance" has the meaning specified in Section 2.1(d).

"Overadvance Loan" means a Revolving Credit Loan made or outstanding when an Overadvance exists or the amount of any Revolving Credit Loan which, when funded, results in an Overadvance.
"Participant" has the meaning specified in Section 11.2(a).
"Patent Security Agreement" means each patent security agreement pursuant to which the Borrower grants to the Administrative Agent and not previously withdrawn by the Borrower, for the benefit of Secured Parties, a Lien on the Borrower's interests in its patents, as security for the Obligations.
"PATRIOT Act" has the meaning specified in Section 6.1(s).
"Payment Item" means each check, draft, or other item of payment payable to the Borrower, including those evidencing or constituting proceeds of any of the Collateral.
"PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.
"Pending Revolving Credit Loans" means, at any date, the aggregate principal amount of all Revolving Credit Loans which have been requested in any Notice of Borrowing received by the Administrative Agent but which have not theretofore been advanced by the Administrative Agent or the Lenders.
"Permitted Discretion" means the commercially reasonable exercise of the Administrative Agent's good faith credit judgment in accordance with customary business practices for comparable asset-based lending transactions in the Borrower's industry in consideration of any factor which is reasonably likely to (i) materially and adversely affect the value of any Accounts Related Collateral or Inventory Related Collateral, the enforceability or priority of the Liens thereon or the amount that the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, or (ii) establish that any Collateral report or Collateral-related information delivered to the Administrative Agent or the Lenders by any Person on behalf of the Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such commercially reasonable credit judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following: (i) changes after the Closing Date in any material respect in collection history and dilution or collectability with respect to the Receivables; (ii) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (iii) changes after the Closing Date in any material respect in any concentration of risk with respect to the respective the Borrower's Receivables or Inventory; and (iv) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrower on the security of the Borrower's Receivables or Inventory.
"Permitted Liens" means: (i) Liens for Taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due and payable, (ii) Liens the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen and other like Persons arising by operation of law or in the

Ordinary Course of Business, but only if and for so long as (x) payment in respect of any such Lien is not at the time required or the Indebtedness secured by any such Liens is being Properly Contested and (y) such Liens do not materially detract from the value of the property of the Borrower and do not materially impair the use thereof in the operation of the Borrower's business, (iii) deposits or pledges (other than Liens on Collateral) to secure the payment of worker's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the Ordinary Course of Business, (iv) zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of the Borrower or the value of such Real Property, (v) inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of employee benefit plans from time to time in effect, (vi) rights of general application reserved to or vested in any Governmental Authority to control or regulate any Property, or to use any Property in a manner which does not materially impair the use of such Property for the purposes for which it is held by the Borrower, (vii) Liens securing purchase money Indebtedness and Capitalized Lease Obligations permitted by the provisions of Section 7.2(d) hereof (provided such Liens only relate to the assets acquired with the proceeds of such Indebtedness and Capitalized Lease Obligations, and the proceeds thereof), (viii) existing Liens set forth on Schedule 6.1(t) hereto, and (ix) state Tax liens securing liabilities aggregating less than $1,000,000 at any one time outstanding, and (ix) Liens at any time granted in favor of the Administrative Agent.
"Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each. For the avoidance of doubt, a Subsidiary or other Affiliate of the Borrower shall constitute a separate Person.
"Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, maintained or contributed to by the Borrower (other than a Multiemployer Plan) or with respect to which any of them may incur liability even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof.
"Pledged Deposit Accounts" means the deposit accounts specified in Schedule 2 and any other deposit account of the Borrower in which any proceeds of any Collateral are on deposit from time to time.
"Properly Contested" means in the case of any Indebtedness of the Borrower (including any Taxes) that is not paid as and when due or payable by reason of the Borrower's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) the Borrower has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect; (iv) no Lien is imposed upon any of the Collateral with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Administrative Agent (except only with respect to Taxes that have priority as a matter of Applicable Law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Indebtedness results from, or is determined by the entry, rendition or issuance against the Borrower or any of the Collateral of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to the Borrower, the Borrower forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.
"Property" means any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible.
"Proposed Tax Law Change" means (i) any proposal of any legislation, regulation, rule or treaty, which when passed, enacted or ratified, would constitute a Tax Law Change by any Governmental Authority which sets forth an effective date for such Tax Law Change, or (ii) with respect to any treaty in effect on the Closing Date, the failure of such treaty to be renewed or extended or replaced by any other treaty by the date that is 60 days prior to any scheduled expiration or earlier termination of such treaty.
"Proprietary Rights" means all of a Person's now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.
"Pro Rata" means, with respect to any Lender, a fraction (expressed as a percentage) (i) at any time before the Expiration Date, the numerator of which is the Commitment of such Lender and the denominator of which is the aggregate amount of the Commitments of all the Lenders, and (ii) at any time on and after the Expiration Date, the numerator of which is the aggregate unpaid principal amount of the Loans made by such Lender and the denominator of which is the aggregate unpaid principal amount of all Loans, at such time.
"Protective Advances" has the meaning specified in Section 2.1(e).
"Qualification" means, with respect to any report of independent public accountants covering Financial Statements, a material qualification to such report (i) resulting from a limitation on the scope of examination of such Financial Statements or the underlying data, (ii) as to the capability of the Borrower to continue operations as a going concern or (iii) which could be eliminated by changes in Financial Statements or notes thereto covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would result in a Default or an Event of Default.
"Real Property" means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

"Receivables" means all present and future accounts, leases, instruments and chattel paper and all claims against third parties, drafts, acceptances, letters of credit, rights to receive payments under letters of credit, letter-of-credit rights, book accounts, credits, reserves, computer tapes, programs, discs, software, books, ledgers, files and records relating to such accounts, leases, instruments and chattel paper, together with all supporting obligations and all right, title, security and guaranties with respect to any of the foregoing, including any right of stoppage in transit.
"Refinancing Debt" means Indebtedness that is permitted by Section 7.2(d) and that is the subject of an extension, renewal or refinancing.
"Reimbursement Date" has the meaning specified in Section 2.2(b)(i).
"Related Parties" has the meaning specified in the definition of "Change of Control".
"Report" has the meaning specified in Section 9.1(e).
"Reportable Event" means any of the events described in Section 4043 of ERISA and the regulations thereunder, other than a reportable event for which the 30-day notice requirement to the PBGC has been waived.
"Required Lenders" means the Lenders holding more than 50% of the aggregate amount of Loans and Commitments.
"Requirement of Law" means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on the Borrower or any of its property.
"Reserve Percentage" means the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").
"Responsible Officer" means the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer (if any), the Controller, or the Treasurer of the Borrower, as each such term is defined or otherwise used in the bylaws of the Borrower or in any resolution of the Borrower's board of directors, or any other individual designated in writing by the Chief Executive Officer or the Chief Financial Officer of the Borrower as a "Responsible Officer" for purposes hereof.
"Revolving Credit Loans" means a loan made pursuant to Section 2.1, and any Swingline Loan or Overadvance Loan.
"Revolving Credit Note" has the meaning specified in Section 2.1(b).

"Royalties" means royalties that are payable by the Borrower in respect of Proprietary Rights licensed to it in connection with the manufacture, sale or distribution by the Borrower of any Inventory.
"Royalty Reserve" means, on any date, an amount equal to the sum of: (i) all Royalties that are more than 60 days past due and payable by the Borrower on such date, and (ii) all Royalties that would be payable upon the sale or other disposition of Eligible Inventory, assuming (for purposes of calculating the amount of such reserve) that such Eligible Inventory would be sold at its Value.
"Secured Bank Product Obligations" means Bank Product Obligations (including indebtedness arising under Hedging Agreements) in respect of any Bank Product that either (i) the Borrower agrees in writing with the Administrative Agent and provider of such Bank Product at the time such Bank Product is extended to the Borrower are Obligations under this Agreement that are to be secured by the Collateral, or (B) constitute Cash Management Transactions with BofA or any Affiliate of BofA.
"Secured Parties" means the Administrative Agent, Issuing Bank, Lenders (including BofA as provider of the Swingline Loans) and any Lender (and any Affiliate of any Lender) as the provider of any Bank Products.
"Security Documents" means any Patent Security Agreement, any Trademark Security Agreement, each Deposit Account Control Agreement, and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.
"Settlement" has the meaning specified in Section 2.3(h)(i).
"Settlement Date" has the meaning specified in Section 2.3(h)(i).
"Solvent" means, when used with respect to any Person, that as of the date as to which such Person's solvency is to be measured:
(i)    the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured;
(ii)    it has sufficient capital to conduct its business; and
(iii)    it is able to meet its debts as they mature.
"Subsidiary" means a corporation or other entity in which the Borrower directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body, or to appoint the majority of the managers of, such corporation or other entity.
"Suppressed Availability" means, on any date of determination, an amount equal to (i) the sum of (a) 85% of the Value of Eligible Receivables on such date plus (b) the Inventory

Advance Rate multiplied by the Value of Eligible Inventory on such date, minus (ii) the Maximum Amount of the Facility on such date.
"Swingline Lender" means BofA.
"Swingline Loans" has the meaning specified in Section 2.2(g).
"Tax Law Change" means any amendment or change to any legislation, rule, regulation, court interpretation or decision, or treaty or any other Applicable Law (including any expiration or termination of any bilateral or multilateral treaty) which regulates, imposes or exempts any Lender from Taxes applicable to such Lender.
"Taxes" means any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.
"Term" has the meaning specified in Section 2.8(a).
"Test Period" means the most recent 12 Fiscal Months for which financial statements have been provided in accordance with Section 7.1(k)(iii).
"Trademark Security Agreement" means each trademark security agreement pursuant to which the Borrower grants to the Administrative Agent, for the benefit of Secured Parties, a Lien on the Borrower's interests in trademarks, as security for the Obligations.
"Transferee" has the meaning specified in Section 11.3.
"Type" means a Base Rate Advance or a LIBOR Rate Advance.
"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.
"Unused Line Fee" has the meaning specified in Section 4.4.
"Value" means (i) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis in accordance with GAAP; and (ii) for a Receivable, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other Taxes) that have been or could be claimed by the Account Debtor or any other Person.
"Vendor" means a Person that sells Inventory to the Borrower.
"Voting Stock" has the meaning specified in the definition of "Change of Control".

"WP IP LLC" means the Borrower's wholly owned subsidiary, WP IP LLC, a Nevada limited liability company.
"WPI" means WestPoint International, Inc., a Delaware corporation.
SECTION 1.2        Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Administrative Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP.

SECTION 1.3        Other Terms; Headings. Unless otherwise defined herein, terms used herein that are defined in the UCC, shall have the meanings given in the UCC. A Default or an Event of Default be deemed to "continue" or be "continuing" or shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by the Administrative Agent (acting with the consent or at the direction of the Lenders or the Required Lenders, as applicable) pursuant to this Agreement or is cured. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (v) all references to statutes shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules and regulations. All calculations of Value shall be in Dollars, all Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars. Whenever the phrase "to the best of the Borrower's knowledge" or words of similar import relating to the knowledge or the awareness of the Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to the actual knowledge of the Chief Executive Officer or Chief Financial Officer of the Borrower.

ARTICLE II
THE CREDIT FACILITIES

SECTION 2.1        The Revolving Credit Loans.

(a)Each Lender agrees, severally to the extent of its Commitment and not jointly with the other Lenders, upon the terms and subject to the conditions set forth herein, to make Revolving Credit Loans to the Borrower on any Business Day during the period from the Closing Date through the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time such Lender's Commitment at such time, which Revolving Credit Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lenders shall have no obligation to the Borrower whatsoever to honor any request for a Revolving Credit Loan on or after the Expiration Date or if at the time of the proposed funding thereof the aggregate principal amount of all of the Revolving Credit Loans then outstanding (including Swingline Loans) and Pending Revolving Credit Loans exceeds, or would exceed after the funding of such Revolving Credit Loan, the Borrowing Base. Each Borrowing of Revolving Credit Loans shall be funded by Lenders on a Pro Rata basis in accordance with their respective Commitments (except for BofA with respect to Swingline Loans). The Revolving Credit Loans shall bear interest as set forth in Sections 4.1 and 4.2. Each Revolving Credit Loan shall, at the option of the Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Advances or LIBOR Rate Advances.

(b)The Revolving Credit Loans made by each Lender shall (at the request of the respective Lender made on not less than five Business Days' notice to the Administrative Agent and the Borrower) be evidenced by a promissory note payable to the order of such Lender, substantially in the form of Exhibit A (as amended, restated, supplemented or otherwise modified from time to time, a "Revolving Credit Note"), executed by the Borrower and delivered to the Administrative Agent. The Revolving Credit Note payable to the order of a Lender shall be in a stated maximum principal amount equal to such Lender's Pro Rata share of the Maximum Amount of the Facility. In the absence of a Revolving Credit Note payable to the order of a Lender, the Revolving Credit Loans made by such Lender shall be evidenced by this Agreement.

(c)The Borrower may permanently reduce the Commitments, on a Pro Rata basis for each Lender, with a corresponding reduction in the Maximum Amount of the Facility, upon at least five days prior written notice to the Administrative Agent. The Administrative Agent shall promptly transmit such notice to each Lender. Any such notice of reduction shall specify the amount of the reduction, shall be irrevocable once given and shall be effective, subject to the Administrative Agent's actual receipt thereof, as of the first day of the next month. Each reduction shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof. If on the effective date of any such reduction in the Commitments and after giving effect thereto an Overadvance exists, then the provisions of Section 2.1(d) shall apply, except that such repayment shall be due immediately upon such effective date without further notice to or demand upon Borrower. If the Commitments are reduced to zero, then such reduction shall be deemed a termination of the Commitments by Borrower pursuant to Section 2.8(c). The Commitments, once reduced, may not be reinstated without the written consent of all Lenders.

(d)If the aggregate Revolving Credit Loans outstanding exceed the Borrowing Base (such that Excess Availability would be less than $0) ("Overadvance") at any time, the excess amount shall be payable by the Borrower on demand by the Administrative Agent, but all such Revolving Credit Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, the Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrower to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the

Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by the Administrative Agent to exceed the lesser of $5,000,000 or 5% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $2,500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolving Credit Loans and LC Obligations to exceed the Maximum Amount of the Facility. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby. In no event shall the Borrower be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

(e)The Administrative Agent shall be authorized, in its discretion, at any time that a Default or Event of Default exists or any conditions in Article V are not satisfied, and without regard to the Maximum Amount of the Facility, to make Base Rate Advances ("Protective Advances") (i) up to an aggregate amount equal to the lesser of (A) 5% of the Borrowing Base and (B) $5,000,000 outstanding at any time, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations; or (ii) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke the Administrative Agent's authorization to make further Protective Advances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent's determination that funding of a Protective Advance is appropriate shall be conclusive.

SECTION 2.2        LC Facility.

(a)Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Expiration Date on the terms set forth herein, including the following:

(i)The Borrower acknowledges that Issuing Bank's willingness to issue any Letter of Credit is conditioned upon Issuing Bank's receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (A) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (B) each LC Condition is satisfied. If Issuing Bank receives written notice from a Lender at least one Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement or until the Borrower has provided evidence satisfactory to the Administrative Agent and Issuing

Bank that all of the LC Conditions have been satisfied. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(ii)Letters of Credit may be requested by the Borrower only (A) to support obligations of the Borrower incurred in the Ordinary Course of Business; or (B) for other purposes as the Administrative Agent and Required Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(iii)The Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of the Administrative Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and the Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, the Administrative Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the Borrower are discharged with proceeds of any Letter of Credit.

(iv)In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected with reasonable care.
(b)Reimbursement; Participations.

(i)If Issuing Bank honors any request for payment under a Letter of Credit, the Borrower shall pay to Issuing Bank, on the same day ("Reimbursement Date"), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Advances from the Reimbursement Date until payment by the Borrower. The obligation of the Borrower to reimburse Issuing Bank for any payment made under a Letter of Credit shall (in the absence of an improper payment of the Letter of Credit which constitutes gross negligence or willful misconduct on the part of Issuing Bank) be absolute, unconditional and irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that the Borrower may have at any time against the beneficiary. Whether or not the Administrative Agent submits a Notice of Borrowing, the Borrower shall be deemed to have requested a Borrowing of a Loan as a Base Rate Advance in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Article V are satisfied (provided, however, that if such Loan is not made, the Borrower shall pay such LC Obligations on the first Business Day after the Borrower's receipt of notice of the amount thereof). Nothing herein shall be deemed to release Issuing Bank from any liability or obligation that it may have in respect to any Letter of Credit to the extent arising out of and directly resulting from its own gross negligence or willful misconduct.

(ii)Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and the Borrower does not reimburse such payment on the Reimbursement Date, the Administrative Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to the Administrative Agent, for the benefit of Issuing Bank, the Lender's Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(iii)The obligation of each Lender to make payments to the Administrative Agent for the account of Issuing Bank in connection with Issuing Bank's payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that the Borrower may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or the Borrower. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of the Borrower.

(iv)No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

(c)Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (i) that an Event of Default exists, (ii) that Excess Availability is less than zero, (iii) after the Commitment Termination Date, or (iv) within 20 Business Days prior to the Expiration Date, then the Borrower shall, at Issuing Bank's or the Administrative Agent's request, pay to Issuing Bank the amount of all outstanding LC Obligations and Cash Collateralize all outstanding Letters of Credit. If the Borrower fails to Cash Collateralize outstanding Letters of Credit as required herein, Lenders may (and shall upon direction of the Administrative Agent) advance, as Revolving Credit Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Article V are satisfied).

(d)Existing Letters of Credit. Each Existing Letter of Credit outstanding on the Closing Date shall constitute a "Letter of Credit" for all purposes of this Agreement, issued, for purposes of this Section 2.2, on the Closing Date.

SECTION 2.3        Procedure for Borrowing; Notices of Borrowing; Notices of Continuation; Notices of Conversion; Settlement.

(a)Each borrowing of Revolving Credit Loans (each, a "Borrowing") shall be made on notice, given not later than 12:00 Noon (New York time) on the second Business Day prior to the date of the proposed Borrowing in the case of a LIBOR Rate Advance, and not later than 12:00 Noon (New York time) on the date of the proposed Borrowing in the case of a Base Rate Advance, by the Borrower to the Administrative Agent. Each such notice of a Borrowing shall be by telecopier or e-mail, substantially in the form of Exhibit E (a "Notice of Borrowing"), specifying therein the requested (i) date of such Borrowing, (ii) Type of Advance comprising such Borrowing, (iii) aggregate principal amount of such Borrowing, and (iv) Interest Period, in the case of a LIBOR Rate Advance.

(b)With respect to any Borrowing consisting of a LIBOR Rate Advance, the Borrower may, subject to the provisions of Section 2.3(d) and so long as all the conditions set forth in Article V have been fulfilled, elect to maintain such Borrowing or any portion thereof as a LIBOR Rate Advance by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the Interest Period then ending. Each selection of a new Interest Period (a "Continuation") shall be made by notice given not later than 12:00 Noon (New York time) on the second Business Day prior to the date of any such Continuation by the Borrower to the Administrative Agent. Each such notice of a Continuation shall be by telecopier or e-mail, substantially in the form of Exhibit F (a "Notice of Continuation/Conversion") and the requested (i) date of such Continuation, (ii) Interest Period and (iii) aggregate amount of the Advance subject to such Continuation, which shall comply with all limitations on Loans hereunder. Upon the Administrative Agent's receipt of a Notice of Continuation/Conversion, the Administrative Agent shall promptly notify each Lender thereof.

Unless, on or before 12:00 Noon (New York time) of the second Business Day prior to the expiration of an Interest Period, the Administrative Agent shall have received a Notice of Continuation/Conversion from the Borrower for the entire Borrowing consisting of the LIBOR Rate Advance outstanding during such Interest Period, any amount of such Advance comprising such Borrowing remaining outstanding at the end of such Interest Period (or any unpaid portion of such Advance not covered by a timely Notice of Continuation/Conversion) shall, upon the expiration of such Interest Period, be Converted to a Base Rate Advance.

(c)The Borrower may on any Business Day by a Notice of Continuation/Conversion given by the Borrower to the Administrative Agent, and subject to the provisions of Section 2.3(d), Convert the entire amount of or a portion of an Advance of one Type into an Advance of another Type; provided, however, that any Conversion of a LIBOR Rate Advance into a Base Rate Advance shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Advance. Each such Notice of Continuation/Conversion shall be given not later than 12:00 Noon (New York time) on the Business Day prior to the date of any proposed Conversion into a Base Rate Advance and on the third Business Day prior to the date of any proposed Conversion into a LIBOR Rate Advance. Subject to the restrictions specified above, each Notice of Continuation/Conversion shall be substantially in the form of Exhibit F, specifying (i) the requested date of such Conversion, (ii) the Type of Advance to be Converted, (iii) the requested Interest Period, in the case of a Conversion into a LIBOR Rate Advance, and (iv) the amount of such Advance to be Converted and whether such amount comprises part (or all) of the Revolving Credit Loans. Upon the Administrative Agent's receipt of a Notice of Continuation/Conversion, the Administrative Agent shall promptly notify each Lender thereof. Each Conversion shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

(d)Anything in subsection (b) or (c) above to the contrary notwithstanding,

(i)if, at least one Business Day before the date of any requested LIBOR Rate Advance, the introduction of or any change in or in the interpretation of any law or regulation (in each case made after the date hereof) makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender to perform its obligations hereunder to make a LIBOR Rate Advance or to fund or maintain a LIBOR Rate Advance hereunder (including in the case of a Continuation or a Conversion), such Lender shall promptly deliver written notice of such circumstance to the Administrative Agent, and the Administrative Agent shall promptly deliver such notice to the Borrower, and the right of the Borrower to select a LIBOR Rate Advance for such Borrowing or any subsequent Borrowing (including a Continuation or a Conversion) shall be suspended until the circumstances causing such suspension no longer exist, and any Advance comprising such requested Borrowing shall be a Base Rate Advance;

(ii)if, at least one Business Day before the first day of any Interest Period, the Administrative Agent is unable to determine the LIBOR Rate for LIBOR Rate Advances comprising any requested Borrowing, Continuation or Conversion, the Administrative Agent shall promptly give written notice of such circumstance to the Borrower, and the right of the Borrower to select or maintain LIBOR Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing shall be a Base Rate Advance;

(iii)if any Lender shall, at least one Business Day before the date of any requested Borrowing or Continuation of, or Conversion into, a LIBOR Rate Advance, notify the Administrative Agent, which notice the Administrative Agent shall promptly deliver to the Borrower, that the LIBOR Rate for Advances comprising such Borrowing, Continuation or Conversion will not adequately reflect the cost to such Lender of making or funding Advances for such Borrowing, the right of the Borrower to select LIBOR Rate Advances shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing shall be a Base Rate Advance;

(iv)there shall not be outstanding at any time more than 8 Borrowings which consist of LIBOR Rate Advances;

(v)each Borrowing which consists of LIBOR Rate Advances shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof; and

(vi)if a Default or Event of Default has occurred and is continuing, no LIBOR Rate Advances may be borrowed or continued as such and no Base Rate Advance may be Converted into a LIBOR Rate Advance.

(e)Each Notice of Borrowing and Notice of Continuation/Conversion shall be irrevocable and binding on the Borrower.

(f)(i) If the Administrative Agent shall elect to have the terms of this Section 2.3(f) apply to a requested Borrowing, then, promptly after its receipt of a Notice of Borrowing under Section 2.3(a), the Administrative Agent shall notify the Lenders in writing (by telecopier or otherwise as permitted hereunder) of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata share of the requested Borrowing available to the Administrative Agent in same day funds, for the account of the Borrower, prior to 2:00 P.M. (New York time), on the Borrowing Date requested by the Borrower. The proceeds of such Borrowing will then be made available to the Borrower by the Administrative Agent wire transferring to the Borrower's Account the aggregate of the amounts made available to the Administrative Agent by the Lenders, and in like funds as received by the Administrative Agent by 2:00 P.M. (New York time), on the requested Borrowing Date.
(ii)    Unless the Administrative Agent receives contrary written notice prior to the date of any proposed Borrowing, the Administrative Agent is entitled to assume that each Lender will make available its Pro Rata share of such Borrowing and, in reliance upon that assumption, but without any obligation to do so, may advance such Pro Rata share on behalf of such Lender. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, but the Administrative Agent has made such amount available to the Borrower, such Lender and the Borrower jointly and severally agree to pay and repay the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is transferred by the Administrative Agent to the Borrower's Account until the date such amount is paid or repaid to the Administrative Agent, at (A) in the case of the Borrower, the interest rate applicable at such time to such Loan and (B) in the case of each Lender, for the period from the date such amount was wire transferred to the Borrower's Account to (and including) three days after demand therefor by the Administrative Agent to such Lender, at the Federal Funds Rate and, following such third day, at the interest rate applicable at such time to such Loan together with all costs and expenses incurred by the Administrative Agent in connection therewith. If a Lender shall pay to the Administrative Agent any or all of such amount, such amount so paid shall constitute a Revolving Credit Loan by such Lender to the Borrower for purposes of this Agreement.
(g)If the Administrative Agent shall elect, in its sole and absolute discretion, to have the terms of this Section 2.3(g) apply to a requested Borrowing of Revolving Credit Loans, the Administrative Agent shall make a Loan in the amount of such requested Borrowing (any such Loan made solely by the Administrative Agent under this Section 2.3(g) being referred to as an "Swingline Loan") available to the Borrower in same day funds by wire transferring such amount to the Borrower's Account by 2:00 P.M. (New York time) on the requested Borrowing Date. Each Swingline Loan shall be subject to all the terms and conditions applicable hereunder to the Revolving Credit Loans except that all payments thereon shall be payable to the Administrative Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Swingline Loan, including any Lender purchasing such participation interest pursuant to the provisions of this paragraph). In no event shall the aggregate principal amount of Swingline Loans outstanding at any one time exceed $10,000,000. The Administrative Agent shall not make any Swingline Loan if (i) any one or more of the conditions precedent specified in Section 5.2 will not be satisfied on the requested Borrowing Date for the applicable Borrowing. The Swingline Loans shall be secured by the Collateral, shall constitute Loans and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans comprised of Base Rate Advances, including any increase in such rate that is applicable under Section 4.2. The Administrative Agent shall notify each Lender in writing of each Swingline Loan as soon as reasonably practicable. Upon written demand by the Swingline Lender, each other Lender shall purchase from the Swingline Lender a participation interest in any outstanding Swingline Loan in an amount equal to such other Lender's Pro Rate Share as of the date of such purchase. Each Lender agrees to purchase its Pro Rata share of each Swingline Loan within one Business Day after such demand therefor is made by the Swingline Lender, and on such date of purchase an amount equal to such Lender's Pro Rata Share of the outstanding principal amount of the Swingline Loan to be purchased by such Lender shall be advanced to the Administrative Agent and upon receipt of such funds the Administrative Agent shall transfer such funds to the Swingline Lender. Upon any sale by the Swingline Lender to any other Lender of a participating interest in any Swingline Loan pursuant to this paragraph, the Swingline Lender represents and warrants to such other Lender that the Swingline Lender is the legal and beneficial owner of the interest being sold by it, free and clear of any liens, but makes no other representation or warranty. Except for such representation and warranty, the Swingline Lender shall have no responsibility or liability to any other Lender with respect to the Swingline Loans or the participation therein so sold, and no Lender shall have any recourse against the Swingline Lender with respect to such Swingline Loans or participation therein, except that the Swingline Lender shall pay to each Lender that purchases a participation interest in Swingline Loans pursuant to this paragraph such Lender's Pro Rata share of the payments, if any, actually received by the

Swingline Lender on account of such Swingline Loans. If and to the extent that any Lender does not so advance the purchase price for such participation interest as required by this paragraph, such Lender agrees to pay to the Administrative Agent, for the account of Swingline Lender, on demand, an amount computed in the same manner as the amount due to the Administrative Agent from a Lender which has made available funds for loans after the Borrowing Date thereof pursuant to the next to last sentence of Section 2.3(f) (ii).

(h)Each Lender's funded portion of any Loan is intended to be equal at all times to such Lender's Pro Rata share of all outstanding Loans. Notwithstanding such agreement, the Administrative Agent and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that, to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Loans and the Swingline Loans shall take place on a periodic basis in accordance with the following provisions:

(i)The Administrative Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, with respect to (A) each outstanding Swingline Loan and (B) all payments made by the Borrower on account of the Loans, in each case by notifying the Lenders of such requested Settlement by telephone, confirmed immediately in writing (by telecopier or otherwise as permitted hereunder), prior to 12:00 Noon (New York time) on the date of such requested Settlement (any such date being a "Settlement Date").

(ii)Each Lender shall make the amount of such Lender's Pro Rata share of the outstanding principal amount of the Swingline Loan with respect to which Settlement is requested available to the Administrative Agent in same day funds, for itself or for the account of BofA, prior to 2:00 P.M. (New York time), on the Settlement Date applicable thereto, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Swingline Loan and, together with the portion of such Swingline Loan representing BofA's Pro Rata share thereof, shall constitute Revolving Credit Loans of such Lenders. If any such amount is not made available to the Administrative Agent by any Lender on the Settlement Date applicable thereto, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after such Settlement Date and thereafter at the interest rate then applicable to Base Rate Advances.

(iii)Notwithstanding the foregoing, not more than one Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender (other than BofA) shall irrevocably and unconditionally purchase and receive from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Swingline Loan to the extent of such Lender's Pro Rata share thereof, by paying to the Administrative Agent, in same day funds, an amount equal to such Lender's Pro Rata share of such Swingline Loan, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. If such amount is not made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after such demand and thereafter at the interest rate then applicable to the Revolving Credit Loans for Base Rate Advances, including any increase in such rate that is applicable under Section 4.2.

(iv)From and after the date, if any, on which any Lender purchases an undivided interest and participation in a Swingline Loan under clause (iii) above, the Administrative Agent shall promptly distribute to such Lender such Lender's Pro Rata share of all payments of principal and interest received by the Administrative Agent in respect of such Swingline Loan.

SECTION 2.4        Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used by the Borrower for (i) working capital, capital expenditures, and other lawful corporate purposes, (ii) to issue standby or commercial letters of credit, and (iii) to pay certain transaction fees, costs and expenses in connection with the transactions contemplated hereby.

SECTION 2.5        Maximum Amount of the Facility; Mandatory Prepayments; Optional Prepayments.
(a)    In no event shall the sum of the aggregate outstanding principal balances of the Revolving Credit Loans exceed the Borrowing Base.

(b)    The outstanding principal amounts with respect to the Revolving Credit Loans shall be repaid as follows:

(i)    Any portion of the Revolving Credit Loans consisting of the principal amount of Base Rate Advances shall be paid by the Borrower to the Administrative Agent, for the Pro Rata benefit of Lenders (or, in the case of Swingline Loans, for the sole benefit of BofA) unless timely converted to a LIBOR Rate Advance in accordance with this Agreement, immediately upon (a) each receipt by the Administrative Agent, any Lender or Borrower of any proceeds of any of the Receivables or Inventory, to the extent of such proceeds, (b) the Expiration Date, and (c) in the case of Swingline Loans, the earlier of BofA's demand for payment or on each Settlement Date with respect to all Swingline Loans outstanding on such date.

(ii)    Any portion of the Revolving Credit Loans consisting of the principal amount of LIBOR Rate Advances shall be paid by the Borrower to the Administrative Agent, for the Pro Rata benefit of Lenders, unless continued as a LIBOR Rate Advance in accordance with the terms of this Agreement, immediately upon (a) the last day of the Interest Period applicable thereto and (b) the Expiration Date. The Borrower may from time to time make a voluntary prepayment with respect to any Revolving Credit Loan outstanding as a LIBOR Rate Advance prior to the last day of the Interest Period applicable thereto if (x) agreed in writing by the Administrative Agent, (y) the Borrower is otherwise expressly authorized or required by any other provision of this Agreement to pay any LIBOR Rate Advance outstanding on the date other than the last day of the Interest Period applicable thereto, or (z) the Borrower pays to the Administrative Agent, for the Pro Rata benefit of Lenders, any amounts due the Administrative Agent and the Lenders under Section 2.5(b)(iii) as a consequence of such prepayment, with such payment to be made by the Borrower within three Business Days after the Administrative Agent furnishes to the Borrower evidence of such amounts in reasonable detail.

The Borrower shall be required to make the payment referred to in clause (z) of the preceding sentence in connection with any prepayment made pursuant to either clause (x) or (y) of the preceding sentence. Notwithstanding the foregoing provisions of this Section 2.5(b), if, on any date that the Administrative Agent receives proceeds of any of the Receivables or Inventory, there are no Revolving Credit Loans outstanding as Base Rate Advances, the Administrative Agent may either hold such proceeds as cash security for the timely payment of the Obligations or apply such proceeds to any outstanding Revolving Credit Loans bearing interest as LIBOR Rate Advances as the same become due and payable (whether at the end of the applicable Interest Periods or on the Expiration Date).

(iii)    If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Rate Advance does not occur on the date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Rate Advance occurs on a day other than the end of its Interest Period, or (c) the Borrower fails to repay a LIBOR Rate Advance when required hereunder, then the Borrower shall pay to the Administrative Agent to each Lender all reasonable out-of-pocket losses and expenses that it sustains in each case with respect to such Interest Period as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Rate Advance, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Rate Advances.

(iv)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Overadvance shall exist, the Borrower shall, on the sooner to occur of the first Business Day after the Borrower has obtained knowledge thereof or the Administrative Agent's demand, repay the outstanding Revolving Credit Loans that are Base Rate Advances in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolving Credit Loans by an amount equal to such excess; and, if such payment of Base Rate Advances is not sufficient to eliminate the Overadvance, then the Borrower shall immediately deposit with the Administrative Agent, for the Pro Rata benefit of Lenders, for application to any outstanding Revolving Credit Loans bearing interest as LIBOR Rate Advances as the same become due and payable (whether at the end of the applicable Interest Periods or on the Expiration Date) cash in an amount sufficient to eliminate such Overadvance, and the Administrative Agent may (a) hold such deposit as cash security pending disbursement of same to Lenders for application to the Obligations, which disbursement shall be made, or (b) if an Event of Default exists, immediately apply such proceeds to the payment of the Obligations, including the Revolving Credit Loans outstanding as LIBOR Rate Advances (in which event the Borrower shall also pay to the Administrative Agent for the Pro Rata benefit of Lenders any amounts required by Section 2.5(b)(iii) to be paid by reason of the prepayment of a LIBOR Rate Advance prior to the last day of the Interest Period applicable thereto).

(c)    The entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees, costs and expenses payable by the Borrower hereunder, shall become due and payable on the Expiration Date.

(d)    The Borrower may prepay any or all of the Loans, without penalty or premium, except as expressly provided in this Section 2.5.

SECTION 2.6        Maintenance of Loan Account; Statements of Account. The Administrative Agent shall maintain an account on its books in the name of the Borrower (the "Loan Account") in which the Borrower will be charged with all Loans and Advances made by each Lender to the Borrower or for the Borrower's account, including the Revolving Credit Loans, the Swingline Loans, interest, fees, expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or for the Borrower's account, including, as set forth below, all amounts received from the Blocked Account Banks. The Administrative Agent shall send the Borrower a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on the Borrower, absent error.

SECTION 2.7        Maintenance of Dominion Account and Concentration Account; Collection of Receivables.

(a)    (i)    The Borrower shall establish and maintain a Dominion Account pursuant to a lockbox or other arrangement reasonably acceptable to the Administrative Agent with BofA or such other bank as may be selected by the Borrower and be reasonably acceptable to the Administrative Agent. Such Dominion Accounts and lockbox arrangements shall provide for full dominion and control of the Borrower's cash deposited into all Dominion Accounts, except as otherwise provided in Section 2.7(a)(iii). The Borrower shall issue to each such lockbox bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the Dominion Account.

(ii)    The Borrower shall enter into agreements, in form reasonably satisfactory to the Administrative Agent, with each bank at which a Dominion Account is maintained by which such bank shall transfer to the Concentration Account each Payment Item and monies deposited to the Dominion Account not later than the next Business Day following the Business Day on which such Payment Item becomes good funds.

(iii)    The Borrower shall enter into agreements, in form reasonably satisfactory to the Administrative Agent (it being agreed that any agreement substantially in the form of any agreement with any bank at which a Dominion Account is delivered to the Administrative Agent on or about the Closing Date hereunder is reasonably satisfactory) with each bank at which a Dominion Account or a Concentration Account is maintained pursuant to which (a) prior to such bank's receipt of a Cash Dominion Notice, such bank shall remit all funds deposited into such Dominion Account or Concentration Account pursuant to the instructions of the Borrower, (b) after such bank's receipt of a Cash Dominion Notice prior to its subsequent receipt of a Cash Dominion Termination Notice, such bank shall immediately, and without further consent of or notice to the Borrower, transfer to the Concentration Account all monies deposited to such Dominion Account or Concentration Account until delivery of further notice by the Administrative Agent, and (c) upon its receipt of a Cash Dominion Termination Notice issued by the Administrative Agent after the Administrative Agent's issuance of a Cash Dominion Notice, such bank shall resume remittance of all funds deposited into such Dominion Account or Concentration Account pursuant to the instructions of the Borrower until such time

(if ever) as such bank shall receive from the Administrative Agent a subsequent Cash Dominion Notice. The Administrative Agent agrees promptly to give to such bank a Cash Dominion Termination Notice as soon as practicable after the cessation of a Cash Dominion Period and agrees not to issue a Cash Dominion Notice except during a Cash Dominion Period.

(iv)    All balances in each Dominion Account and Concentration Account shall be subject to the Administrative Agent's Lien. The Borrower shall obtain the agreement (in favor of and in form and content satisfactory to the Administrative Agent and the Lenders) by each bank at which a Dominion Account or Concentration Account is maintained to waive any offset rights against the funds deposited into such Dominion Account or Concentration Account, except offset rights in respect of charges incurred in the administration of such Dominion Account or Concentration Account. Neither the Administrative Agent nor Lenders assume any responsibility to the Borrower for such lockbox arrangement or Dominion Account or Concentration Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

(b)    To expedite collection of Receivables, the Borrower shall use commercially reasonable efforts to keep in full force and effect any supporting obligation or collateral security relating to each such Receivables. The Borrower shall (i) request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Dominion Account (or lockboxes related to the Dominion Account), and (ii) during a Cash Dominion Period deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a lockbox) into the Dominion Account. All Payment Items received by the Borrower in respect of its Receivables, together with the proceeds of any other Collateral, shall be held by the Borrower as trustee of an express trust for the Administrative Agent's and Lenders' benefit; the Borrower shall promptly deposit same in kind in the Dominion Account; and the Administrative Agent may remit such proceeds to Lenders for application to the Obligations in the manner authorized by this Agreement. The Administrative Agent retains the right at all times that an Event of Default exists to notify Account Debtors of the Borrower that Receivables have been assigned to the Administrative Agent, to collect Receivables directly in its own name (and, in connection therewith, and to charge to the Borrower the collection costs and expenses incurred by the Administrative Agent, including reasonable attorneys' fees). At any time an Event of Default exists, the Administrative Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of any Receivables upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys' fees, to the Borrower.

SECTION 2.8        Term.

(a)Term.    Subject to each Lender's right to cease making Loans and other extensions of credit to the Borrower when any Default or Event of Default exists or upon termination of the Commitments as provided in Section 2.8(b), the Commitments shall be in effect for a period (the "Term") commencing on the date hereof and continuing until the close of business on June 15, 2012, unless sooner terminated as provided in Section 2.8(b).

(b)Termination by the Administrative Agent.    The Administrative Agent may (and upon the direction of the Required Lenders, shall) terminate the Commitments without notice at any time that an Event of Default exists; provided, however, that the Commitments shall automatically terminate as provided in Section 8.2(b).

(c)Termination by Borrower.    Upon at least 10 days prior written notice to the Administrative Agent, the Borrower may, at its option, terminate the Commitments; provided, however, no such termination by the Borrower shall be effective until Full Payment of the Obligations. Any notice of termination given by the Borrower shall be irrevocable unless the Administrative Agent otherwise agrees in writing. Within three Business Days after such notice is given, the Administrative Agent shall furnish to the Borrower a pay-off statement with respect to the Obligations detailing the amounts of each category of the Obligations, interest and fees, in each case as of the effective date of the termination of Commitments, subject to adjustment on the effective date of termination of the Commitments to reflect changes in the Obligations to such date. The Borrower may elect to terminate the Commitments in their entirety only, provided that nothing contained herein shall affect the Borrower's right to voluntarily reduce the Commitments as provided in Section 2.1(c). No section of this Agreement or Type of Loan available hereunder may be terminated by the Borrower singly.

(d)Effect of Termination.     On the effective date of termination of the Commitments by the Administrative Agent or by Borrower, all of the Obligations shall be immediately due and payable, Lenders shall have no obligation to make any Loans, Issuing Bank shall have no obligation to issue any Letters of Credit, and none of the undertakings, agreements, covenants, warranties and representations of the Borrower contained in the Loan Documents (other than as set forth in the next-to-last sentence of this Section) shall survive any such termination, provided that the Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, if Full Payment occurs during a Cash Dominion Period, then the Administrative Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages the Administrative Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, the Administrative Agent receives (i) a written agreement satisfactory to the Administrative Agent, executed by the Borrower and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying the Administrative Agent and the Lenders from such damages, or (ii) such Cash Collateral as the Administrative Agent, in its discretion, deems appropriate against such damages. In addition, all confidentiality obligations of the parties hereto and all participants shall survive any such termination. Notwithstanding the foregoing, all obligations of the Borrower to indemnify the Administrative Agent or any Lender pursuant to this Agreement or any of the other Loan Documents, shall in all events survive any termination of the Commitments and Full Payment of the Obligations. Concurrently with the Full Payment of the Obligations, the Administrative Agent shall deliver to the Borrower all UCC-3 termination statements and any Collateral physically held by the Administrative Agent, together with such other documents as shall reasonably be requested by the Borrower to reflect and evidence the termination and release of all of the Liens securing the Obligations and the Full Payment of the Obligations.

SECTION 2.9        Payment Procedures.

(a)The Borrower hereby authorizes the Administrative Agent to charge the Loan Account with the amount of all principal, interest, fees, expenses and other payments to be made hereunder and under the other Loan Documents. The Administrative Agent may, but shall not be obligated to, discharge the Borrower's payment obligations hereunder by so charging the Loan Account.

(b)Each payment by the Borrower on account of principal, interest, fees or expenses hereunder shall be made to the Administrative Agent for the benefit of the Administrative Agent and the Lenders according to the their respective rights thereto. All payments to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 P.M. (New York time) on the due date thereof to the Administrative Agent, for the account of the Lenders according to their Pro Rata shares (except as expressly otherwise provided), in immediately available funds. Any payment after such time shall be deemed made on the next Business Day. Borrower may, at the time of payment, specify to the Administrative Agent the Obligations to which such payment is to be applied, but the Administrative Agent shall in all events retain the right to apply such payment in such manner as the Administrative Agent is permitted to direct pursuant to the provisions of this Agreement. Except for payments which are expressly provided to be made (i) for the account of the Administrative Agent only or (ii) under the settlement provisions of Section 2.3(h), the Administrative Agent shall distribute all payments to the Lenders on the Business Day following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender exercises its right of setoff under Section 10.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata shares.

(c)Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as specified in clause (ii) of the definition of Interest Period) and such extension of time shall be included in the computation of the amount of interest due hereunder.

(d)At any time that an Event of Default exists or the Administrative Agent receives a payment or Collateral proceeds in an amount that is insufficient to pay all amounts then due and payable to the Administrative Agent and the Lenders, all monies to be applied to the Obligations, whether such monies represent voluntary or mandatory payments or prepayments by one or more the Borrower or are received pursuant to demand for payment or realized from any disposition of Collateral and irrespective of any designation by Borrower of the Obligations that are intended to be satisfied, shall be allocated among the Administrative Agent and such of the Lenders as are entitled thereto (and, with respect to monies allocated to Lenders, on a Pro Rata basis unless otherwise provided herein): (i) first, to the Administrative Agent to pay the amount of Extraordinary Expenses that have not been reimbursed to the Administrative Agent by Borrower or Lenders, together with interest accrued thereon at the rate applicable to Revolving Credit Loans that are Base Rate Advances, until Full Payment of all such Obligations; (ii) second, to the Administrative Agent to pay principal and accrued interest on any portion of the Revolving Credit Loans which the Administrative Agent may have advanced on behalf of any Lender and for which the Administrative Agent has not been reimbursed by such Lender or Borrower, until Full Payment of all such Obligations; (iii) third, to BofA to pay the principal and accrued interest on any portion of the Swingline Loans outstanding, to be shared with Lenders that have acquired and paid for a participating interest in such Swingline Loans, until Full Payment of all such Obligations; (iv) fourth, to the extent that Issuing Bank has not received from any Lender a payment as required by Section 2.2, to Issuing Bank to pay all such required payments from each Lender, until Full Payment of all such Obligations; (v) fifth, to the Administrative Agent to pay any Claims that have not been paid pursuant to any indemnity of the Agent Indemnitees by the Borrower, or to pay amounts owing by Lenders to the Agent Indemnitees pursuant to Section 9.6, in each case together with interest accrued thereon at the rate applicable to Revolving Credit Loans that are Base Rate Advances, until Full Payment of all such Obligations; (vi) sixth, to the Administrative Agent to pay any fees due and payable to the Administrative Agent, until Full Payment of all such Obligations; (vii) seventh, to each Lender, ratably, for any Claims that such Lender has paid to the Agent Indemnitees pursuant to its indemnity of the Agent Indemnitees and any Extraordinary Expenses that such Lender has reimbursed to the Administrative Agent or such Lender has incurred, to the extent that such Lender has not been reimbursed by the Borrower therefor, until Full Payment of all such Obligations; (viii) eighth, to Issuing Bank to pay principal and interest with respect to LC Obligations (or to the extent any of the LC Obligations are contingent and an Event of Default then exists, deposited in the Cash Collateral Account to Cash Collateralize the LC Obligations), which payment shall be shared with the Lenders in accordance with Section 2.2, until Full Payment of all such Obligations; (ix) ninth, to Lenders in payment of the unpaid principal and accrued interest in respect of the Loans and other Obligations (excluding Secured Bank Product Obligations) then outstanding, in such order of application as shall be designated by the Administrative Agent (acting at the direction or with the consent of the Required Lenders), until Full Payment of all such Obligations; and (x) tenth, to BofA or any Lender or any Affiliate of BofA or of any Lender in payment of any Secured Bank Product Obligations owed to such Person and secured by the Collateral hereunder, until Full Payment of all such Obligations. The allocations set forth in this Section 2.9(d) are solely to determine the rights and priorities of the Administrative Agent and the Lenders as among themselves and may be changed by the Administrative Agent and the Lenders without notice to or the consent or approval of the Borrower or any other Person.

(e)The Administrative Agent shall not be liable for any allocation or distribution of payments made by it in good faith and, if any such allocation or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to which payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which such other Lenders are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

(f)The Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that the Administrative Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as the Administrative Agent deems advisable, notwithstanding any entry by the Administrative Agent in its records; provided, however, that any payments or proceeds of Collateral received by the Administrative Agent on any date that an Event of Default does not exist shall be applied in accordance with any provisions of this Agreement that govern the application of such payment or proceeds. If, as a result of the Administrative Agent's receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of the Borrower and shall be made available to the Borrower as long as no Default or Event of Default exists.

SECTION 2.10    Defaulting Lenders. If a Lender (a "Defaulting Lender") fails to make any payment to the Administrative Agent that is required hereunder, the Administrative Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such Defaulting Lender hereunder, apply the payments to such Lender's defaulted obligations or readvance the funds to the Borrower in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and the Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by the Borrower) that, solely for purposes of determining a Defaulting Lender's right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a "Lender" until all its defaulted obligations have been cured.

SECTION 2.11    Notices. The Borrower authorizes the Administrative Agent and the Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of the Borrower based on telephonic or e-mailed instructions. The Borrower shall confirm each such request by prompt delivery to the Administrative Agent of a Notice of Borrowing or Notice of Continuation/Conversion, if applicable, but if it differs in any material respect from the action taken by the Administrative Agent or the Lenders, the records of the Administrative Agent and the Lenders shall govern. Neither the Administrative Agent nor any Lender shall have any liability for any loss suffered by the Borrower as a result of the Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by the Administrative Agent or any Lender to be a person authorized to give such instructions on the Borrower's behalf.

ARTICLE III
SECURITY

SECTION 3.1        General. To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations, the Borrower hereby confirms the grant pursuant to the Existing Loan Agreement, and hereby grants and re-grants, to the Administrative Agent for the Pro Rata benefit of the Lenders a Lien on all of its right, title and interest in and to the Collateral, wherever located, whether now owned or hereafter acquired, and all additions and accessions thereto and substitutions and replacements therefor and improvements thereon, and all proceeds (whether in the form of cash or other property) and products thereof, including all proceeds of insurance covering the same and all tort claims in connection therewith. The Borrower hereby authorizes the Administrative Agent to take any and all such action as the Administrative Agent deems appropriate, at the Borrower's expense, to cause any and all Secured Bank Product Obligations to be secured by the Collateral and to advise the Lenders that such Secured Bank Product Obligations are Obligations hereunder. Notwithstanding anything to the contrary contained herein, none of the restrictions or limitations imposed upon the Borrower's use or disposition of the Collateral or any proceeds thereof contained in this Agreement shall apply to the

Intercompany Loan Collateral or any proceeds thereof, other than at any time that an Event of Default exists; provided that no Liens other than Permitted Liens shall be permitted to be granted by the Borrower with respect to the Intercompany Loan Collateral but any transferee of Borrower's interest in the Intercompany Loan Collateral may grant Liens thereon at any time.

SECTION 3.2        Recourse to Security. Recourse to security shall not be required for any Obligation hereunder and the Borrower hereby waives any requirement that the Administrative Agent or the Lenders exhaust any right or take any action against any of the Collateral before proceeding to enforce the Obligations against the Borrower.

SECTION 3.3        Special Provisions Relating to Inventory.

(a)All Inventory. The Lien in the Inventory granted to the Administrative Agent hereunder shall continue through all steps of manufacture and sale and attach without further act to raw materials, work in process, finished goods, returned goods, documents of title and warehouse receipts, and to proceeds resulting from the sale or other disposition of such Inventory. Until all of the Obligations have been satisfied and the Commitments have been terminated, the Administrative Agent's Lien in such Inventory and in all proceeds thereof shall continue in full force and effect and, if an Event of Default is continuing, the Administrative Agent shall have the right to take physical possession of such Inventory and to maintain it on the premises of the Borrower, in a public warehouse, or at such other place as the Administrative Agent may deem appropriate. If the Administrative Agent exercises such right to take possession of such Inventory, the Borrower will, upon demand, and at the Borrower's cost and expense, assemble such Inventory and make it available to the Administrative Agent at a place or places convenient to the Administrative Agent.

(b)Further Assurances. The Borrower will, upon the Administrative Agent's request, perform any and all steps that are necessary to perfect the Administrative Agent's Liens in the Collateral including placing and maintaining signs, executing and filing financing or continuation statements in form and substance satisfactory to the Administrative Agent, maintaining stock records and conducting lien searches. In each case, the Borrower shall take such action as promptly as possible after requested by the Administrative Agent but in any event within five Business Days after any such request is made except that the Borrower shall take such action immediately upon the Administrative Agent's request following the occurrence of an Event of Default. If the Borrower's Inventory is in the possession or control of any Person other than a purchaser in the Ordinary Course of Business or a public warehouseman where the warehouse receipt is in the name of or held by the Administrative Agent, the Borrower shall notify such Person of the Administrative Agent's Lien therein and, upon request, instruct such Person to acknowledge in writing its agreement to hold all such Inventory for the benefit of the Administrative Agent and subject to the Administrative Agent's instructions. If so requested by the Administrative Agent, the Borrower (as promptly as possible after requested by the Administrative Agent but in any event within five Business Days after any such request is made) will deliver (i) to the Administrative Agent warehouse receipts covering any of the Borrower's Inventory located in warehouses showing the Administrative Agent as the beneficiary thereof and (ii) to the warehouseman such agreements relating to the release of warehouse Inventory as the Administrative Agent may request. If so requested by the Administrative Agent, the Borrower shall execute and deliver to the Administrative Agent a confirmatory written instrument, in form and substance satisfactory to the Administrative Agent, listing all its Inventory, but any failure to execute or deliver the same shall not limit or otherwise affect the Administrative Agent's Lien in and to such Inventory.

(c)Inventory Records. The Borrower shall maintain full, accurate and complete records of its Inventory describing the kind, type and quantity of such Inventory and the Borrower's cost therefor, withdrawals therefrom and additions thereto.

SECTION 3.4        Special Provisions Relating to Receivables.

(a)Invoices, Etc. If an Event of Default is continuing, on the Administrative Agent's request therefor, the Borrower shall furnish to the Administrative Agent (i) the originals of all promissory notes and other instruments in favor of the Borrower, (ii) copies of invoices to customers and shipping and delivery receipts or warehouse receipts thereof, (iii) the originals of all letters of credit in its favor, (iv) such endorsements or assignments related to such letters of credit, notes, and instruments as the Administrative Agent may reasonably request and (v) the written consent of the issuer of any letter of credit to the assignment of the proceeds of such letter of credit by the Borrower to the Administrative Agent.

(b)Records, Collections, Etc. The Borrower shall notify the Administrative Agent of all returns and of all claims asserted with respect to merchandise, in each case with a value in excess of $5,000,000. The Borrower shall promptly report to the Administrative Agent each such return, providing the Administrative Agent with a description of the returned item. If an Event of Default is continuing, the Borrower shall not, without the Administrative Agent's prior written consent, settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts), credit or allowance or accept any return of merchandise, except in the Ordinary Course of Business. The Administrative Agent may (i) settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which it considers advisable and (ii) notify Account Debtors on the Borrower's Receivables that such Receivables have been assigned to the Administrative Agent, and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)Receivables. The Administrative Agent may rely, in determining which Receivables are Eligible Receivables, on all statements and representations made by the Borrower with respect to any Receivable and that all Eligible Receivables meet the criteria therefor set forth in the definition of "Eligible Receivables" except to the extent that any such criteria is determined by the discretion of the Administrative Agent.

SECTION 3.5        Continuation of Liens, Etc. The Borrower shall defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein, other than claims relating to Permitted Liens. The Borrower agrees to comply with the requirements of all state and federal laws to grant to the Administrative Agent valid and perfected first priority Liens in the Collateral, subject only to Permitted Liens. The Administrative Agent is hereby authorized by the Borrower, during the continuance of an Event of Default, to sign the Borrower's name on any document or instrument as may be necessary or desirable to establish and maintain the Liens covering the Collateral and the priority and continued perfection thereof or file any financing or continuation statements or similar documents or instruments covering the

Collateral whether or not the Borrower's signature appears thereon. The Borrower agrees, from time to time, at the Administrative Agent's request, to file notices of Liens, financing statements, similar documents or instruments, and amendments, renewals and continuations thereof, and cooperate with the Administrative Agent's representatives, in connection with the continued perfection (and the priority status thereof) and protection of the Collateral and the Administrative Agent's Liens thereon. The Borrower shall promptly notify the Administrative Agent in writing if, after the Closing Date, the Borrower obtains any interest in any Collateral consisting of chattel paper, documents, instruments, intellectual property, investment property or letter of credit rights, in each case having a value in excess of $5,000,000, and, upon the Administrative Agent's request, shall promptly execute such documents and take such actions as the Administrative Agent deems appropriate to effect the Administrative Agent's duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Collateral Access Agreement.

SECTION 3.6        Power of Attorney. In addition to all of the powers granted to the Administrative Agent in this Article III, the Borrower hereby appoints and constitutes the Administrative Agent as the Borrower's attorney-in-fact to sign the Borrower's name on any of the documents, instruments and other items described in Section 3.5, to make any filings under the UCC covering any of the Collateral, and to request at any time from customers indebted on its Receivables verification of information concerning such Receivables and the amount owing thereon (provided that any verification prior to an Event of Default shall not contain the Administrative Agent's name), and, during the continuance of an Event of Default, (i) to convey any item of Collateral to any purchaser thereof and (ii) to make any payment or take any act necessary or desirable to protect or preserve any Collateral. The Administrative Agent's authority hereunder shall include the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Collateral and to take any other actions arising from or incident to the powers granted to the Administrative Agent under this Agreement. This power of attorney is coupled with an interest and is irrevocable, provided that it shall terminate upon the payment and satisfaction of all Obligations in full and the termination of the Commitments.

SECTION 3.7        Release of Collateral. So long as no Default or Event of Default has occurred and is continuing hereunder, the Administrative Agent shall, at the Borrower's sole cost and expense, take such actions as may be reasonably requested by the Borrower in order to release the Administrative Agent's Lien on (a) any Collateral that has been sold or otherwise disposed of, such sale or other disposition of which is permitted under Section 7.2(i), provided that the Administrative Agent's Lien shall continue in the proceeds of any such Collateral (other than cash proceeds of such Collateral that are received by the Borrower at any time except during a Cash Dominion Period), and (b) all Collateral upon Full Payment of the Obligations, except as otherwise provided in Section 2.8(d).

ARTICLE IV
INTEREST, FEES AND EXPENSES

SECTION 4.1        Interest. The Obligations shall bear interest (i) if a Base Rate Advance, at the Base Rate in effect from time to time, plus the Applicable Margin, (ii) if a LIBOR Rate Advance, at Adjusted LIBOR for the applicable Interest Period, plus the Applicable

Margin; and (iii) if any other Obligation (including, to the extent permitted by Applicable Law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Advances. Interest shall accrue from the date the Advance is advanced or the Obligation is incurred or payable, until paid by the Borrower. If an Advance is repaid on the same day made, one day's interest shall accrue. The Borrower shall pay to the Administrative Agent, for the Pro Rata benefit of the Lenders, interest on the Advances, payable monthly in arrears: (a) on the first day of each month, commencing with the month immediately following the Closing Date, (b) on any date of prepayment, with respect to the principal amount of Advances being prepaid, and (c) on the Expiration Date.

SECTION 4.2        Interest After Event of Default. From the date of occurrence of any Event of Default until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full or (ii) such Event of Default shall have been cured or waived, interest on the Obligations shall be payable on demand at a rate per annum (the "Default Rate") equal to the rate that would be otherwise applicable thereto under Section 4.1 plus an additional 2.00%.

SECTION 4.3        The Administrative Agent's and Closing Fees. The Borrower shall pay to the Administrative Agent, for its own account, the fees specified in the Fee Letter.

SECTION 4.4        Unused Line Fee and LC Facility Fees.

(a)The Borrower shall pay to the Administrative Agent for the Pro Rata benefit of the Lenders on the first day of each quarter, commencing with the quarter immediately following the Closing Date, and on the Expiration Date, in arrears, an unused line fee (the "Unused Line Fee") equal to (i) (a) for the period beginning on the Closing Date and ending on September 30, 2011, 0.625%, and (b) for the quarter beginning on October 1, 2011, and for each quarter thereafter, (1) if the aggregate unused portion of the Maximum Amount of the Facility during such quarter is less than 50% of the Maximum Amount of the Facility, 0.625%, and (2) for each other quarter, 0.50%, in each case multiplied by (ii) the amount that equals the difference if positive, between (a) the Maximum Amount of the Facility and (b) the average daily aggregate outstanding amount of the Loans and the LC Obligations.

(b)The Borrower shall pay (i) to the Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Rate Advances multiplied by the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (ii) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.

SECTION 4.5        Calculations. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by the Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Sections 4.3 and 4.4 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by the Borrower under Section 4.6 or 4.7, submitted to the Borrower by the Administrative Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent error.

SECTION 4.6        Indemnification in Certain Events. If, after the Closing Date, (i) any change in or in the interpretation of any law or regulation is made including with respect to reserve requirements, applicable to any Lender, (ii) any Lender is required to comply with, and complies, with any future guideline from any central bank or other Governmental Authority or (iii) there is enacted or adopted any Applicable Law, rule or regulation regarding capital adequacy, or there is any change therein after the Closing Date, or there is any change after the Closing Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or any Lender complies with any request or directive made after the Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies as the case may be with respect to capital adequacy) by an amount deemed by such Lender to be material, and any of the foregoing events described in clauses (i), (ii) and (iii) increases the cost to such Lender of funding or maintaining the Loans, or reduces the amount receivable in respect thereof by such Lender, then the Borrower shall, upon demand by the Administrative Agent, pay to the Administrative Agent for the benefit of such Lender additional amounts sufficient to indemnify such Lender against such increase in cost or reduction in amount receivable. Each Lender agrees that, if it becomes aware of the occurrence of any such event or condition that would cause it to incur any material increased cost to fund or maintain the Loans or that would reduce the amount receivable in respect thereof in any material respect, it will notify the Administrative Agent (and the Administrative Agent will notify the Borrower) as promptly as practicable of such event or condition and will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender in a manner such that the additional amounts which would otherwise be required to be paid hereunder would be materially reduced, in each case so long as, in such Lender's reasonable discretion, the making, funding or maintaining of such Loans in such other manner would not otherwise materially adversely affect such Loans or such Lender. If the Borrower shall receive notice from the Administrative Agent that amounts are due to a Lender hereunder, the Borrower may, upon at least five Business Days' prior written notice to such Lender and the Administrative Agent, but not more than 60 days after receipt of notice from the Administrative Agent, identify to the Administrative Agent an Eligible Assignee acceptable to the Borrower and the Administrative Agent, which will purchase from such Lender the Commitment, the amount of outstanding Loans, and the Notes held by such Lender and such Lender shall thereupon assign its Commitment, any Loans owing to such Lender, and the Notes held by such Lender to such Eligible Assignee in accordance with Section 11.3 upon receipt of such purchase price. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directions thereunder issued in connection therewith or in implementation thereof, shall in each case be deemed a change in law covered by this Section regardless of the date enacted, adopted, issued or implemented.

SECTION 4.7        Taxes.

(a)Subject to the provisions of this Section 4.7, any and all payments by the Borrower hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction for any and all Taxes, excluding any Taxes imposed on the net income or gross receipts of the recipient of such payment (including any Taxes imposed on branch profits) and franchise or capital stock Taxes imposed on such recipient by any applicable jurisdiction. If the Borrower shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Loan to or for the benefit of the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section 4.7) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b)In addition, the Borrower agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar Taxes or levies that arise at any time or from time to time (i) from any payment made under any and all Loan Documents, or (ii) from the execution or delivery by the Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Administrative Agent of its rights under, any and all Loan Documents (hereinafter referred to as "Other Taxes").

(c)Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will, upon request, furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(d)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.7 shall survive the Full Payment of the Obligations.

(e)Each Person that is not a Foreign Lender which acquires (including as a result of the entering into of this Agreement or the making of a Loan) an interest in this Agreement or any Loan, on or prior to the effective date of such acquisition, will deliver to the Borrower and the Administrative Agent two valid, duly completed copies of such documentation (including IRS Form W-9 or any applicable successor form), as is required to establish that such Person is entitled to receive payments under this Agreement and the Notes payable to it without deduction or withholding of United States federal income tax and to establish an exception for United States withholding tax unless such Person is otherwise not required under Applicable Law to deliver such documentation to establish its exemption from such deduction or withholding (it being acknowledged that BofA is a Person not required to deliver such documentation). Each Person that delivers to the Borrower and the Administrative Agent a Form W-9, or any other required form, pursuant to the preceding sentence, further undertakes to deliver two further copies of such Form, or applicable successor forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be required by the Borrower and the Administrative Agent, certifying that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

(f)Each Person that is a Foreign Lender which acquires (including as a result of the entering into of this Agreement or the making of a Loan) an interest in this Agreement or any Loan, on or prior to the effective date of such acquisition, will deliver to the Borrower and the Administrative Agent two valid, duly completed copies of such documentation (including IRS Form W-8BEN or W-8ECI or any applicable successor form), as is required to establish that such Person is entitled to receive payments under this Agreement and the Notes payable to it without deduction or withholding of United States federal income tax and to establish an exemption from United States backup withholding tax. Each Person that delivers to the Borrower and the Administrative Agent a Form W-8BEN or W-8ECI, or any other required form, pursuant to the preceding sentence, further undertakes to deliver two further copies of such Form, or applicable successor forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent, certifying that such Foreign Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

(g)The Borrower shall not be required to pay any additional amounts under Section 4.7(a) to an affected Lender in respect of any amounts that the Borrower is required under Applicable Law to withhold from payments under the Loan Documents if the Borrower is required to so withhold due to (i) a failure by such Lender to comply with the applicable provisions of Sections 4.7(e) and (f) above, or (ii) an action of such Lender that eliminates such Lender's qualification for exemption from United States withholding tax with respect to payments under the Loan Documents (including designation by such Lender of a new lending office or principal place of business having such effect).

(h)In the event that at any time any Foreign Lender shall determine that, due to a Tax Law Change or Proposed Tax Law Change, any amount payable by the Borrower to such Foreign Lender under the Loan Documents becomes or will become subject to any withholding tax, then such Foreign Lender shall give notice thereof to the Administrative Agent and the Borrower; provided, that if such Foreign Lender shall fail to give notice thereof to the Administrative Agent and the Borrower, then the Borrower shall not be required to pay any additional amounts under Section 4.7(a) to such Foreign Lender in respect of any amounts that the Borrower is required under Applicable Law to withhold from payments under the Loan Documents.

ARTICLE V
CONDITIONS OF LENDING

SECTION 5.1        Conditions to Credit Extensions. Lenders, Issuing Bank and the Administrative Agent shall not be required to fund any initial Loans hereunder, include the Existing Letters of Credit as Letters of Credit hereunder, or grant any other accommodation to or for the benefit of the Borrower, until the date on which each of the following conditions has been satisfied:

(a)The Administrative Agent shall have received the following, each dated the date of the initial Loan or as of an earlier date acceptable to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and its counsel:

(i)a Note in favor of each Lender (if requested by such Lender), each duly executed by the Borrower;

(ii)each agreement establishing each lockbox and Dominion Account required by this Agreement and each Deposit Account Control Agreement for each Dominion Account and each Concentration Account that is maintained as of the Closing Date, duly executed by the Borrower and BofA or a financial institution acceptable to the Administrative Agent;

(iii)an initial Borrowing Base Certificate, duly executed on behalf of the Borrower by a Responsible Officer;

(iv)an opinion of counsel for the Borrower covering such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require, which such counsel is hereby requested by the Borrower to provide;

(v)certified copies of all policies of insurance required by this Agreement and the other Loan Documents, together with loss payee endorsements for all such policies naming the Administrative Agent as lender's loss payee with respect to casualty policies;

(vi)copies of the Governing Documents of the Borrower and a copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which the Borrower is or is to be a party, and the transactions contemplated hereby and thereby, attached to which is a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) that such copies of the Governing Documents and resolutions (or similar evidence of authorization) relating to the Borrower are true, complete and accurate copies thereof, have not been amended or modified as of the date of such certificate and are in full force and effect and (B) the incumbency, names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party;

(vii)a certified copy of a certificate of the Secretary of State of the state of incorporation of the Borrower, dated within 15 days of the Closing Date, listing the certificate of incorporation of the Borrower and each amendment thereto on file in such official's office and certifying that (A) such amendments are the only amendments to such certificate of incorporation on file in that office, (B) the Borrower has paid all franchise taxes to the date of such certificate and (C) the Borrower is in good standing in that jurisdiction;

(viii)good standing certificates from the Secretary of States of Delaware, Florida, New York and North Carolina;

(ix)the Fee Letter, duly executed by the Borrower;

(x)an amendment to and reaffirmation of the Licensor Agreement, duly executed by WP IP LLC and the Borrower, to include trademarks licensed to the Borrower by WP IP LLC since the closing date of the Existing Loan Agreement; and

(xi)such other agreements, instruments, documents and evidence as the Administrative Agent deems necessary in its reasonable discretion in connection with the transactions contemplated hereby.

(b)    Except for the matters referred to on Schedule 6.1(q), there shall be no pending or, to the knowledge of the Borrower, threatened, litigation, proceeding, action, suit, investigation, inquiry or other action before any arbitrator or Governmental Authority that in Administrative Agent's judgment (i) could reasonably be expected to (A) have a Material Adverse Effect on the Borrower's business, assets, properties, liabilities, operations, condition or prospects (other than any such effect on the Bahrain Subsidiary, to the extent not constituting a Material Adverse Effect on the Borrower), or (B) materially and adversely affect the ability of the Borrower to perform its obligations under the Loan Documents or (ii) could reasonably be expected to materially and adversely affect the transactions contemplated hereunder.

(c)The Borrower shall have paid (i) all reasonable legal fees of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents, and (ii) the fees payable under the Fee Letter and the expenses payable by the Borrower as provided in the commitment letter dated April 8, 2011, by the Borrower to BofA, and all other fees referred to in this Agreement that are required to be paid on the Closing Date.

(d)No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required to be made by the Borrower in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or the continuing operations of the Borrower following the consummation of such transactions.

(e)The Borrower shall be in compliance with all Requirements of Law other than such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(f)The Liens in favor of the Administrative Agent relating to the Collateral shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Liens in favor of the Administrative Agent and Permitted Liens.

(g)After giving effect to all Loans to be made and Letters of Credit to be issued on the Closing Date, the Excess Availability plus the Borrower's cash and Cash Equivalents shall exceed $30,000,000 on the Closing Date.

(h)The Administrative Agent shall have received satisfactory evidence that, as of the Closing Date, the Borrower's total stockholders' equity is not less than $85,000,000 and the total amount of Revolving Credit Loans is not more than $5,000,000.

(i)No Change of Control shall have occurred with respect to the Borrower.
Contemporaneously with the delivery of the executed signature pages to this Agreement by BofA to the Borrower, the conditions set forth in this Section 5.1 shall be and be deemed to be either satisfied or waived.
SECTION 5.2        Conditions Precedent to Each Loan. The Administrative Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of the Borrower, unless the following conditions are satisfied:

(a)    all representations and warranties contained in this Agreement (other than any representations and warranties that relate solely to another date, as specified in any of the subparagraphs of Section 6.1 containing such representations, in which case such representations and warranties shall have been true and correct in all material respects as of such other date) shall be true and correct in all material respects on and as of the date of such Loan as if then made;

(b)    no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan as of the date of such request; and

(c)    with respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by the Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by the Borrower that the foregoing conditions are satisfied on the date of such request. During the period from the date of such request to the date of such funding, issuance or grant, the Borrower shall promptly notify the Administrative Agent if any of the foregoing conditions is no longer satisfied.

SECTION 5.3        Limited Waiver of Conditions Precedent. If the Administrative Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown to the Administrative Agent at the time), it shall not operate as a waiver of the right of the Administrative Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; provided, however, to the extent the lack of satisfaction was known to the Administrative Agent at the time of such funding, issuance or grant, such failure of conditions, at the time shall not, in and of itself, constitute a Default or Event of Default.

ARTICL VI
REPRESENTATIONS AND WARRANTIES

SECTION 6.1        Representations and Warranties of the Borrower. The Borrower represents and warrants as of the date hereof as follows:

(a)    Organization, Good Standing and Qualification. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (ii) has the corporate power and authority to own its Properties and to transact the businesses in which it presently is engaged and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is engaged in business, except to the extent that the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect. Schedule 6.1(a) specifies all jurisdictions in which the Borrower is qualified to do business as a foreign corporation as of the Closing Date.

(b)    Locations of Offices, Records and Collateral. As of the date hereof: the address of the principal place of business and chief executive office of the Borrower is, and the books and records of the Borrower and all of its chattel paper and records of Receivables are maintained exclusively in the possession of the Borrower at, the addresses specified in Schedule 6.1(b), and there is no location at which the Borrower maintains any Collateral other than the locations specified for it in Schedule 6.1(b).

(c)    Authority. It has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All corporate action necessary for the execution, delivery and performance by it of the Loan Documents to which it is a party (including the consent of shareholders where required) has been taken.

(d)    Enforceability. This Agreement is, and when executed and delivered, each other Loan Document to which it is a party, will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) general principles of equity.

(e)    No Conflict. The execution, delivery and performance by it of each Loan Document to which it is a party do not and will not contravene (i) any of the Governing Documents of the Borrower, (ii) any Applicable Law the breach of which could reasonably be expected to have a Material Adverse Effect, or (iii) any Material Contract and will not result in the imposition of any Liens upon any of its Properties, except in favor of the Administrative Agent.

(f)    Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any shareholders of the Borrower, any Governmental Authority or any other Person is required to be made by the Borrower in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby or the continuing operations of the Borrower following such consummation, except for the filing of financing statements under the UCC.

(g)    Subsidiaries. As of the date hereof, the Equity Interests of the Borrower's Subsidiaries are owned by the Persons and in the amounts specified in Schedule 6.1(g).

(h)    Solvency. It is Solvent and will be Solvent upon the completion of all transactions contemplated to occur on or before the Closing Date (including the Loans to be made on the Closing Date).

(i)    Financial Data. It has provided to the Administrative Agent complete and accurate copies of its annual audited consolidated Financial Statements for the Fiscal Year ended December 31, 2010, and unaudited consolidated Financial Statements for the four Fiscal Month period ended April 30, 2011. Such Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods involved, and fairly present the financial position, results of operations and cash flows of the Borrower and its Subsidiaries for each of the periods covered (except, in the case of the unaudited Financial Statements, (i) for normal year-end adjustments and (ii) the absence of footnotes). During the period from April 30, 2011 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower of any material part of its business or property and no purchase or other acquisition of any business or property (including any Equity Interests of any other Person) material in relation to the financial condition of the Borrower at April 30, 2011. Since December 31, 2010 through the date of this Agreement, (i) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect not previously disclosed by the Borrower to the Administrative Agent and (ii) none of the Equity Interests of the Borrower have been redeemed, retired, purchased or otherwise acquired for value by the Borrower.

(j)    Affiliate Transactions. The Borrower is not a party to or bound by any agreement or arrangement (whether oral or written) relating to any of the Collateral to which any Affiliate of the Borrower is a party except to the extent permitted under Section 7.2(j).

(k)    No Joint Ventures or Partnerships. Except as set forth in Schedule 6.1(k), as of the date hereof, it is not engaged in any Joint Venture or partnership with any other Person.

(l)    Corporate Names. Except as set forth in Schedule 6.1(l), during the five years prior to the date of this Agreement, the Borrower has not been known by or used any other corporate name except for its name as set forth in the introductory paragraph and on the signature page of this Agreement, which is the exact correct legal name of the Borrower.

(m)    No Actual or Pending Material Modification of Business. As of the date of this Agreement, there exists no actual or, to the best of the Borrower's knowledge after due inquiry, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Borrower with any customer or group of customers which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(n)    Investment Company. It is not an "investment company," or a "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the

Investment Company Act of 1940, as amended. Neither the making of any Loans or the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by this Agreement or the other Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(o)    Margin Stock. It does not own any "margin stock" as that term is defined in Regulation U of the Federal Reserve Board.

(p)    Taxes and Tax Returns. Except as specified in Schedule 6.1(p),

(i)it has properly completed and timely filed all material income tax returns it is required to file. The information filed is complete and accurate in all material respects;

(ii)all Taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof, which involve an amount in excess of $1,000,000 in the aggregate, have been timely paid (or, if not yet due, adequate reserves therefore have been established) by it and the Borrower has no material liability for taxes in excess of the amounts so paid or reserves so established;

(iii)no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against the Borrower and no Tax Liens have been filed with respect thereto against any of the Collateral that involve an amount in excess of $1,000,000 in the aggregate. There are no pending or threatened audits, investigations or claims for or relating to any liability of the Borrower for Taxes and there are no matters under discussion with any Governmental Authority which could result in an additional liability for Taxes, which involve Taxes in excess of $1,000,000 in the aggregate. The federal income tax returns of the Borrower have never been audited by the Internal Revenue Service. No extension of a statute of limitations relating to Taxes, assessments, fees or other governmental charges is in effect with respect to the Borrower; and

(iv)it is not a party to, and has no obligations under, any written tax sharing agreement or agreement regarding payments in lieu of taxes.

(q)    No Judgments or Litigation. Except for the matters referred to in Schedule 6.1(q), no judgments, orders, writs or decrees are outstanding against it, nor is there now pending or, to its knowledge, threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(r)    No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, it has no Indebtedness other than (i) Indebtedness reflected in the Financial Statements delivered to Agent prior to the Closing Date as provided in Section 6.1(i), to the extent required by GAAP to be included therein or in footnotes thereto, or (ii) as set forth in Schedule 6.1(r).

(s)    Compliance with Laws. The Borrower is not in default under any term of any Applicable Law other than any default which, when taken together with all other similar defaults, could not reasonably be expected to have a Material Adverse Effect. No Person who owns a controlling interest in or otherwise controls the Borrower is (i) listed on the Specially Designated Nationals and Blocked Person list maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, or any other similar list maintained by the OFAC under any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any similar Executive Order (a Person described in (i) or (ii), a "Blocked Person"). The Borrower is in compliance with all applicable Bank Secrecy Act ("BSA") laws and regulations on BSA compliance and on the prevention and detection of money laundering violations. The Borrower acknowledges that each of the Administrative Agent and the Lenders have notified the Borrower that the Administrative Agent and the Lenders are required, under the USA Patriot Act, 31 U.S.C. Section 5318 (the "PATRIOT Act"), to obtain, verify and record information that identifies the Borrower including the name and address of the Borrower and such other information that will allow the Administrative Agent and the Lenders to identify the Borrower in accordance with the PATRIOT Act.

(t)    Rights in Collateral; Priority of Liens. All of the Collateral of the Borrower is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of the Administrative Agent and Permitted Liens. The Liens granted by the Borrower under this Agreement constitute valid, enforceable and perfected first priority Liens on the Collateral.

(u)    ERISA. No ERISA Event has occurred or, to the best knowledge of the Borrower, is reasonably expected to occur that, when taken together with all other ERISA Events and ERISA Events that, to the best knowledge of the Borrower, are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(v)    Labor Matters. There are no existing or, to the Borrower's knowledge, threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Borrower is a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(w)    Compliance with Environmental Laws. (i) It is not the subject of any judicial or administrative proceeding or investigation relating to the violation of any Environmental Law or asserting potential liability arising from the release or disposal by any Person of any Hazardous Materials, (ii) it has not received from any Governmental Authority or other Person any notice, order, stipulation or directive under any Environmental Law, nor is it aware of any pending discussions within any Governmental Authority, concerning the treatment, storage, disposal, spill or release or threatened release of any Hazardous Materials at, on, beneath or adjacent to Property owned or leased by it, or the release or threatened release at any other location of any Hazardous Material generated, used, stored, treated, transported or released by or on behalf of the Borrower, (iii) during the period that Affiliates of Carl C. Icahn have controlled the Borrower, it has disposed of all its waste in accordance with all Applicable Laws and it has not improperly stored or disposed of any waste at, on, beneath or adjacent to any of its Property, (iv) it has no knowledge of any actual or potential liability for any release of any Hazardous

Materials, and there has been no spill or release of any Hazardous Materials at any of its Property in violation of Environmental Laws, (v) all of its Property (including its Equipment) is free, and has at all times been free, of Hazardous Materials, except as such materials may be part of such Equipment, and underground storage tanks and (vi) to the knowledge of the Borrower, none of its Property has ever been used as a waste disposal site, whether registered or unregistered, where any of the foregoing matters referred to in clauses (i) through (vi) above could reasonably be expected to have a Material Adverse Effect.

(x)    Licenses and Permits. It has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted, except where the failure to possess any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(y)    Government Regulation. It is not subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(z)    Business Plan. Prior to the date hereof, the Borrower delivered to the Administrative Agent the Borrower's Business Plan for Fiscal Years 2011, 2012 and 2013. Such Business Plan was prepared in good faith on the basis of reasonable assumptions which were fair in the context of the conditions existing at the time of delivery thereof, and represented, at the time of delivery, the Borrower's best estimate of its future financial performance.

(aa)    Deposit Accounts. As of the Closing Date, Schedule 2 (as the same may be amended or supplemented from time to time) sets forth all of the Pledged Deposit Accounts maintained by the Borrower; the Borrower is the sole account holder of each such deposit account and is not aware of any Person (other than the Administrative Agent) having either a Lien or a dominion or "control" (within the meaning of Section 9-104 of the UCC or any other provision of Applicable Law) over any such deposit account or any Property deposited therein (other than a Lien or control arising by operation of law in favor the depository bank in which such deposit account is maintained); and the Borrower has instructed the depositary bank to comply with instructions received by it from the Administrative Agent, without further consent by the Borrower (other than any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower's employees and other deposit accounts containing from time to time no more than the $500,000 in the aggregate).

(bb)    No Defaults or Material Adverse Effect. No event or circumstance exists that constitutes a Default or Event of Default or that could reasonably be expected to have a Material Adverse Effect. The Borrower is not in default, and no event or circumstance exists that with the passage of time or giving of notice would constitute a default in the payment of any Material Indebtedness (other than to WPI) for borrowed money.

ARTICLE VII
COVENANTS OF THE BORROWER

SECTION 7.1        Affirmative Covenants. Until termination of the Commitments and Full Payment of the Obligations:

(a)    Maintenance of Existence. The Borrower shall (i) maintain its corporate existence and (ii) maintain in full force and effect all material licenses, bonds, franchises, qualifications and authorizations to do business; provided, however, that the Borrower may convert its organizational form from a Delaware corporation to a Delaware limited liability company, either by converting its legal form in compliance with Delaware law or by merging into and with a Delaware limited liability company formed by the Borrower for such purpose, so long as all of the following conditions are satisfied: (A) the Borrower has given the Administrative Agent at least 30 days advance written notice of such conversion or merger, (B) the Borrower has delivered to the Administrative Agent (1) drafts of all documents to be filed with the Secretary of State of the State of Delaware (including a certificate of conversion and certificate of formation in the case of a conversion by the Borrower, or plan of merger and certificate of merger in the case of a merger) to evidence and give effect to such conversion or merger, as applicable (provided further, that upon the filing thereof, the Borrower shall deliver promptly to the Administrative Agent copies of such documents as certified by the Secretary of State of the State of Delaware), and (y) all other documents reasonably requested by the Administrative Agent to evidence such conversion or merger and to continue the perfection and priority of the Administrative Agent's Liens in the Collateral (including, in the case of a merger, a reaffirmation of the Loan Agreement and other Loan Documents by the surviving limited liability company), and (3) the Borrower has cooperated with the Administrative Agent in taking all steps necessary to continue the perfection and priority of the Administrative Agent's Liens in the Collateral.

(b)     Maintenance of Property. The Borrower shall keep all property useful and necessary to its business in good working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices, except to the extent that the failure to do so would not cause a Material Adverse Effect.

(c)    Environmental Matters. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business so as to comply in all material respects with all applicable Environmental Laws including compliance in all material respects with the terms and conditions of all permits and governmental authorizations, provided that the Borrower shall not be deemed in violation hereof if the Borrower's failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(d)Taxes. The Borrower shall pay, when due, (i) all Taxes, assessments, and other governmental charges and levies imposed against it or any of its Property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided, however, that, unless such tax assessment, charge, levy or claim has become a Lien on any of the Property of the Borrower in excess of $1,000,000 in the aggregate for all such assessments, charges, levies and claims, it need not be paid if it is being Properly Contested.

(e)Requirements of Law. The Borrower shall comply with all Applicable Law, including all applicable federal, state, local or foreign laws and regulations, including those relating to environmental and employee matters (including the collection, payment and deposit of employees' income, unemployment, Social Security and Medicare hospital insurance taxes) and with respect to pension liabilities, provided that the Borrower shall not be deemed in violation hereof if the Borrower's failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(f)Insurance. The Borrower shall maintain public liability insurance, business interruption insurance, third party property damage insurance and replacement value insurance on its assets (including the Collateral) under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are in effect (and copies of which have been provided to the Administrative Agent) immediately before the Closing Date or as subsequently take effect which contain terms customary in the industry and are issued by insurance companies reasonably satisfactory to the Administrative Agent, all of which policies covering the Collateral shall name the Administrative Agent as an additional insured and the lender's loss payee in case of loss, and contain other provisions as the Administrative Agent may reasonably require to protect fully the Administrative Agent's interest in the Collateral and any payments to be made under such policies.

(g)Books and Records; Inspections. The Borrower shall (i) maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Borrower in such detail, form and scope as is consistent with good business practice and (ii) provide the Administrative Agent and its agents access to the premises of the Borrower at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of a Default or Event of Default, for the purposes of (A) inspecting and verifying the Collateral, (B) inspecting and copying (at the Borrower's expense) any and all records pertaining thereto, and (C) discussing the affairs, finances and business of the Borrower with any officer, employee or director thereof or with the Auditors, all of whom are hereby authorized to disclose to the Administrative Agent and the Lenders all financial statements, work papers, and other information relating to such affairs, finances or business. The Borrower shall reimburse the Administrative Agent for the reasonable travel and related expenses of the Administrative Agent's employees (unless the Administrative Agent has employed outside accountants for the purposes specified in this sentence) or, at the Administrative Agent's option, of such Agent Professionals retained by the Administrative Agent, (I) to conduct field examinations to verify or inspect Collateral and the records or documents related thereto (x) no more than one time in any 12 month period (and more frequently in the Administrative Agent's discretion at any time that (1) an Event of Default has occurred and is continuing or (2) Excess Availability is less than $10,000,000), (y) in connection with the inspection of any Inventory acquired from another Person other than in the Ordinary Course of Business if the value thereof is greater than $5,000,000, and (II) to conduct an Inventory Appraisal at any time that the sum of Excess Availability plus Suppressed Availability is less than $20,000,000, or if requested by the Borrower. If the Administrative Agent's own employees are used, the Borrower shall also pay the Administrative Agent's customary per diem allowance (which is currently $850 per person) plus the Administrative Agent's related costs and expenses, or, if outside accountants are used, the Borrower shall also pay the Administrative Agent such sum as may be required to reimburse the Administrative Agent for the expense thereof. All such Obligations may be charged to the Loan Account or any other account of the Borrower with the Administrative Agent or any of its Affiliates. The Borrower hereby authorizes the Administrative Agent to communicate directly with the Auditors to disclose to the Administrative Agent any and all financial information regarding the Borrower including matters relating to any audit and copies of any letters, memoranda or other correspondence related to the business, financial condition or other affairs of the Borrower.

(h)Notification Requirements. The Borrower shall timely give the Administrative Agent the following notices in writing and other documents:

(i)Proceedings or Changes. Except with respect to the matters referred to in Schedule 6.1(q), promptly, and in any event within 10 Business Days after an executive officer of the Borrower becomes aware of (A) any proceeding including any proceeding the subject of which is based in whole or in part on a commercial tort claim being instituted or threatened to be instituted by or against the Borrower of which an executive officer of the Borrower has knowledge in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), which is reasonably likely to have a Material Adverse Effect (B) any order, judgment or decree of which an executive officer of the Borrower has knowledge, being entered against the Borrower or any of its property or assets which is reasonably likely to have a Material Adverse Effect, (C) any written notice or correspondence issued to the Borrower of which an executive officer of the Borrower has knowledge by a Governmental Authority warning, threatening or advising of the commencement of any investigation involving the Borrower or any of its property or assets which is reasonably likely to have a Material Adverse Effect.

(ii)Environmental Matters. Promptly, and in any event within 10 days after an executive officer of the Borrower obtains knowledge of the receipt by the Borrower thereof, copies of each (A) written notice that any violation of any Environmental Law may have been committed or is about to be committed by the Borrower which violation could reasonably be expected to result in liability or involve remediation costs, which liability or remediation costs could reasonably be expected to have a Material Adverse Effect, (B) written notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower alleging violations of any Environmental Law or requiring the Borrower to take any action in connection with the release of toxic or Hazardous Materials into the environment which violation or action could reasonably be expected to result in liability or involve remediation costs, which liability or remediation costs could reasonably be expected to have a Material Adverse Effect, (C) written notice from a Governmental Authority or other Person alleging that the Borrower may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Material into the environment or any damages caused thereby which costs or damages could reasonably be expected to have a Material Adverse Effect, or (D) Environmental Law adopted, enacted or issued after the date hereof of which the Borrower becomes aware which could reasonably be expected to have a Material Adverse Effect.

(iii)ERISA Event. Promptly, and in any event within 10 days after an executive officer of the Borrower becomes aware of, obtains knowledge of the occurrence of any ERISA Event.

(iv)Notice of Default; Material Adverse Effect. Promptly, and in any event within 10 days after an executive officer of the Borrower becomes aware of, the existence of any Default or Event of Default or of any event or circumstance which could reasonably be expected to have a Material Adverse Effect.
(v)Accounting Matters. Promptly, and in any event within 10 days after an executive officer of the Borrower becomes aware of the discharge of or any withdrawal or resignation by the Borrower's Auditor.

(i)Casualty Loss. The Borrower shall (i) provide written notice to the Administrative Agent, within 10 Business Days after an executive officer of the Borrower obtains knowledge of any material damage to, the destruction of or any other material loss to any material amount of the Borrower's Inventory (or Equipment Related Collateral), together with a statement of the amount of the damage, destruction, loss or diminution in value (a "Casualty Loss") and (ii) diligently file and prosecute its claim for any award or payment in connection with a Casualty Loss.

(j)Qualify to Transact Business. The Borrower shall, and shall cause each of its Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected to have a Material Adverse Effect.

(k)Financial Reporting. The Borrower shall deliver to the Administrative Agent the following:

(i)Annual Financial Statements. Not later than 90 days after the end of each Fiscal Year, beginning with the Fiscal Year ended December 31, 2011, (A) the annual audited consolidated and unaudited consolidating Financial Statements of WPI and its Subsidiaries (including the Borrower); (B) a comparison in reasonable detail to the prior Fiscal Year's audited Financial Statements; and (C) the Auditors' opinion with respect to such audited Financial Statements, without Qualification; provided, however, that in lieu of the annual audited Financial Statements of WPI and its Subsidiaries for any Fiscal Year, the Borrower may deliver annual audited Financial Statements of the Borrower and the Auditors' opinion with respect to such audited Financial Statements, without Qualification.

(ii)Business Plan. Not later than 90 days after the end of each Fiscal Year of the Borrower, the Business Plan of the Borrower for the one-year period commencing with the following Fiscal Year.

(iii)Monthly Financial Statements and Compliance Certificate. Not later than 30 days after the end of each Fiscal Month (or 45 days in the case of a Fiscal Month at the end of a Fiscal Quarter, and 90 days in the case of a Fiscal Month at the end of a Fiscal Year), beginning for this purpose and for the purpose of the other subparagraphs of this Section 7.1(k), with the Fiscal Month of May, 2011, (A) the Borrower's interim consolidated Financial Statements as of the end of such Fiscal Month and for the Fiscal Year to date and (B) a compliance certificate, substantially in the form of Exhibit D (a "Compliance Certificate"), signed on behalf of the Borrower by a Responsible Officer of the Borrower.

(iv)Borrowing Base Certificate. Monthly, not later than 20 days after the end of each Fiscal Month, a borrowing base certificate, substantially in the form of Exhibit G, detailing the Eligible Receivables and the Eligible Inventory, containing a calculation of availability, as of the last day of (or for) the preceding Fiscal Month, which shall be prepared by or under the supervision of the Chief Financial Officer of the Borrower and certified by the Borrower pursuant to a certificate signed on its behalf by a Responsible Officer (a "Borrowing Base Certificate"); provided, that, at any time that Excess Availability is less than 15% of the Maximum Amount of the Facility, the Administrative Agent may require Borrowing Base Certificates to be delivered as frequently as it determines is necessary or desirable in its sole discretion (which may be as frequently as weekly, or, in the case of Eligible Inventory, no more frequently than monthly so long as Suppressed Availability is greater than $10,000,000). The calculation of Eligible Inventory by Borrower in the Borrowing Base Certificate as of the end of a Fiscal Year is subject to normal year-end audit adjustments.

(v)Agings. Monthly, not later than 20 days after the end of each Fiscal Month, agings of the Borrower's Receivables and, if requested by the Administrative Agent in its discretion, accounts payable as of the last day of the preceding Fiscal Month.

(vi)PATRIOT Act Information. In compliance with the PATRIOT Act and CFR Part 103.121, when requested by the Administrative Agent, the Borrower shall provide to the Administrative Agent certain information relating to the Borrower that the Administrative Agent or the Lenders may be required to obtain and keep on file, including the Borrower's name, address and copies of various identifying documents.

SECTION 7.2        Negative Covenants. Until termination of the Commitments and Payment in Full of the Obligations:

(a)    Deposit Accounts. The Borrower will not establish or maintain any deposit account in which proceeds of Collateral are on deposit unless the Administrative Agent shall have received a Deposit Account Control Agreement, duly executed by the Borrower and the applicable depository bank, covering such deposit account other than deposit accounts containing from time to time no more than $500,000 in the aggregate. The Borrower shall promptly notify the Administrative Agent of any additional deposit account opened and any deposit account that is closed, and will amend Schedule 2 to reflect such addition or deletion. Notwithstanding anything to the contrary contained in this Agreement, if the Borrower shall cause any proceeds of Property not constituting Collateral to be applied to the Obligations owed to a Lender, without the knowledge of such Lender as to the source of such proceeds at the time of such application, then such Lender shall have no obligation to refund or disgorge any of such proceeds. The Borrower shall maintain its primary deposit accounts and cash management deposit accounts, including its Dominion Account and Concentration Account, with BofA.

(b)    Use of Proceeds. The Borrower will not (i) use any portion of the proceeds of any Loan in violation of Section 2.4 or for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, (ii) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Board of Governors, or (iii) to fund any operations or finance any investments or activities in, or to make payments to, a Blocked Person.

(c)    Investments. The Borrower will not, directly or indirectly, make any Investment in any Person (whether in cash, securities or other property of any kind) other than: (i) Investments in Cash Equivalents; (ii) its existing direct and indirect Investments in Indus Home Limited and the Bahrain Subsidiary; (iii) Investments consisting of acquisitions of (A) fixed assets to be used in the Ordinary Course of Business of the Borrower, and (B) goods held for sale or lease or to be used in the manufacture of goods or provision of services by the Borrower in the Ordinary Course of Business; (iv) Investments consisting of acquisitions of assets or Equity Interests that are made from the Borrower's unrestricted cash on hand; (v) other Investments in an aggregate amount not exceeding $5,000,000 at any one time outstanding, provided that no Event of Default exists at the time the Borrower makes such Investment; and (vi) in addition to the Investments permitted under clauses (i) through (v) of this Section 7.2(c), other Investments so long as, (A) no Event of Default exists at the time the Borrower makes such Investment, and (B) on each day during the 30 consecutive days prior to such Investment and on the date of such Investment after giving pro forma effect thereto, either (1) Excess Availability is not less than 20% of the Maximum Amount of the Facility, or (2) Excess Availability is not less than 10% of the Maximum Amount of the Facility and the sum of Excess Availability plus Suppressed Availability is not less than 25% of the Maximum Amount of the Facility.

(d)    Indebtedness. The Borrower shall not, directly or indirectly, at any time create, incur or assume or permit to exist any Indebtedness, other than (i) the Indebtedness incurred hereunder; (ii) purchase money Indebtedness or Capitalized Lease Obligations, in each case with respect to Equipment or Real Property, not exceeding $20,000,000 in aggregate principal amount at any one time outstanding; (iii) unsecured Indebtedness owing to WPI and other unsecured Indebtedness owing to any other Persons in an aggregate principal amount of all Indebtedness permitted under this clause (iii) not exceeding $220,000,000 at any one time outstanding, provided that such Indebtedness (A) matures after the last day of the Term, and (B) the maximum aggregate amount of scheduled principal payments by the Borrower with respect to such unsecured Indebtedness during the 12 month period following any date of determination does not exceed $10,000,000; (iv) existing Indebtedness set forth on Schedule 6.1(r), and (v) Refinancing Debt with respect to such existing Indebtedness; provided, however, that this covenant shall not limit or restrict the creation, incurrence or assumption of any Indebtedness by any Subsidiary.

(e)    Liens, Etc. The Borrower shall not incur or assume any Lien on or with respect to any of the Collateral, other than Permitted Liens.

(f)    Distributions. The Borrower shall not, directly or indirectly, make any Distributions other than: (i) Distributions consisting of dividends paid to the holders of Equity Interests of the Borrower in an amount not to exceed the Borrower's consolidated taxable income multiplied by the highest federal, state and local tax rate applicable to such holders of Equity

Interests, provided that no Event of Default exists at the time of such Distribution; (ii) Distributions in an amount not to exceed $1,000,000 during any consecutive 12 month period or which are otherwise made from the Borrower's unrestricted cash on hand, provided that, at the time of such Distribution and after giving effect thereto, (A) such Distribution is permitted by Applicable Law and (B) no Event of Default exists; and (iii) Distributions by the Borrower of Equity Interests owned by the Borrower in any Subsidiary that does not own any Collateral, provided that no Event of Default exists at the time of such Distribution.

(g)    Reserved.

(h)    Conduct of Business. The Borrower shall not engage in any business, other than its business conducted on the Closing Date and any activities incidental thereto.

(i)    Disposition of Assets. The Borrower shall not sell, lease, license, consign, transfer or otherwise dispose of any Collateral, other than, so long as no Event of Default exists: (i) a sale of Inventory in the Ordinary Course of Business, (ii) a sale of Receivables or Inventory outside of the Ordinary Course of Business so long as, (A) the aggregate Value of such Receivables and Inventory disposed of does not exceed $5,000,000 for the period beginning on the Closing Date through the Expiration Date, or (B) with respect to any dispositions in excess of the amount in clause (ii)(A) hereof, on each day during the 30 consecutive days prior to such disposition, either (1) Excess Availability is not less than 20% of the Maximum Amount of the Facility or (2) Excess Availability is not less than 10% of the Maximum Amount of the Facility and the sum of Excess Availability plus Suppressed Availability is not less than 25% of the Maximum Amount of the Facility; (iii) a transfer of Equipment to an Affiliate of the Borrower located outside the United States; (iv) a sale of Equipment to any Person, including a disposition of Equipment in connection with a sale-leaseback transaction or synthetic lease; and (v) a disposition approved in writing by the Administrative Agent and the Lenders.

(j)    Transactions With Affiliates. The Borrower shall not enter into or be a party to any transaction with an Affiliate, except (i) transactions contemplated by the Loan Documents; (ii) transactions with Affiliates that were consummated prior to the Closing Date; and (iii) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in a comparable arm's-length transaction with an unaffiliated Person.

(k)    Fundamental Changes. Except as permitted under Section 7.1(a), the Borrower shall not merge, combine or consolidate with any Person (unless the Borrower is the surviving entity of such merger, combination or consolidation), or liquidate, dissolve, or wind up its affairs, in each case whether in a single transaction or in a series of related transactions; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1        Events of Default. The occurrence of any of the following events shall constitute an "Event of Default":

(a)the Borrower shall fail to pay (i) any principal of or interest on the Loans or any of the LC Obligations when due, whether at stated maturity, by acceleration, or otherwise, or (ii) any other Obligations within 20 days of demand therefor (or in the case of Unused Line Fees, three Business Days after the due date thereof); or

(b)the Borrower shall (i) default in the performance or observance of any agreement, covenant, condition, provision or term contained in Sections 2.4, 7.1(a)(i), 7.1(f), 7.1(g)(ii), 7.1(h)(i), or 7.2 (to the extent that such default is not curable) hereof; (ii) default in the performance or observance of any agreement, covenant, condition, provision or term contained in Section 7.1(k)(i), (ii) or (iii) and such failure continues for a period of 15 days; (iii) default in the performance or observance of any agreement, covenant, condition, provision or term contained in Section 7.1(k)(iv) or (v) and such failure continues for a period of (A) five days if such default occurs on a date when (1) Excess Availability is greater than 20% of the Maximum Amount of the Facility, or (2) Excess Availability is greater than 10% of the Maximum Amount of the Facility and the sum of Excess Availability plus Suppressed Availability is greater than 25% of the Maximum Amount of the Facility, or (B) two days if such default occurs at any other time; or (iv) default in the performance or observance of any agreement, covenant, condition, provision or term contained in this Agreement or any other Loan Document (other than those referred to in Sections 8.1(a) and (b)(i)) and such failure continues for a period of 30 days (or in the case of a curable default under Section 7.2, 15 days) from the earlier of the date on which (A) the Borrower has received notice of such failure in accordance with Section 10.1 and (B) a Responsible Officer of the Borrower has knowledge of such failure or, if such default is capable of being cured and the Borrower has undertaken to cure such default within such 30-day period and is diligently prosecuting and pursuing such cure thereafter, such failure continues for a period of 60 days from such date of initial notice or knowledge; or

(c)the Borrower shall dissolve, wind up or otherwise cease to conduct its business; or

(d)the Borrower shall become the subject of an Insolvency Event; or

(e)(i) Except with respect to any Indebtedness owing by the Borrower to WPI, the Borrower shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(f)any representation or warranty made by the Borrower under or in connection with any Loan Document or amendment or waiver thereof, or in any Financial Statement, report or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect when made or deemed made; or

(g)any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Borrower, exceeds

$10,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), in the aggregate shall be rendered against the Borrower and (i) enforcement proceedings shall have been commenced by a judgment creditor upon such judgment or order, or (ii) there shall be 30 days, whether or not consecutive days, during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)any material covenant, agreement or obligation of the Borrower contained in or evidenced by any of the Loan Documents shall cease to be enforceable in any material respect, or shall be determined to be unenforceable in any material respect, in accordance with its terms; or the Borrower shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or

(i)a Change of Control occurs.

SECTION 8.2        Acceleration, Termination and Demand Rights. During the continuance of an Event of Default, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce its claims against the Borrower:

(a)Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to the Borrower specified in Section 8.1(d), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of the Administrative Agent or any Lender.

(b)Termination of Commitments. To declare the Commitments immediately terminated (except with respect to any Event of Default with respect to the Borrower set forth in Section 8.1(d), in which case the Commitments shall automatically terminate) and, at all times thereafter, any Loan made by a Lender or the Administrative Agent shall be in such Lender's or the Administrative Agent's sole and absolute discretion and none of the other Lenders shall have any obligation with respect thereto. Notwithstanding any such termination, until all Obligations shall have been fully and indefeasibly paid and satisfied, the Administrative Agent shall retain all security in existing and future Receivables included in the Collateral and existing and future Inventory of the Borrower and all other Collateral held by it hereunder.

SECTION 8.3        Other Remedies.

(a)During the continuance of an Event of Default, the Administrative Agent shall have all rights and remedies with respect to the Obligations and the Collateral under Applicable Law and the Loan Documents, and the Administrative Agent may do any or all of the following:

(i)remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Borrower's Receivables or use (at the expense of the Borrower) such supplies or space of the Borrower at the Borrower's places of business necessary to administer, enforce and collect such Receivables including any supporting obligations;

(ii)accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Borrower's Receivables (in the name of the Borrower or the Administrative Agent) and otherwise administer and collect such Receivables;

(iii)sell, assign and deliver the Borrower's Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to Applicable Law; and

(iv)foreclose the Liens created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

(b)The Administrative Agent may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by the Borrower. If notice of intended disposition of any Collateral is required by law, it is agreed that 10 days' notice shall constitute reasonable notification. The Borrower will assemble the Collateral in its possession and make it available at such locations as the Administrative Agent may specify, whether at the premises of the Borrower or elsewhere, and will make available to the Administrative Agent the premises and facilities of the Borrower for the purpose of the Administrative Agent's taking possession of or removing the Collateral or putting the Collateral in saleable form. The Administrative Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Administrative Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Borrower hereby grants the Administrative Agent a license, during the continuation of an Event of Default, to enter and occupy any of the Borrower's leased or owned premises and facilities, without charge, to exercise any of the Administrative Agent's rights or remedies.

SECTION 8.4        License for Use of Software and Other Intellectual Property. The Borrower hereby grants to the Administrative Agent a license or other right to use, during the continuation of an Event of Default, without charge, all computer software programs, data bases, processes, trademarks, tradenames, copyrights, labels, trade secrets, service marks, advertising materials and other rights, assets and materials used by the Borrower in connection with its businesses or in connection with the Collateral, but only to the extent such rights are assignable by the Borrower and the Borrower is not prohibited by any agreement or Applicable Law from making such assignment.

SECTION 8.5        No Marshalling; Deficiencies; Remedies Cumulative. The Administrative Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source of Collateral or from the Borrower before seeking recourse against or satisfaction from another source of Collateral or from the Borrower. The net cash proceeds resulting from the Administrative Agent's exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, including any and all Collections (after deducting all of the Administrative Agent's expenses related thereto), shall be applied by the Administrative Agent to such of the Obligations and in such order as the Administrative Agent shall elect in its sole and absolute discretion, whether due or to become due. The Borrower shall remain liable to the Administrative Agent and the Lenders for any deficiencies, and the Administrative Agent and the Lenders in turn agree to remit to the Borrower or its successor or assign any surplus resulting therefrom. All of the Administrative Agent's and the Lenders' remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and the Borrower or in such order and with respect to such Collateral or the Borrower as the Administrative Agent may deem desirable, and are not intended to be exhaustive.

SECTION 8.6        Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, the Borrower hereby waives, to the extent permitted by law, any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Administrative Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by Applicable Law or of the time, place or terms of sale in connection with the exercise of the Administrative Agent's rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by the Administrative Agent of any Collateral. The Borrower also consents that the Administrative Agent may, during the continuation of an Event of Default, enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and the Borrower acknowledges that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm's-length negotiations.

SECTION 8.7        Further Rights of the Administrative Agent.

(a)Further Assurances. The Borrower shall do all things and shall execute and deliver all documents and instruments reasonably requested by the Administrative Agent to protect or perfect any Lien (and the priority thereof other than with respect to Permitted Liens) of the Administrative Agent on the Collateral.

(b)Insurance; Etc. If the Borrower shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if the Borrower shall fail to perform or comply with any other covenant, promise or obligation to the Administrative Agent or the Lenders hereunder or under any other Loan Document, the

Administrative Agent may (but shall not be required to), if the Borrower has not done so within 10 days after the Administrative Agent's written request (except at any time that an Event of Default exists, in which case such written request is not required with respect to any items referred to in this paragraph which constitute Extraordinary Expenses), perform, pay, satisfy, discharge or bond the same for the account of the Borrower, and all amounts so paid by the Administrative Agent or the Lenders shall be treated as a Revolving Credit Loan, comprised of Base Rate Advances hereunder and shall constitute part of the Obligations.

ARTICLE IX
THE AGENT

SECTION 9.1        Appointment, Authority and Duties of the Administrative Agent.

(a)Each Lender hereby irrevocably appoints and designates BofA as the Administrative Agent to act as herein specified. The Administrative Agent may, and each Lender by its acceptance of a Note and becoming a party to this Agreement shall be deemed irrevocably to have authorized the Administrative Agent to, enter into all Loan Documents to which the Administrative Agent is or is intended to be a party and all amendments hereto and all Security Documents at any time executed by the Borrower, for its benefit and the Pro Rata benefit of Lenders and, except as otherwise provided in this Article IX, to exercise such rights and powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto. Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders of any of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents; (ii) execute and deliver as the Administrative Agent each Loan Document (including each Imported Inventory Agreement) and accept delivery of each such agreement by the Borrower or any other Person; (iii) act as collateral agent for Secured Parties for purposes of the perfection of all Liens and Liens created by this Agreement or the Security Documents and, subject to the direction of the Required Lenders, for all other purposes stated therein, provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as a collateral sub-agent for the Administrative Agent and the other Lenders for purposes of the perfection of all Liens and Liens with respect to the Borrower's deposit accounts maintained with, and all cash and Cash Equivalents held by, such Lender; (iv) subject to the direction of the Required Lenders, manage, supervise or otherwise deal with the Collateral; and (v) except as may be otherwise specifically restricted by the terms of this Agreement and subject to the direction of the Required Lenders, exercise all remedies given to the Administrative Agent with respect to the Borrower or any of the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship with any Lender (or any

Lender's participants). Unless and until its authority to do so is revoked in writing by Required Lenders, the Administrative Agent alone shall be authorized to determine whether any Receivables or Inventory constitute Eligible Receivables or Eligible Inventory (basing such determination in each case upon the meanings given to such terms in Article I), or whether to impose or release any reserve, and to exercise its own judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from any liability to Lenders or any other Person for any errors in judgment.

(b)The Administrative Agent (which term, as used in this sentence, shall include reference to the Administrative Agent's officers, directors, employees, attorneys, agents and Affiliates and to the officers, directors, employees, attorneys and agents of the Administrative Agent's Affiliates) shall not: (i) have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents or (ii) be required to take, initiate or conduct any Enforcement Action (including any litigation, foreclosure or collection proceedings hereunder or under any of the other Loan Documents) except to the extent directed to do so in writing by the Required Lenders during the continuance of any Event of Default. The conferral upon the Administrative Agent of any right hereunder shall not imply a duty on the Administrative Agent's part to exercise any such right unless instructed to do so by the Required Lenders in accordance with this Agreement.

(c)The Administrative Agent may perform any of its duties by or through its agents and employees and may employ one or more the Agent Professionals and shall not be responsible for the negligence or misconduct of any such the Agent Professionals selected by it with reasonable care. Borrower shall promptly (and in any event, on demand) reimburse the Administrative Agent for all reasonable expenses (including all Extraordinary Expenses) incurred by the Administrative Agent pursuant to any of the provisions hereof or of any of the other Loan Documents or in the execution of any of the Administrative Agent's duties hereby or thereby created or in the exercise of any right or power herein or therein imposed or conferred upon it or Lenders (excluding, however, general overhead expenses), and each Lender agrees promptly to pay to the Administrative Agent, on demand, such Lender's Pro Rata share of any such reimbursement for expenses (including Extraordinary Expenses) that is not timely made by the Borrower to the Administrative Agent.

(d)The rights, remedies, powers and privileges conferred upon the Administrative Agent hereunder and under the other Loan Documents may be exercised by the Administrative Agent without the necessity of the joinder of any other parties unless otherwise required by Applicable Law. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any of the other Loan Documents, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any of the Loan Documents pursuant to or in accordance with the instructions of the Required Lenders except for the Administrative Agent's own gross negligence or willful misconduct in connection with any action taken by it. Notwithstanding anything to the contrary contained in this Agreement, the

Administrative Agent shall not be required to take any action that is in its opinion contrary to Applicable Law or the terms of any of the Loan Documents or that would in its reasonable opinion subject it or any of its officers, employees or directors to personal liability.

(e)The Administrative Agent shall promptly, upon receipt thereof, forward to each Lender (i) copies of any significant written notices, reports, certificates and other information received by the Administrative Agent from the Borrower (but only if and to the extent the Borrower is not required by the terms of the Loan Documents to supply such information directly to Lenders) and (ii) copies of the results of any field audits or other examinations made or prepared by or on behalf of the Administrative Agent with respect to the Borrower or the Collateral (each, a "Report" and collectively, "Reports").

SECTION 9.2        Agreements Regarding Collateral and Examination Reports.

(a)Lenders hereby irrevocably authorize the Administrative Agent to release any Lien with respect to any Collateral (i) upon the termination of the Commitments and Full Payment of the Obligations, (ii) in accordance with the provisions of Section 3.7, or (iii) with the written consent of all Lenders. The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that any of the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered, or that the Administrative Agent's Liens have been properly, sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority or to exercise any duty of care with respect to any of the Collateral.

(b)The Administrative Agent and the Lenders each hereby appoints each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, in accordance with the UCC or any other Applicable Law, can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent's request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent's instructions.

(c)Each Lender agrees that neither BofA nor the Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report and shall not be liable for any information contained in or omitted from any such Report; agrees that the Reports are not intended to be comprehensive audits or examinations and that BofA or the Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrower's books and records as well as upon representations of Borrower' officers and employees; agrees to keep all Reports confidential and strictly for its internal use and not to distribute the Reports (or the contents thereof) to any Person (except to its Participants, attorneys, accountants and other Persons with whom such Lender has a confidential relationship) or use any Report in any other manner; and, without limiting the generality of any other indemnification contained herein, agrees to hold the Administrative Agent and any other Person preparing a Report harmless from any action that the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying

Lender's participation in, or its purchase of, a loan or loans of the Borrower, and to pay and protect, and indemnify, defend and hold the Administrative Agent and each other such Person preparing a Report harmless from and against all claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys' fees) incurred by the Administrative Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or any part of any Report through the indemnifying Lender.

SECTION 9.3        Reliance By The Administrative Agent. The Lenders agree the Administrative Agent shall be entitled to rely, and shall be fully protected in so relying, upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, telecopier message or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of the Agent Professionals selected by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent may rely upon any Notice of Borrowing, LC Request, Notice of Continuation/Conversion or any similar notice or request believed by the Administrative Agent to be genuine. As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding upon Lenders.

SECTION 9.4        Action Upon Default. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless it has received written notice from a Lender or the Borrower specifying the occurrence and nature of such Default or Event of Default. If the Administrative Agent shall receive such a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, the Administrative Agent shall promptly notify Lenders and the Administrative Agent may (and shall upon written direction of the Required Lenders) take such action and assert such rights and remedies under this Agreement and the other Loan Documents as the Administrative Agent shall deem necessary or appropriate, or shall refrain from taking such action and asserting such rights, as the Required Lenders shall direct in writing from time to time. If any Lender shall receive a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, such Lender shall promptly notify the Administrative Agent and the other Lenders in writing. As provided in Section 9.3, the Administrative Agent shall not be subject to any liability by reason of acting or refraining to act pursuant to any request of the Required Lenders except for its own willful misconduct or gross negligence in connection with any action taken by it. In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any legal action or institute any action or proceeding against the Borrower with respect to any of the Obligations or Collateral or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by the

Administrative Agent and the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 9.4 or elsewhere in this Agreement, each Lender shall be authorized to take such action to preserve or enforce its rights against the Borrower where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against the Borrower, including the filing of proofs of claim in any Insolvency Proceeding.

SECTION 9.5        Ratable Sharing. If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the Bankruptcy Code) of any Obligations of the Borrower (whether voluntary, involuntary, through the exercise of any right of set off or otherwise) in excess of its Pro Rata share of payments or reductions on account of such Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and the Administrative Agent of such receipt and (ii) purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 9.5 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 9.6        Indemnification of the Agent Indemnitees.

(a)Each Lender agrees to indemnify and defend Agent Indemnitees (to the extent not reimbursed by the Borrower, but without limiting the indemnification obligations of the Borrower under any of the Loan Documents), on a Pro Rata basis, and to hold each of Agent Indemnitees harmless from and against, any and all Claims which may be imposed on, incurred by or asserted against any of Agent Indemnitees in any way related to or arising out of any of the Loan Documents or referred to herein or therein or the transactions contemplated thereby (including the costs and expenses which the Borrower is obligated to pay under Section 10.4 or amounts the Administrative Agent may be called upon to pay in connection with any lockbox or Dominion Account arrangement contemplated hereby or the enforcement of any of the terms of any Loan Documents).

(b)Without limiting the generality of the foregoing provisions of this Section 9.6, if the Administrative Agent should be sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person on account of any alleged preference or fraudulent transfer received or alleged to have been received from the Borrower as the result of any transaction under the Loan Documents, then in such event any monies paid by the Administrative Agent in settlement or satisfaction of such suit, together with all Extraordinary Expenses incurred by the Administrative Agent in the defense of same, shall be promptly reimbursed to the Administrative Agent by Lenders to the extent of each Lender's Pro Rata share.

(c)Without limiting the generality of the foregoing provisions of this Section 9.6, if at any time (whether prior to or after the Expiration Date) any action or proceeding shall be brought against any of Agent Indemnitees by the Borrower or by any other Person claiming by, through or under the Borrower, to recover damages for any act taken or omitted by the Administrative Agent under any of the Loan Documents or in the performance of any rights, powers or remedies of the Administrative Agent against the Borrower, any Account Debtor, the Collateral or with respect to any Loans, or to obtain any other relief of any kind on account of any transaction involving any Agent Indemnitees under or in relation to any of the Loan Documents, each Lender agrees to indemnify, defend and hold Agent Indemnitees harmless with respect thereto and to pay to Agent Indemnitees such Lender's Pro Rata share of such amount as any of Agent Indemnitees shall be required to pay by reason of a judgment, decree, or other order entered in such action or proceeding or by reason of any compromise or settlement agreed to by Agent Indemnitees, including all interest and costs assessed against any of Agent Indemnitees in defending or compromising such action, together with attorneys' fees and other legal expenses paid or incurred by Agent Indemnitees in connection therewith; provided, however, that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they arise solely from the willful misconduct or gross negligence of such Agent Indemnitee. In the Administrative Agent's discretion, the Administrative Agent may also reserve for or satisfy any such judgment, decree or order from proceeds of Collateral prior to any distributions therefrom to or for the account of Lenders.

SECTION 9.7        Limitation on Responsibilities of the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances to its satisfaction from Lenders of their indemnification obligations under Section 9.6 against any and all indemnified Claims which may be incurred by the Administrative Agent by reason of taking or continuing to take any such action. The Administrative Agent shall not be liable to Lenders for any action taken or omitted to be taken under or in connection with this Agreement or the other Loan Documents except as a result and to the extent of losses caused by the Administrative Agent's actual gross negligence or willful misconduct. The Administrative Agent does not assume any responsibility for any failure or delay in performance or breach by the Borrower or any Lender of its obligations under this Agreement or any of the other Loan Documents. The Administrative Agent does not make to Lenders, and no Lender makes to the Administrative Agent or the other Lenders, any express or implied warranty, representation or guarantee with respect to the Obligations, the Collateral, the Loan Documents or the Borrower. Neither the Administrative Agent nor any of its officers, directors, employees, attorneys or agents shall be responsible to Lenders, and no Lender nor any of its agents, attorneys or employees shall be responsible to the Administrative Agent or the other Lenders, for: (i) any recitals, statements, information, representations or warranties contained in any of the Loan Documents or in any certificate or other document furnished pursuant to the terms hereof; (ii) the execution, validity, genuineness, effectiveness or enforceability of any of the Loan Documents; (iii) the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; (iv) the validity, enforceability or collectibility of any the Obligations; or (v) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of the Borrower or any Account Debtor. Neither the Administrative Agent nor any of its officers, directors, employees, attorneys or agents shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of

Default, the observance or performance by the Borrower of any of the duties or agreements of the Borrower under any of the Loan Documents or the satisfaction of any conditions precedent contained in any of the Loan Documents. The Administrative Agent may consult with and employ legal counsel, accountants and other experts and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.

SECTION 9.8        Successor Administrative Agent and Co-Agents.

(a)Subject to the appointment and acceptance of a successor to the Administrative Agent as provided below, the Administrative Agent may resign at any time by giving at least 30 days written notice thereof to each Lender and the Borrower. Upon receipt of any notice of such resignation, the Required Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor to the Administrative Agent which shall be (i) a Lender, (ii) a United States based affiliate of a Lender, or (iii) a commercial bank that is organized under the laws of the United States or of any State thereof and has a combined capital surplus of at least $500,000,000 and, provided no Default or Event of Default then exists, is reasonably acceptable to Borrower (and for purposes hereof, any Person referred to in the last sentence of this Section 9.8(a) as a successor to BofA shall be deemed acceptable to the Borrower). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may appoint, after consultation with Lenders and the Borrower, a successor agent from among Lenders. Upon the acceptance by a successor the Administrative Agent of an appointment to serve as the Administrative Agent hereunder, such successor the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring the Administrative Agent without further act, deed or conveyance, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to enjoy the benefits of the indemnification set forth in Sections 9.6. After any retiring or the Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this Article IX (including the provisions of Section 9.6) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the stock or assets of BofA shall continue to be the Administrative Agent hereunder without further act on the part of the parties hereto unless such successor shall resign in accordance with the provisions hereof.

(b)It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as agent or otherwise in any jurisdiction. In case of litigation under any of the Loan Documents, or in case the Administrative Agent deems that by reason of present or future laws of any jurisdiction the Administrative Agent might be prohibited from exercising any of the powers, rights or remedies granted to the Administrative Agent or the Lenders hereunder or under any of the Loan Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Loan Documents, the Administrative Agent may appoint an additional Person as a separate collateral agent or co-collateral agent which is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies. If the Administrative Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by any of the Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by either of them. Should any instrument from Lenders be required by the separate collateral agent or co-collateral agent so appointed by the Administrative Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by Lenders whether or not a Default or Event of Default then exists. In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

SECTION 9.9        Consents, Amendments and Waivers.

(a)No amendment or modification of any provision of this Agreement or any of the other Loan Documents, nor any waiver of any Default or Event of Default, shall be effective without the prior written agreement or consent of the Required Lenders; provided, however, that

(i)without the prior written consent of the Administrative Agent, no amendment or waiver shall be effective with respect to any provision in any of the Loan Documents (including Section 10.4 and this Section 9.9) to the extent such provision relates to the rights, duties, immunities, exculpation, indemnification or discretion of the Administrative Agent;

(ii)without the prior written consent of Issuing Bank, no amendment or waiver with respect to any of the LC Obligations or the provisions of Sections 2.2 or 5.2(c) shall be effective;

(iii)without the prior written consent of each affected Lender, except as otherwise expressly provided in this Agreement, no amendment or waiver shall be effective that would (A) increase or otherwise modify any Commitment of such Lender (other than to reduce such Lender's Commitment on a proportionate basis with the same Commitments of other Lenders); (B) alter (other than to increase) the rate of interest payable in respect of any Obligations owed to such Lender; (C) waive any interest or fee payable to such Lender pursuant to Article III; or (D) subordinate the payment of any Obligations owed to such Lender to the payment of any Indebtedness; and

(iv)without the prior written consent of all Lenders, no amendment or waiver shall be effective that would (A) waive any Default or Event of Default if the Default or Event of Default relates to the Borrower's failure to observe or perform any covenant that may not be amended without the unanimous written consent of Lenders (and, where so provided hereinafter, the written consent of the Administrative Agent) as hereinafter set forth; (B) change the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder; (C) amend the definition of "Required Lenders"; (D) amend this Section 9.9; (E) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loans or any fees payable hereunder; (F) postpone any date on which any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder is required to be made; (G) except as authorized in Section 9.2(a), release all or substantially all the Collateral; or (H) amend the definition of "Borrowing Base" if the effect thereof would be to increase the amount of Revolving Credit Loans available to the Borrower or amend the definitions of "Availability Block" or "Excess Availability".

Notwithstanding the foregoing, the consent or agreement of the Borrower shall not be necessary to the effectiveness of any amendment or waiver of any provision of this Agreement that deals solely with the rights and duties of Lenders and the Administrative Agent as among themselves, including Section 2.9(d) and Article IX. The making of any Loans hereunder by any Lender during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing and then only in the specific instance and for the specific purpose for which it was given.
(b)Borrower will not, directly or indirectly, pay or cause to be paid any remuneration or other thing of value, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for or as an inducement to the consent to or agreement by such Lender with any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Loan Documents, unless such remuneration or thing of value is concurrently paid, on the same terms, on a Pro Rata or other mutually agreed upon basis to all Lenders; provided, however, that the Borrower may contract to pay a fee only to those Lenders who actually vote in writing to approve any waiver or amendment of the terms and provisions of this Agreement or any of the other Loan Documents to the extent that such waiver or amendment may be implemented by vote of the Required Lenders and such waiver or amendment is in fact approved.

(c)Any request, authority or consent of any Person who, at the time of making such request or giving such a authority or consent, is a Lender, shall be conclusive and binding upon any Transferee of such Lender.

SECTION 9.10    Due Diligence and Non-Reliance. Each Lender hereby acknowledges and represents that it has, independently and without reliance upon the Administrative Agent or the other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of the Borrower and its own decision to enter into this Agreement, to fund the Loans to be made by it, issue Letters of Credit and purchase participations in the LC Obligations pursuant to Section 2.2, and each Lender has made such inquiries concerning the Loan Documents, the Collateral and the Borrower as such Lender feels necessary and appropriate, and has taken such care on its own behalf as would have been the case had it entered into the other Loan Documents without the intervention or participation of the other Lenders or the Administrative Agent. Each Lender hereby further acknowledges and represents that the other Lenders and the Administrative Agent have not made any representations or warranties to it concerning the Borrower, any of the Collateral or the legality, validity, sufficiency or enforceability of any of the Loan Documents. Each Lender also hereby acknowledges that it will, independently and without reliance upon the other Lenders or the Administrative Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and in taking or refraining to take any other action under this Agreement or any of the other Loan Documents. Except for notices, reports and other information expressly required to be furnished to Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to the Administrative Agent by the Borrower or any credit or other information concerning the affairs, financial condition, business or Properties of the Borrower (or any of its Affiliates) which may come into possession of the Administrative Agent or any of the Administrative Agent's Affiliates.

SECTION 9.11    Representations and Warranties of Lenders. Each Lender represents and warrants to the Borrower, the Administrative Agent and the other Lenders that it has the power to enter into and perform its obligations under this Agreement and the other Loan Documents, and that it has taken all necessary and appropriate action to authorize its execution and performance of this Agreement and the other Loan Documents to which it is a party, each of which will be binding upon it and the obligations imposed upon it herein or therein will be enforceable against it in accordance with the respective terms of such documents; and none of the consideration used by it to make or fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Internal Revenue Code assets of any "plan" as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

SECTION 9.12    The Required Lenders. As to any provisions of this Agreement or the other Loan Documents under which action may or is required to be taken upon direction or approval of the Required Lenders, the direction or approval of the Required Lenders shall be binding upon each Lender to the same extent and with the same effect as if each Lender joined therein. Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not be deemed to be a beneficiary of, or be entitled to enforce, sue upon or assert as a defense to any of the Obligations, any provisions of this Agreement that requires the Administrative Agent or any Lender to act, or conditions their authority to act, upon the direction or consent of the Required Lenders; and any action taken by the Administrative Agent or any Lender that requires the consent or direction of the Required Lenders as a condition to taking such action shall, insofar as the Borrower is concerned, be presumed to have been taken with the requisite consent or direction of the Required Lenders.

SECTION 9.13    Several Obligations. The obligations and Commitment of each Lender under this Agreement and the other Loan Documents are several and neither the Administrative Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations or Commitment hereunder or thereunder. Notwithstanding any liability of the Lenders stated to be joint and several to third Persons under any of the Loan Documents, such liability shall be shared, as among Lenders, Pro Rata.

SECTION 9.14    Administrative Agent in its Individual Capacity. With respect to its obligation to lend under this Agreement, the Loans made by it and each Note issued to it, the Administrative Agent shall have the same rights and powers hereunder and under the other Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms "Lenders," "Required Lenders," or any similar term shall, unless the context clearly otherwise indicates, include the Administrative Agent in its capacity as a Lender. The Administrative Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower, as if it were any other bank and without any duty to account therefor (or for any fees or other consideration received in connection therewith) to the other Lenders. BofA or its Affiliates may receive information regarding the Borrower or any of the Borrower's Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of the Borrower or any of their Affiliates) and Lenders acknowledge that neither the Administrative Agent nor BofA shall be under any obligation to provide such information to Lenders to the extent acquired by BofA in its individual capacity and not as the Administrative Agent hereunder.

SECTION 9.15    No Third Party Beneficiaries. This Article IX is not intended to confer any rights or benefits upon the Borrower or any other Person except the Administrative Agent and the Lenders, and no Person (including the Borrower) other than the Administrative Agent and the Lenders shall have any right to enforce any of the provisions of this Article IX except as expressly provided in Section 9.1. As between the Borrower and the Administrative Agent, any action that the Administrative Agent may take or purport to take on behalf of Lenders under any of the Loan Documents shall be conclusively presumed to have been authorized and approved by Lenders as herein provided.

SECTION 9.16    Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender's portion of the Revolving Credit Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender has been received by the Administrative Agent.

SECTION 9.17    Replacement of Certain Lenders. If a Lender ("Non-Consenting Lender") shall have (i) failed to fund its Pro Rata share of any Loan requested (or deemed requested) by the Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured within two Business Days, (ii) requested compensation from the Borrower under Section 4.6 to recover increased costs incurred by such Lender (or its parent or holding company) which are not being incurred generally by the other Lenders (or their respective parents or holding companies), (iii) delivered a notice pursuant to Section 2.3(d) claiming that such Lender is unable to extend LIBOR Rate Advances to Borrower for reasons not generally applicable to the other Lenders, (iv) delivered a notice pursuant to Section 4.7(h) (and such Lender is a Foreign Lender), (v) defaulted in paying or performing any of its obligations to the Administrative Agent, or (vi) failed (within five Business Days after the Administrative Agent's request) or refused to give its consent to any amendment, waiver or action for which consent of all of the Lenders is required and in respect of which the Required Lenders have consented, then, in any such case and in addition to any other rights and remedies that the Administrative Agent, any other Lender or the Borrower may have against such Non-

Consenting Lender, the Borrower or the Administrative Agent may make written demand on such Non-Consenting Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Non-Consenting Lender to assign, and such Non-Consenting Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within five Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees designated by the Administrative Agent, all of such Non-Consenting Lender's rights and obligations under this Agreement (including its Commitment and all Loans owing to it) in accordance with Section 11.3. The Administrative Agent is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Non-Consenting Lender which fails or refuses to execute and deliver the same within five Business Days after the date of such demand. The Non-Consenting Lender shall be entitled to receive, in cash and concurrently with execution and delivery of each such Assignment and Acceptance, all amounts then owed to the Non-Consenting Lender by the Borrower hereunder, including the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment (but excluding amounts otherwise then due and payable under Section 4.6). Upon the replacement of any Non-Consenting Lender pursuant to this Section 9.17, such Non-Consenting Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of the Administrative Agent in any Collateral and such Non-Consenting Lender shall have no further liability to the Administrative Agent, any Lender or any other Person under any of the Loan Documents (except as provided in Section 9.6 as to events or transactions which occur prior to the replacement of such Non-Consenting Lender), including any commitment to make Loans or purchase participations in LC Obligations. The Administrative Agent shall have the right at any time, but shall not be obligated to, upon written notice to any Lender and with the consent of such Lender (which may be granted or withheld in such Lender's discretion), to purchase for the Administrative Agent's own account all of such Lender's right, title and interest in and to this Agreement, the other Loan Documents and the Obligations (together with such Lender's interest in the Commitments), for the face amount of the Obligations owed to such Lender (or such greater or lesser amount as the Administrative Agent and such Lender may mutually agree upon).

SECTION 9.18    Remittance of Payments and Collections.

(a)All payments by any Lender to the Administrative Agent shall be made not later than the time set forth elsewhere in this Agreement on the Business Day such payment is due; provided, however, that if such payment is due on demand by the Administrative Agent and such demand is made on the paying Lender after 11:00 a.m. (New York time) on such Business Day, then payment shall be made by 11:00 a.m. (New York time) on the next Business Day. Payment by the Administrative Agent to any Lender shall be made by wire transfer, promptly following the Administrative Agent's receipt of funds for the account of such Lender and in the type of funds received by the Administrative Agent; provided, however, that if the Administrative Agent receives such funds at or prior to 12:00 noon (New York time), the Administrative Agent shall pay such funds to such Lender by 2:00 p.m. on such Business Day, but if the Administrative Agent receives such funds after 12:00 noon, the Administrative Agent shall pay such funds to such Lender by 2:00 p.m. on the next Business Day.

(b)With respect to the payment of any funds from the Administrative Agent to a Lender or from a Lender to the Administrative Agent, the party failing to make full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest thereon at the Federal Funds Rate. In no event shall the Borrower be entitled to receive any credit for any interest paid by the Administrative Agent to any Lender, or by any Lender to the Administrative Agent, at the Federal Funds Rate as provided herein.

(c)    If the Administrative Agent pays any amount to a Lender in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent shall be entitled to recover such amount from each Lender that receives such amount. If the Administrative Agent determines at any time that any amount received by it under this Agreement or any of the other Loan Documents must be returned to the Borrower or paid to any other Person pursuant to any Applicable Law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement or any of the other Loan Documents, the Administrative Agent shall not be required to distribute such amount to any Lender.
ARTICLE X
GENERAL PROVISIONS

SECITON 10.1    Notices and Communications.

(a)Except as otherwise provided in Section 2.11, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address or facsimile number for such party on the signature pages hereof (or, in the case of a Person who becomes a Lender after the date hereof, at the address shown on the applicable Assignment and Acceptance by which such Person became a Lender) or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and Borrower in accordance with the provisions of this Section 10.1.

(b)Except as otherwise provided in Section 2.11, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by a nationally recognized overnight delivery service, two Business Days after such communication is sent by such overnight delivery service addressed to the noticed party at the address specified herein, or (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party. In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the Loan Documents. Notwithstanding the foregoing, no notice to or upon the Administrative Agent pursuant to Sections 2.2, 2.3 or 2.8(c) shall be effective until after actually received by the individual to whose attention at the Administrative Agent such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

(c)Electronic mail and (with the permission of the noticed party) intranet websites may be used only to distribute routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 7.1(k), and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose as effective notice under this Agreement or any of the other Loan Documents.

The Administrative Agent and each Lender shall be authorized to rely and act upon any notices (including telephonic communications) purportedly given by or on behalf of the Borrower even if such notices were made in a manner other than as specified herein, were incomplete or were not preceded or followed by any other form of notice specified or required herein, or the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower agrees to indemnify and defend each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by any such Indemnitee on each telephone communication purportedly given by a Responsible Officer, on behalf of the Borrower or, with respect to Letters of Credit, Persons who are identified in writing by Borrower to the Administrative Agent from time to time.

SECTION 10.2    Delays; Partial Exercise of Remedies. No delay or omission of any party hereto to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by any party hereto of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

SECTION 10.3    Right of Setoff. In addition to and not in limitation of all rights of offset that the Administrative Agent, any Lender or any of their respective Affiliates may have under Applicable Law, while an Event of Default is continuing, the Administrative Agent, the Lenders and their respective Affiliates shall have the right to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by the Administrative Agent, the Lenders or any of their respective Affiliates to or for the credit or the account of the Borrower or the Borrower's Subsidiaries against any and all of the Obligations. In the event that the Administrative Agent or any Lender exercises any of its rights under this Section 10.3, the Administrative Agent or such Lender shall provide notice to the Borrower of such exercise, provided that, without prejudice to the Borrower's right to assert a claim for any damages it may incur as a result of any failure by the Administrative Agent or such Lender to give such notice, the failure to give such notice shall not affect the validity of the exercise of such rights.

SECTION 10.4    Indemnification; Reimbursement of Expenses of Collection.

(a)The Borrower hereby agrees that, whether or not any of the transactions contemplated by this Agreement, the other Loan Documents are consummated, the Borrower will indemnify, defend and hold harmless (on an after-tax basis) the Administrative Agent, the Lenders and their respective Affiliates (including Merrill Lynch), successors, assigns, directors, officers, agents, employees, advisors, shareholders and attorneys (each, an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, "Claims") (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party's gross negligence or willful misconduct) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by the Borrower of the proceeds of the Loans or (C) the Administrative Agent's, any Lender's or Merrill Lynch's entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including amounts paid in settlement (provided that any such settlement has been approved by the Borrower), court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by the Borrower in connection with compliance by the Borrower, or any of its properties, with any federal, state or local Environmental Laws and (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder or director of the Borrower or any actual or purported violation of the Borrower's Governing Documents or any other agreement or instrument to which the Borrower is a party or by which any of its properties is bound. Promptly after receipt of any Claim by a third party against an Indemnified Party which may result in an entitlement to indemnification under this paragraph, the Administrative Agent or Indemnified Party shall send a copy thereof to the Borrower, and Borrower shall have the right to defend such claim at its expense with counsel reasonably satisfactory to the Indemnified Party, as long as such defense is being expeditiously conducted. Notwithstanding the foregoing, the failure to promptly give such notice shall not negate or impair the Borrower's indemnification obligations hereunder, but shall give the Borrower the right to offset against any indemnification payment required to be made by it hereunder with respect to such Claim an amount equal to any damages caused to the Borrower by the failure to give such prompt notice. Neither the Borrower nor any Indemnified Party shall settle any third party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In addition, the Borrower shall, upon demand, pay to the Administrative Agent all costs and expenses incurred by the Administrative Agent (including the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, and pay to the Administrative Agent, each Lender and Merrill Lynch, as the case may be, all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Administrative Agent, such Lender or Merrill Lynch in (A) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) collecting the Obligations or otherwise administering this Agreement and (C) foreclosing or otherwise realizing upon the Collateral or any part thereof. If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under Applicable Law.

(b)The Borrower shall reimburse the Administrative Agent for all Extraordinary Expenses. The Borrower shall also reimburse the Administrative Agent for all reasonable out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (i) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (ii) proper enforcement actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of the Administrative Agent's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (iii) subject to the limits of Section 7.1(g), each inspection, audit or appraisal with respect to the Borrower or Collateral, whether prepared by the Administrative Agent's personnel or a third party. All amounts reimbursable by the Borrower under this Section shall constitute Obligations secured by the Collateral and shall be payable within 10 days (five days, in the case of reimbursement for appraisal or Collateral inspection costs and expenses) after demand, therefor, accompanied by reasonably detailed descriptions of the fees, costs and expenses for which reimbursement is demanded.

(c)The Borrower's obligations under Sections 4.6 and 4.7 and this Section 10.4 shall survive any termination of this Agreement and the other Loan Documents, the termination and Full Payment of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

SECTION 10.5    Nonliability of the Administrative Agent and the Lenders. The relationship among the Borrower and each Lender shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower' business or operations.

SECTION 10.6    Counterparts; Telecopied Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be manually executed and delivered by telecopier or other facsimile or electronic transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

SECTION 10.7    Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 10.8    Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Administrative Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by Applicable Law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the "Highest Lawful Rate"). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by Applicable Law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrower to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

SECTION 10.9    Entire Agreement; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

SECTION 10.10    LIMITATION OF LIABILITY. NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER SHALL HAVE ANY LIABILITY TO THE BORROWER (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE ADMINISTRATIVE AGENT OR SUCH LENDER THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT OR SUCH LENDER. THE BORROWER HEREBY WAIVES ALL FUTURE CLAIMS AGAINST THE ADMINISTRATIVE AGENT AND EACH LENDER FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

SECTION 10.11    GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

SECTION 10.12    SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (I) THIS AGREEMENT; (II) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND A LENDER; OR (III) ANY CONDUCT, ACT OR OMISSION OF THE BORROWER, THE ADMINISTRATIVE AGENT, A LENDER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ADMINISTRATIVE AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE ADMINISTRATIVE AGENT TO ENABLE THE ADMINISTRATIVE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT HAS COMMENCED A PROCEEDING, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

SECTION 10.13    JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (I) THIS AGREEMENT; (II) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND A LENDER; OR (III) ANY CONDUCT, ACT OR OMISSION OF THE BORROWER, THE ADMINISTRATIVE AGENT, A LENDER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ADMINISTRATIVE AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

SECTION 10.14    Confidentiality.

(a)The Lenders and the Administrative Agent agree to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices, any information about the Borrower or any other Persons known by the Lender to be Affiliates of the Borrower supplied by the Borrower to, or otherwise learned from the Borrower, by the Lenders or the Administrative Agent pursuant to this Agreement (collectively, "Covered Information"), provided that (x) the term Covered Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement (unless the Lender has reason to believe that such information became generally available to the public through a source that was not authorized by the Borrower or any Affiliate thereof to make such information available to the public), and (y) nothing herein shall limit the disclosure of any Covered Information (i) to the extent required by statute, rule, regulation or judicial process (subject to Section 10.14(b) below), (ii) to counsel for the Lenders, (iii) to bank examiners, auditors or accountants, (iv) in connection with any litigation to which any Lender is a party (subject to Section 10.14(b) below), (v) to a subsidiary or affiliate of any Lender as provided in paragraph (a) above or (vi) to any assignee or participant (or prospective assignee or participant) so long as the Borrower shall have consented to such Person becoming an assignee or participant (to the extent that such consent is required in Section 11.2 or 11.3) and such Person first executes and delivers to the Lender a Confidentiality Agreement.

(b)In the case of Sections 10.14(a)(y)(i) and (iv) above only, in the event that any Lender or the Administrative Agent is requested or required (by law, regulation, rule, oral questions, deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Covered Information, each such Person agrees (to the extent not prohibited from doing as a result of such law, regulation or legal process), as soon as practical, to notify the Borrower in writing of the existence, terms and circumstances of any such request or requirement so that the Borrower, at its expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of Section 10.14(a) with respect thereto. The Lenders and the Administrative Agent agree to reasonably cooperate with the Borrower, at the Borrower's expense, in seeking such protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Borrower, such person is nonetheless, in the view of counsel, legally required to disclose Covered Information, such Person may, without liability hereunder, disclose that portion of the Covered Information that such counsel advises such Person is legally required to be disclosed provided that such Person shall reasonably cooperate with the Borrower's efforts, at the Borrower's expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Covered Information so disclosed if such Affiliate, representative or agent has not delivered a Confidentiality Agreement to the Borrower.

Each Lender and the Administrative Agent shall be responsible and liable for any act or conduct of its Affiliates, representatives or agents which shall be a breach of any Confidentiality Agreement or the confidentiality obligations in this Agreement.

ARTICLE XI
BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS; AMENDMENT
AND RESTATEMENT

SECTION 11.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, the Administrative Agent and the Lenders and their respective successors and assigns (which, in the case of the Administrative Agent, shall include any successor Administrative Agent appointed pursuant to Section 9.8), except that (i) Borrower shall not have the right to assign its rights or delegate performance of any of its obligations under any of the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 11.3. The Administrative Agent may treat the Person which made any Loan or holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 11.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of any rights with respect to any Note or Loan agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of a Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

SECTION 11.2    Participations.

(a)Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other financial institutions (each a "Participant") a participating interest in any of the Obligations owing to such Lender, any Commitment of such Lender or any other interest of such Lender under any of the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement and any of the Notes shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. If a Lender sells a participation to a Person other than an Affiliate of such Lender, then such Lender shall give prompt written notice thereof to the Borrower and the Administrative Agent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of this Agreement unless the Borrower is notified of the participation sold to Participant and such Participant agrees in a written instrument reasonably acceptable to the Borrower, for the benefit of Borrower, to comply with Section 4.7 as though such Participant were a Lender, and such Participant complies with such Section 4.7.

(b)Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents.

(c)Notices. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent that any such notice may be required, and neither the Administrative Agent, the Borrower nor any other Lender shall have any obligation, duty or liability to any Participant of any other Lender. Without limiting the generality of the foregoing, neither the Administrative Agent, the Borrower nor any Lender shall have any obligation to give notices or to provide documents or information to a Participant of another Lender.

SECTION 11.3    Assignments.

(a)Permitted Assignments. Subject to its compliance with Section 11.3(b), a Lender may, in accordance with Applicable Law and, as long as no Event of Default is continuing, subject to the consent of the Borrower, which consent shall not unreasonably be withheld, at any time assign to any Eligible Assignee all or any part of its rights and obligations under the Loan Documents, so long as (i) each assignment is of a constant, and not a varying, ratable percentage of all of the transferor Lender's rights and obligations under the Loan Documents with respect to the Loans and the LC Obligations and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by the Administrative Agent and the Borrower in their discretion) and integral multiples of $5,000,000 in excess of that amount; (ii) except in the case of an assignment in whole of a Lender's rights and obligations under the Loan Documents or an assignment by one original signatory to this Agreement to another such signatory, immediately after giving effect to any assignment, the aggregate amount of the Commitments retained by the transferor Lender shall in no event be less than $25,000,000 (unless otherwise agreed by the Administrative Agent and the Borrower in their discretion); and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing contained herein shall limit in any way the right of a Lender to pledge or assign all or any portion of its rights under this Agreement or with respect to any of the Obligations to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, provided that any payment by the Borrower to the assigning Lender in respect of any assigned Obligations in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Obligations to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

(b)Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment substantially in the form attached as Exhibit C hereto, together with any consents required by Section 11.3(a), and (ii) payment of a $3,500 fee to the Administrative Agent for processing any assignment to an Eligible Assignee that is not an Affiliate of the transferor Lender, such assignment shall become effective on the effective date specified in such notice of assignment. The Assignment and Acceptance shall contain a representation and warranty by the Eligible Assignee that the assignment evidenced thereby will not result in a non-exempt "prohibited transaction" under Section 406 of ERISA. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender party to this Agreement and the other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents to the same extent as if it were an original party thereto, and no further consent or action by Borrower, Lenders or the

Administrative Agent shall be required to release the transferor Lender with respect to the Commitment (or portion thereof) of such Lender and Obligations assigned to such Eligible Assignee. Without limiting the generality of the foregoing, such Eligible Assignee shall be subject to and bound by all of the Loan Documents. Upon the consummation of any assignment to an Eligible Assignee pursuant to this Section 11.3, the transferor Lender, the Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment. If the transferor Lender shall have assigned all of its interests, rights and obligations under this Agreement pursuant to Section 11.3(a), then (i) such transferor Lender shall no longer have any obligation to indemnify the Administrative Agent with respect to any transactions, events or occurrences that transpire after the effective date of such assignment, (ii) each Eligible Assignee to which such transferor Lender shall make an assignment shall be responsible to the Administrative Agent to indemnify the Administrative Agent in accordance with this Agreement with respect to transactions, events and occurrences transpiring on and after the effective date of such assignment to it, and (iii) the transferor Lender shall continue to be entitled to the benefits of those provisions of the Loan Documents (including indemnities from the Borrower) that survive Full Payment of the Obligations.

(c)Dissemination of Information. The Borrower authorizes each Lender and the Administrative Agent to disclose to any Participant, any Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee"), and any prospective Transferee, any and all information in the Administrative Agent's or such Lender's possession concerning the Borrower, the Subsidiaries of the Borrower or the Collateral, subject to execution, prior to any such disclosure of a Confidentiality Agreement on the part of such Transferee.

SECTION 11.4    Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Loan Agreement. The Borrower confirms that the Existing Loan Agreement, the other Loan Documents and the Collateral for the Obligations thereunder (as all such capitalized terms are defined in the Existing Loan Agreement) have at all times, since the date of the execution and delivery of such documents, remained in full force and effect and, except and to the extent any Collateral was released pursuant to Section 3.7 of the Existing Loan Agreement, continued to secure such obligations that are continued as the Obligations hereunder as amended hereby; and, all such Collateral (as defined in the Existing Loan Agreement) that was not previously released pursuant to Section 3.7 of the Existing Loan Agreement, pursuant to the Loan Documents hereunder shall continue to secure the Obligations hereunder. The Revolving Credit Loans hereunder are a continuation of the Revolving Credit Loans under (and as such term is defined in) the Existing Loan Agreement. The Borrower acknowledges and agrees that the amendment and restatement of the Existing Loan Agreement by this Agreement is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, loans, liabilities, or indebtedness under the Existing Loan Agreement and other Loan Documents thereunder or the collateral security and guaranties therefor and this Agreement and the other Loan Documents are entitled to all rights and benefits originally pertaining to the Existing Loan Agreement and the other Loan Documents (as such term is defined therein). Any reference to the Existing Loan

Agreement and the obligations thereunder in any Loan Document, instrument, or agreement shall hereafter mean and include this Agreement and these Obligations, as amended hereby.

[Signatures begin on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper and duly authorized officers as of the date first set forth above.

WESTPOINT HOME, INC.

By: /s/ Nelson Griffith Name: Nelson Griffith Title: Chief Financial Officer

Address: 28 East 28th Street, 8th Floor New York, New York 10016 Attention: Chief Financial Officer Fax: (212) 679-2989 With courtesy copy to: Fax: (212) 679-2915

[Signatures continued on following page]

BANK OF AMERICA, N.A., as a Lender, Issuing Bank and the Administrative Agent

By: /s/ John Yankaukas Name: John Yankaukas Title: Senior Vice President

Address: 300 Galleria Parkway, N.W. Suite 800 Atlanta, Georgia 30339 Attention: WestPoint Loan Administration Telecopier No.: (404) 607-3275

EXHIBIT A
REVOLVING CREDIT NOTE

_______________, 20__
U.S. $_______________.__	Atlanta, Georgia
FOR VALUE RECEIVED, the undersigned, WESTPOINT HOME, INC., a Delaware corporation (hereinafter referred to as "Borrower"), hereby unconditionally promises to pay to the order of ______________________________________ (herein, together with any subsequent holder hereof, called the "Holder") the principal sum of $_______________ or such lesser sum as may constitute Holder's Pro Rata share of the outstanding principal amount of all Revolving Credit Loans pursuant to the terms of the Loan Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to Section 2.9 of the Loan Agreement, in strict accordance with the terms thereof. Borrower likewise unconditionally promises to pay to Holder interest from and after the date hereof on Holder's Pro Rata share of the outstanding principal amount of Revolving Credit Loans at such interest rates, payable at such times, and computed in such manner as are specified in Sections 4.1 and 4.2 of the Loan Agreement, in strict accordance with the terms thereof.
This Revolving Credit Note ("Note") is issued pursuant to, and is one of the "Revolving Credit Notes" referred to in, the Amended and Restated Loan and Security Agreement dated as of June 15, 2011 (as the same may be amended from time to time, the "Loan Agreement"), among Borrower, Bank of America, N.A., as collateral and administrative agent (in such capacity, together with its successors in such capacity, the "Administrative Agent") for itself and the financial institutions from time to time parties thereto as lenders ("Lenders"), and such Lenders, and Holder is and shall be entitled to all benefits thereof and of all Loan Documents executed and delivered in connection therewith. This Note is subject to certain restrictions on transfer or assignment as provided in the Loan Agreement. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.
The repayment of the principal balance of this Note is subject to the provisions of Section 2.9 of the Loan Agreement. The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the termination of the Commitments as set forth in Section 2.8 of the Loan Agreement.
All payments of principal and interest shall be made in Dollars in immediately available funds to the Administrative Agent for Holder's benefit as specified in the Loan Agreement.
Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 4.2 of the Loan Agreement. Borrower agrees to pay, and save Holder harmless against, any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys' fees, if this Note is collected by or through an attorney-at-law.
All principal amounts of Revolving Credit Loans made by Holder to the Borrower pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this Note and shall continue to be owing by Borrower until paid in accordance with the terms of this Note and the Loan Agreement.
In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Holder, such excess sum shall be, at Borrower's option, returned to the Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrower not pay or contract to pay, and that Holder not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.
Time is of the essence of this Note. To the fullest extent permitted by Applicable Law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.
Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy. The Administrative Agent, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against Borrower of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to the Borrower. Borrower agrees that, without releasing or impairing Borrower's liability hereunder, the Administrative Agent may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.
The rights of Holder and obligations of the Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law) of the State of New York. This Note is intended to take effect as an instrument under seal.
IN WITNESS WHEREOF, Borrower has caused this Note to be executed under seal and delivered by its duly authorized officers on the date first above written.

BORROWER:

ATTEST:	WESTPOINT HOME, INC.

By:
Secretary
Title:
[CORPORATE SEAL]

EXHIBIT B
FORM OF ASSIGNMENT AND ACCEPTANCE
Dated as of ______, 20__
Reference is made to the Amended and Restated Loan and Security Agreement dated as of June 15, 2011 (at any time amended, the "Loan Agreement"), among WESTPOINT HOME, INC. ("Borrower"), BANK OF AMERICA, N.A., a national bank, in its capacity as collateral and administrative agent (the "Administrative Agent") for the financial institutions from time to time party to the Loan Agreement ("Lenders"), and such Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.
______________________________________________________ (the "Assignor") and ________________________________________________ (the "Assignee") agree as follows:
1.    Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (i) a principal amount of $________ of the outstanding Revolving Credit Loans held by Assignor and $___________ of participations of Assignor in LC Obligations (which amounts, according to the records of the Administrative Agent, represent _______% of the total principal amount of outstanding Revolving Credit Loans and LC Obligations) and (ii) a principal amount of $__________ of Assignor's Commitment (which amount includes Assignor's outstanding Revolving Credit Loans being assigned to Assignee pursuant to clause (i) above and which, according to the records of the Administrative Agent, represents (____%) of the total Commitments of Lenders under the Loan Agreement)(the "Assigned Interest"), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective from the date (the "Assignment Effective Date") on which Assignor receives both (x) the principal amount of the Assigned Interest in the Loans on the Assignment Effective Date, if any, and (y) a copy of this Agreement duly executed by Assignee. From and after the Assignment Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor's obligations in respect of Assignor's Commitments to the extent, and only to the extent, of Assignee's Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor's account in respect of the Assigned Interest shall be payable to or for Assignee's account, to the extent such amounts have accrued subsequent to the Assignment Effective Date.
2.    Assignor (i) represents that as of the date hereof, the aggregate of its Commitments under the Loan Agreement (without giving effect to assignments thereof, which have not yet become effective) is $__________, and the outstanding balance of its Loans and participations in LC Obligations (unreduced by any assignments thereof, which have not yet become effective) is $__________; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; [and] (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, the performance or observance by Borrower of any of their obligations under the Loan Agreement or any of the Loan Documents[; and (iv) attaches the Notes held by it and requests that the Administrative Agent exchange such Notes for new Notes payable to Assignee and the Assignor in the principal amounts set forth on Schedule A hereto].
3.    Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1(k)(iii) thereof, and copies of such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it shall, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) confirms that it is eligible to become an Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (vi) agrees that it will strictly observe and perform all the obligations that are required to be performed by it as a "Lender" under the terms of the Loan Agreement and the other Loan Documents; (vii) agrees that it will keep confidential all information with respect to the Borrower furnished to it by Borrower or the Assignor to the extent provided in the Loan Agreement; and (vii) represents and warrants that the assignment evidenced hereby will not result in a non-exempt "prohibited transaction" under Section 406 of ERISA.
4.    Assignee acknowledges and agrees that it will not sell or otherwise dispose of the Assigned Interest or any portion thereof, or grant any participation therein, in a manner which, or take any action in connection therewith which, would violate the terms of any of the Loan Documents.
5.    This Agreement and all rights and obligations shall be interpreted in accordance with and governed by the laws of the State of New York. If any provision hereof would be invalid under Applicable Law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision's being held invalid.
6.    Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)    If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):
__________________________
__________________________
__________________________
(b)    If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):
__________________________
__________________________
__________________________
__________________________
Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:
If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):
__________________________
ABA No. __________________
__________________________
Account No.________________
Reference: _________________
If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):
__________________________
__________________________
__________________________
ABA No. __________________
For Account of: _____________
Reference: _________________
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed and delivered by their respective duly authorized officers, as of the date first above written.

("Assignor")

By:___________________________________
Title:__________________________________

("Assignee")

By:___________________________________
Title:__________________________________
In the event this Assignment is being executed and delivered other than after the occurrence and during a continuance of an Event of Default under the Loan Agreement the following consent is required.
The Borrower hereby consents to the foregoing.
WestPoint Home Inc.
By:_________________________________
Title:_____________________________
Dated:_______________________________

SCHEDULE A TO ASSIGNMENT AND ACCEPTANCE

EXHIBIT C
FORM OF NOTICE OF ASSIGNMENT AND ACCEPTANCE
Reference is made to (i) the Amended and Restated Loan and Security Agreement dated as of June 15, 2011 (as at any time amended, the "Loan Agreement") among WESTPOINT HOME, INC. ("Borrower"), BANK OF AMERICA, N.A., a national bank, in its capacity as collateral and administrative agent (the "Administrative Agent") for the financial institutions from time to time party to the Loan Agreement ("Lenders"), and such Lenders, and (ii) the Assignment and Acceptance dated as of ____________, 20__ (the "Assignment Agreement") between __________________ (the "Assignor") and ____________________ (the "Assignee"). Except as otherwise defined herein, capitalized terms used herein which are defined in the Loan Agreement are used herein with the respective meanings specified therein.
The Assignor hereby notifies Borrower and the Administrative Agent of Assignor's intent to assign to Assignee pursuant to the Assignment Agreement a principal amount of (i) $________ of the outstanding Revolving Credit Loans and participations in LC Obligations held by Assignor, (ii) $___________ of Assignor's Commitment (which amount includes the Assignor's outstanding Revolving Credit Loans being assigned to Assignee pursuant to clause (i) above), together with an interest in the Loan Documents corresponding to the interest in the Loans and Commitment so assigned. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor's obligations under the Loan Agreement to the extent of the Assigned Interest (as defined in the Assignment Agreement).
For purposes of the Loan Agreement, the Administrative Agent shall deem Assignor's share of the Commitment to be reduced by $_________ and Assignee's share of the Commitment to be increased by $________.
The address of the Assignee to which notices, information and payments are to be sent under the terms of the Loan Agreement is:
________________________
________________________
________________________
________________________
Assignee's LIBOR Lending Office address is as follows:
________________________
________________________
________________________
________________________

This Notice is being delivered to the Borrower and the Administrative Agent pursuant to Section 11.3 of the Loan Agreement. Please acknowledge your receipt of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.
IN WITNESS WHEREOF, the undersigned have caused the execution of this Notice, as of _________________, 20__.

("Assignor")

By:___________________________________
Title:__________________________________

("Assignee")

By:___________________________________
Title:__________________________________

ACKNOWLEDGED AND AGREED TO AS OF THE DATE SET FORTH ABOVE:

BORROWER:*

WESTPOINT HOME, INC.

By:___________________________________
Title:__________________________________

* No signature required by Borrower when an Event of Default exists.

BANK OF AMERICA, N.A., as the Administrative Agent

By:___________________________________
Title:__________________________________

EXHIBIT D
COMPLIANCE CERTIFICATE
[Letterhead of the Borrower]
__________________, 20__
Bank of America, N.A., as the Administrative Agent
300 Galleria Parkway, N.W.
Suite 800
Atlanta, Georgia 30339
The undersigned, gives this certificate to BANK OF AMERICA, N.A. ("the Administrative Agent") in accordance with the requirements of Section 7.1(k)(iii) of that certain Amended and Restated Loan and Security Agreement dated as of June 15, 2011, among WestPoint Home, Inc. ("Borrower"), the Administrative Agent and the Lenders referenced therein ("Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.
1.    Attached are a copy of the Borrower's interim consolidated Financial Statements for the Fiscal Month ending __________________, 20__.
2.    No Default exists on the date hereof, other than: __________________ ________________________________________________ [if none, so state]; and
3.    No Event of Default exists on the date hereof, other than __________ ____________________________________________________ [if none, so state].

Very truly yours,
West Point Home, Inc.

By:_____________________________
Chief-Financial Officer
title [must be a Responsible Officer]

EXHIBIT E
FORM OF NOTICE OF BORROWING
Date ______________, 20__
Bank of America, N.A., as the Administrative Agent
300 Galleria Parkway
Suite 800
Atlanta, Georgia 30339
Attention: WestPoint Loan Administration Officer
Re:    Amended and Restated Loan and Security Agreement dated as of June 15, 2011, by and among WestPoint Home, Inc. ("Borrower"), Bank of America, N.A., as collateral and administrative agent for certain Lenders from time to time parties thereto, and such Lenders (as at any time amended, the "Loan Agreement")
Gentlemen:
This Notice of Borrowing is delivered to you pursuant to Section 2.3(a) of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. Borrower hereby requests a Revolving Credit Loan in the aggregate principal amount of $______________, to be made on _____________, _____, and to consist of:
Check as applicable:     Base Rate Advances in the aggregate principal amount of $_____________
 LIBOR Rate Advances in the aggregate principal amount of $___________, with Interest Periods as follows:
(i)    As to $_____________, an Interest Period of ______ month(s);
(ii)    As to $_____________, an Interest Period of ______ months;
(iii)    As to $_____________, an Interest Period of ______ months.
Borrower hereby ratifies and reaffirms all of its liabilities and obligations under the Loan Documents and hereby certifies that no Default or Event of Default exists on the date hereof.

Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized representative, this ______ day of _____________, 20__.

By:____________________________________
Title:_________________________________

EXHIBIT F
Form of Notice of Continuation/Conversion
Date ______________,______
Bank of America, N.A., as the Administrative Agent
300 Galleria Parkway
Suite 800
Atlanta, Georgia 30339
Attention: WestPoint Loan Administration Officer
Re:    Amended and Restated Loan and Security Agreement dated as of June 15, 2011, by and among WestPoint Home, Inc., Bank of America, N.A., as collateral and administrative agent for certain Lenders from time to time parties thereto, and such Lenders (as at any time amended, the "Loan Agreement")
Gentlemen:
This Notice of Continuation/Conversion is delivered to you pursuant to Section 2.3(b) of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. Borrower hereby gives notice of its request as follows:
Check as applicable:
 A conversion of Loans from one Type to another, as follows:
(i)    The requested date of the proposed conversion is ______________, 20__ (the "Conversion Date");
(ii)    The Type of Loans to be converted pursuant hereto are presently __________________ [select either LIBOR Rate Advances or Base Rate Advances] in the principal amount of $_____________ outstanding as of the Conversion Date;
(iii)    The portion of the aforesaid Loans to be converted on the Conversion Date is $_____________ (the "Conversion Amount");
(iv)    The Conversion Amount is to be converted into a ____________ [select either a LIBOR Rate Advance or a Base Rate Advance] (the "Converted Loan") on the Conversion Date.
(v)    [In the event Borrower selects a LIBOR Rate Advance:] Borrower hereby requests that the Interest Period for such Converted Loan be for a duration of _____ [insert length of Interest Period].

 A continuation of LIBOR Rate Advances for new Interest Period, as follows:
(i)    The requested date of the proposed continuation is _______________, 20__ (the "Continuation Date");
(ii)    The aggregate amount of the LIBOR Rate Advances subject to such continuation is $__________________;
(iii)    The duration of the selected Interest Period for the LIBOR Rate Advances which are the subject of such continuation is: _____________ [select duration of applicable Interest Period];
Borrower hereby ratifies and reaffirms all of its liabilities and obligations under the Loan Documents and certifies that no Default or Event of Default has occurred and is continuing exists on the date hereof.
Borrower has caused this Notice of Continuation/Conversion to be executed and delivered by its duly authorized representative, this _______ day of ______________, 20__.

By:____________________________________
Title:_________________________________

EXHIBIT G
BORROWING BASE CERTIFICATE
(see attached)

EXHIBIT H
FORM OF CONFIDENTIALITY AGREEMENT
CONFIDENTIALITY AGREEMENT
Dated as of _______ __, 20__
Ladies and Gentlemen:
In connection with your review of WestPoint Home, Inc. (together with any of its affiliates and representatives, the "Company") related to a potential financing transaction involving extending credit to the Company or otherwise participating in the such credit (the "Potential Transaction"), you (together with any of your affiliates and representatives, "Recipient") requested that the Company and/or Bank of America, N.A. (together with any of its representatives, "BofA") provide Recipient with certain information.
As used herein, "Confidential Information" means (1) the names of the Company or any of its affiliates, including without limitation, Carl C. Icahn, in connection with the Potential Transaction, (2) the existence of this or any other agreements between BofA and the Company or drafts thereof or the term sheets describing any such agreement or transaction, and the terms of any of the foregoing, and (3) all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Company, that the Company, BofA or their representatives provide to Recipient in the course of Recipient's consideration of the Potential Transaction and thereafter during the term of this agreement, together with analyses, compilations, studies or other documents, whether prepared by BofA, the Company or Recipient or its agents or attorneys, which contain or otherwise reflect such information.
In consideration of BofA and/or the Company providing Recipient with Confidential Information, Recipient agrees that the Confidential Information will not, except as hereinafter provided, without the prior written consent of the Company, be used other than in connection with Recipient's review of and participation in the Potential Transaction or disclosed by Recipient or by its agents, attorneys, advisors, employees or other representatives to whom the Company or BofA provides Confidential Information on behalf of Recipient, or who receive Confidential Information from or on behalf of Recipient (collectively, the "Representatives"), in any manner whatsoever, in whole or in part; provided, however, that Recipient and its Representatives may disclose Confidential Information to one another for the purpose of evaluating, conducting, structuring, negotiating or otherwise discussing or participating in the Potential Transaction. Recipient shall be responsible for any breach of this agreement by its Representatives, except for third party Representatives who have executed a confidentiality agreement in favor of the Company on substantially the terms of this agreement.
This agreement shall be inoperative as to particular portions of the Confidential Information if such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of this agreement, (ii) was available to the Recipient or its Representatives on a non-confidential basis prior to its disclosure to the Recipient by the Company, (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Company provided such source, to the Recipient's knowledge, has not violated any obligation of confidentiality by the providing of such information or (iv) was independently developed by the Recipient without use of or reliance on such Confidential Information.
Furthermore, nothing herein shall limit the disclosure of Confidential Information (i) to the extent required by statute, rule, regulation or judicial, administrative or other legal process (subject to and in compliance with the second paragraph below), (ii) to bank examiners, auditors or accountants, or (iii) in connection with any litigation to which Recipient or any Representative is a party (subject to and in compliance with the second paragraph below).
The written Confidential Information, except for that portion of the Confidential Information (the "Recipient Studies") that may be found in analyses, compilations, studies or other documents prepared by Recipient, or its agents, attorneys, advisors or employees, shall be returned to the Company or destroyed promptly upon the Company's written request to the Recipient. Recipient Studies and other documents prepared by Recipient, or its agents, attorneys, or employees shall, at Recipient's option, be kept subject to the terms of this agreement or destroyed. Notwithstanding anything herein to the contrary, Recipient may retain such Confidential Information as necessary to enable it to comply with any applicable law, regulation or requirement of a regulatory body governing document retention, in each case subject to this agreement. The foregoing sentence shall survive the termination of this agreement.
In the event that Recipient is requested (by interrogatory, subpoena, deposition, civil investigation demand, regulatory request or other similar legal process) to disclose any Confidential Information, Recipient shall (to the extent not prohibited from doing as a result of such law, regulation or legal process), as soon as practical, notify the Company of any such request so that the Company may either seek, at its sole expense, an appropriate protective order or waive Recipient's compliance with the provisions of this agreement. If Recipient concludes, upon advice of counsel to such effect, that it is obliged under the applicable law to disclose any portion of the Confidential Information, Recipient may disclose that portion of the Confidential Information without liability hereunder. In any event, Recipient shall reasonably cooperate with the Company and not oppose action by the Company in any such proceeding to obtain an appropriate protective order or other appropriate remedy.
The delivery to Recipient by the Company or BofA of the Confidential Information is not intended to be a commitment or agreement on behalf of the Company or BofA to engage in any transaction or to constitute a representation or warranty with respect to the accuracy or completeness of the Confidential Information.
This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in and to be performed in that state without regard to conflict of law principles thereof. Except as expressly otherwise provided herein, this agreement shall terminate three years from the date hereof. This agreement is for the sole and exclusive benefit of the Company and the Company is intended third-party beneficiary of this agreement. If the foregoing reflects our agreement, kindly sign and return the duplicate copy of this letter to the Company and BofA.
Very truly yours,

Bank of America, N.A.

By:_________________________________________
Name:     _______________________________________
Title: __________________________________

AGREED AND ACCEPTED TO FOR ITSELF
AND ANY OF ITS AFFILIATES OR REPRESENTATIVES

___________________________________

By:_________________________________________
Name:     _______________________________________
Title: __________________________________

EXHIBIT I
FORM OF IMPORTED INVENTORY AGREEMENT
This IMPORTED INVENTORY AGREEMENT (this "Agreement") is made as of _______________, 20__, by and among ______________________ ("Customs Broker"), ________________________________________, a ____________________ corporation ("_______________"), ________________________________________, a ____________________ corporation ("_______________"; together with _______________, the "Borrower"), and BANK OF AMERICA, N.A. ("BofA"), a national banking association, in its capacity as collateral and administrative agent for itself and various lenders (the "Lenders") from time to time party to the Loan Agreement, as hereinafter defined (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent").
Recitals:
The Borrower, the Administrative Agent and the Lenders are parties to a certain Amended and Restated Loan and Security Agreement dated as of June 15, 2011 (as such agreement may be amended, modified, supplemented or restated from time to time, the "Loan Agreement"). Pursuant to the Loan Agreement, the Administrative Agent and the Lenders will extend loans and other financial accommodations to or for the benefit of the Borrower.
As security for the prompt payment and performance of the Obligations (as defined in the Loan Agreement), the Borrower has granted to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a Lien in certain personal property of the Borrower, including without limitation the Imported Goods (as hereinafter defined).
Customs Broker has been engaged by the Borrower to facilitate the importation of goods (the "Imported Goods") purchased by the Borrower from vendors located outside the United States (each a "Foreign Vendor").
Customs Broker, the Borrower and the Administrative Agent wish to agree upon certain procedures for the shipping and disposition of Imported Goods and the handling of the Documents (as hereinafter defined) relating thereto.
Agreement:
In consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Definitions; Rules of Construction.
(a)    As used in this Agreement, the following terms shall have the following meanings:
"Bill of Lading" shall have the meaning given to the term "bill of lading" in Section 1-201(6) of the UCC.

"Business Day" means a day other than a Saturday, Sunday or a day on which banks are authorized or required to be closed in the State of New York.
"Carrier" means, with respect to any Imported Goods, the Person engaged to transport the Imported Goods, including a non-vessel operating common carrier.
"Collecting Bank" means BofA, any affiliate of BofA or any other financial institution which is acceptable to the Administrative Agent and to which Documents are sent by a Foreign Vendor in connection with such Foreign Vendor's sale of Imported Goods to the Borrower and to which the Borrower makes payment with respect to such Imported Goods.
"Compliance Letter" means a Negotiable Bill of Lading Compliance Letter addressed to the Administrative Agent by a Foreign Vendor, in the form annexed to the Loan Agreement.
"Consignee" means, with respect to any Imported Goods, the Person who is named in the Bill of Lading with respect to such goods and to whom or to whose order the Bill of Lading promises delivery.
"Documentary Collection" means an arrangement whereby the Borrower settles for the Imported Goods to a Collecting Bank, either by payment against a sight draft drawn on the Borrower or by acceptance of a time draft drawn on the Borrower.
"Documents" means, with respect to any Imported Goods in the possession of a Carrier, all documents of title, including Bills of Lading, that are related to the shipment of such Imported Goods by such Carrier.
"Foreign Vendor" has the meaning set forth in the Recitals to this Agreement.
"Imported Goods" has the meaning set forth in the Recitals to this Agreement.
"LC Issuer" means the Issuing Bank under (and as defined in) the Loan Agreement.
"Letter of Credit" means a documentary letter of credit issued by LC Issuer for the account of the Borrower and for the benefit of a Foreign Vendor.
"Loan Agreement" has the meaning set forth in the Recitals to this Agreement.
"Negotiable Bill of Lading" means a Bill of Lading that is "negotiable" within the meaning of Article 7 of the UCC.
"Person" means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof.

"UCC" means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Documents or the Imported Goods, the Uniform Commercial Code (or any successor statute) of such other state.
(b)    All references to "herein" shall mean this Agreement as a whole and not to any particular section or paragraph; to the word "including" shall mean "including without limitation"; to a Person shall include such Person's successors and permitted assigns; to a statute shall include all amendments thereto and rules and regulations promulgated pursuant thereto; and to any agreement shall mean and include all amendments, modifications, renewals and restatements thereof.
2.    Form of Bills of Lading; Customs Broker Acknowledgements. From and after the date hereof, unless otherwise directed to do so by the Administrative Agent in writing, the Borrower shall cause each Foreign Vendor to require (i) all Carriers engaged by such Foreign Vendor with respect to the shipment of Imported Goods to issue only Negotiable Bills of Lading to the order of the Borrower as Consignee, or, at the direction of the Administrative Agent, to the order of "Bank of America, N.A., as agent for certain lenders," as Consignee; and (ii) all Negotiable Bills of Lading issued by each Carrier to contain a clause stating that one original of the Negotiable Bill of Lading, duly endorsed, must be surrendered to the Carrier in exchange for the Imported Goods. Customs Broker acknowledges that the Administrative Agent has a Lien in all Documents and the Imported Goods covered thereby; agrees that it holds as agent and bailee, for the benefit of the Administrative Agent and the Lenders, all Documents that at any time may be in its possession or under its control, whether the Administrative Agent or the Borrower is named as Consignee therein; and agrees that it will at all times carry out the Administrative Agent's instructions with respect to such Documents and Imported Goods, including the handling procedures set forth in Section 4.
3.    Handling Procedures.
(a)    The Borrower shall cause each Foreign Vendor to deliver, through the use of a Compliance Letter, all Documents to the Administrative Agent, at the address for the Administrative Agent shown on the signature page hereof, provided that, if so instructed by the Administrative Agent in writing, the Borrower shall cause each Foreign Vendor to deliver all Documents to Customs Broker as agent and bailee of the Administrative Agent. Provided no Default or Event of Default under (and as those terms are defined in) the Loan Agreement exists, the Administrative Agent shall endeavor, in good faith, to cause all Documents received by it from a Foreign Vendor to be forwarded, by overnight mail, not later than one Business Day after the Business Day on which a representative of the Administrative Agent shall have received such Documents, to Customs Broker for processing and handling by Customs Broker in accordance with the terms of this Agreement.
(b)    Notwithstanding the provisions of paragraph (a) of this Section 3, with respect to any Imported Goods for which payment is to be made under a Letter of Credit or a Documentary Collection, all Documents shall be delivered to the LC Issuer or the Collecting Bank, as applicable, provided that (i) each such Document shall name the Borrower or the Administrative Agent (or the LC Issuer or Collecting Bank, as applicable) as Consignee, in each case as required by this Section 3; and (ii) the Borrower shall cause the LC Issuer (promptly following such LC Issuer's receipt and acceptance of Documents presented under a Letter of Credit) and the Collecting Bank (promptly following its receipt of the Borrower's payment or acceptance, as applicable, pursuant to a Documentary Collection) to deliver all Documents to the Administrative Agent or Customs Broker.
(c)    Unless and until Customs Broker receives written notice from the Administrative Agent to the contrary, Customs Broker may deliver (i) the Documents to the Carrier or to the Carrier's agent (who shall act on the Customs Broker's behalf as the Customs Broker's sub-agent hereunder) for the purpose of enabling Customs Broker to clear the Imported Goods through customs and thereafter permitting the Borrower, as importer of record, to obtain possession or control of the Imported Goods subject to such Documents; and (ii) the Imported Goods as directed by the Borrower.
(d)    Customs Broker shall not deliver any Documents to any Person other than the Administrative Agent, the Borrower, a Carrier pursuant to Section 3(b) above, or such other Person as may be specified in writing by the Administrative Agent. For so long as any Documents are in the Borrower's possession, the same shall be held by it as trustee of an express trust for the Administrative Agent and the Lenders. Upon Customs Broker's receipt of written notification from the Administrative Agent, Customs Broker shall follow solely the instructions of the Administrative Agent concerning the disposition of the Documents and the Imported Goods and will not follow any instructions of the Borrower or any other Person concerning the same.
(e)    Promptly after the Administrative Agent's written request therefor, Customs Broker shall provide to the Administrative Agent a copy (and, if so specified by the Administrative Agent, all originals) of all Documents then in Customs Broker's possession or control.
(f)    Customs Broker shall have no liability to the Borrower if Customs Broker complies with the Administrative Agent's written instructions as described in this Agreement. The Borrower shall continue to pay all fees, charges and other expenses relating to the handling of the Imported Goods and shall reimburse Customs Broker for all reasonable costs and expenses incurred as a direct result of Customs Broker's compliance with the terms and provisions of this Agreement.
(g)    Customs Broker's sole authority from the Administrative Agent is to receive and maintain possession of the Documents on behalf of the Administrative Agent and to follow the instructions of the Administrative Agent, as provided herein, with respect to the Documents and the Imported Goods. Except as may be specifically authorized by the Administrative Agent in writing, Customs Broker shall have no authority to undertake any other action or to enter into any other commitments or agreements on behalf of the Administrative Agent.

4.    Power of Attorney.
(a)    The Administrative Agent hereby makes, constitutes and appoints Customs Broker as the Administrative Agent's true and lawful attorney-in-fact, with full power (exercisable through employees authorized to act for Customs Broker and in the customs ports located in the United States of America) to make endorsements of the Administrative Agent's name as Consignee on any Documents issued to the order of the Administrative Agent, as Consignee, for the purpose of discharging Custom Broker's duties pursuant to Section 3 and to take such other action as shall be necessary to clear the Imported Goods covered by such Documents through customs, and to cause such Imported Goods to be delivered to the Borrower or as otherwise directed in writing by the Administrative Agent. The Administrative Agent grants to Customs Broker full power and authority to do all things necessary to be done to effect such endorsement and other action, subject to the aforementioned terms and conditions, as fully as the Administrative Agent could do if present and acting, the Administrative Agent hereby ratifying and confirming all that Customs Broker shall lawfully do by virtue of this Power of Attorney. This Power of Attorney does not authorize Customs Broker to appoint sub-agents. This Power of Attorney shall remain in full force and effect until the earlier of (i) the date on which written notice or revocation from the Administrative Agent is received by Customs Broker and (ii) full and final payment of all Obligations under (and as defined in) the Loan Agreement and the Lenders' termination of all of their respective commitments under the Loan Agreement.
(b)    The Borrower hereby makes, constitutes and appoints Customs Broker as the Borrower's true and lawful attorney-in-fact, with full power (exercisable through employees authorized to act for Customs Broker and in the customs ports located in the United States of America) to make endorsements of Borrower's name as Consignee on any Documents issued to the order of Borrower, as Consignee, for the purpose of discharging Custom Broker's duties pursuant to Section 3 and to take such other action as shall be necessary to clear the Imported Goods relating to such Documents through customs and to cause such Imported Goods to be delivered to the Borrower or as otherwise directed in writing by the Administrative Agent. The Borrower grants to Customs Broker full power and authority to do all things necessary to be done to effect such endorsement and other action, subject to the aforementioned terms and conditions, as fully as the Borrower could do if present and acting, Borrower hereby ratifying and confirming all that Customs Broker shall lawfully do by virtue of this Power of Attorney. Without limiting the generality of the foregoing, Customs Broker shall be irrevocably authorized to endorse any Document to the order of the Administrative Agent and to hold such Documents (and the Imported Goods covered thereby) for the account of the Administrative Agent or deliver the same to the Administrative Agent, in each case as instructed by the Administrative Agent. This Power of Attorney does not authorize Customs Broker to appoint sub-agents. This Power of Attorney shall remain in full force and effect until the earlier of (i) the date on which written notice of revocation from the Administrative Agent is received by Customs Broker pursuant to Section 4(a) and (ii) full and final payment of all Obligations under (and as defined in) the Loan Agreement and the Lenders' termination of all of their respective commitments under the Loan Agreement.
(c)    Customs Broker and the Borrower agree that Customs Broker shall not be deemed to be under the control of the Borrower by virtue of any customs power of attorney delivered by the Borrower to Customs Broker so as to preclude Customs Broker from acting as the Administrative Agent's agent and bailee hereunder, including for the purposes of perfecting the Administrative Agent's Lien in and to all Documents and Imported Goods in Custom Broker's possession. In the event of any conflict between any such customs power of attorney, Customs Broker agrees that it will act only in accordance with the terms of this Agreement or as otherwise directed by the Administrative Agent in writing. Notwithstanding anything to the contrary that may be contained in any power of attorney delivered by the Borrower to Customs Broker or any instructions given by the Borrower to Customs Broker with respect to any Documents or Imported Goods, Customs Broker shall be bound by this Agreement and shall follow the instructions received from the Administrative Agent.
5.    Segregation of Imported Goods. Customs Broker agrees that it will at all times keep the Imported Goods separate and apart from all of the property owned by Customs Broker or held by it as a bailee or warehouseman.
6.    Fees and Expenses; Subordination. Neither the Administrative Agent nor Lenders shall be obligated to compensate Customs Broker for serving as agent hereunder, nor shall the Administrative Agent or the Lenders be responsible for any fees, expenses, duties, taxes, customs, freight, demurrage or other charges related to the Imported Goods or the Documents. Customs Broker acknowledges that the Borrower is solely responsible for payment of any compensation and charges owed to Customs Broker. The Borrower is further responsible for paying any fees, expenses, duties, taxes, customs, freight, demurrage or other charges that may at any time accrue or be payable in respect of the Imported Goods or the Documents and the Borrower agrees to protect, indemnify, pay (or promptly reimburse the Administrative Agent or the Lenders for the payment of), and hold the Administrative Agent and the Lenders harmless from and against all liability in connection with, any and all fees, expenses, duties, taxes, customs, freight, demurrage or other charges in respect of the Imported Goods or the Documents. Liens at any time held by Customs Broker with respect to any Imported Goods or Documents shall be junior and subordinate to the liens of the Administrative Agent in such property.
7.    Specific Waivers and Disclaimers. The Borrower acknowledges that neither the Administrative Agent nor Lenders shall be responsible in any way for the quality, quantity, description, condition, or nature of any of the Imported Goods or any delay in shipment of the Imported Goods or clearance of the Imported Goods at the port of entry, and that any claims with respect to any of the Imported Goods shall be settled directly by the Borrower with the Foreign Vendor. Without limiting the generality of the foregoing, the Administrative Agent and the Lenders do not make any warranties regarding the Imported Goods, including warranties of merchantability, fitness for any particular purpose or title, all of which warranties are hereby disclaimed.
8.    Parties Intended to be Benefited. All of the understandings, covenants, and agreements contained herein are solely for the benefit of Customs Broker, the Administrative Agent, Lenders and Borrower, and their respective successors and assigns, and there are no other Persons that are intended to be benefited in any way by this Agreement.
9.    No Limitation Intended. Nothing in this Agreement is intended to or shall affect or limit, in any way, any rights that Customs Broker, the Administrative Agent, Lenders, or Borrower have with respect to any third parties.

10.    Notice of Termination or Enforcement Action; the Administrative Agent's Cure Right. Customs Broker agrees to notify the Administrative Agent of Customs Broker's intent to terminate any contractual arrangement in effect between Customs Broker and the Borrower relating to the handling of the Documents or the Imported Goods or to take any Enforcement Action against all or any part of the Documents or the Imported Goods. Prior to terminating such contractual arrangement or taking such Enforcement Action, Customs Broker will permit the Administrative Agent at least 10 Business Days after the Administrative Agent's receipt of such notice to cure the default the existence of which gave rise to Customs Broker's intent to terminate such contractual arrangement or to take such Enforcement Action; but the Administrative Agent shall not be obligated to cure any such default.
11.    Notice. Whenever it is provided herein that any notice or other communication shall or may be given to or served upon any party hereto, or whenever any party desires to give or serve upon any of the other parties communication with respect to this Agreement, each such notice or other communication shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by overnight courier, telex or facsimile transmission, addressed to the noticed party at the address shown on the signature page hereof, or at such other address as may be substituted by notice given as herein provided. Each notice or other communication hereunder shall be deemed to have been duly given or served, in the case of personal delivery, when personally delivered, in the case of mailing, when receipted for, in the case of overnight delivery, on the next Business Day after delivery to the courier, and, in the case of telex and facsimile transmission, when actually received by the noticed party.
12.    Miscellaneous. This Agreement shall be a continuing agreement until the earlier to occur of (i) payment in full of the indebtedness and obligations outstanding under the Loan Agreement and Lenders' termination of all of their respective commitments under the Loan Agreement and (ii) termination of this Agreement by either Customs Broker or the Administrative Agent. Customs Broker or the Administrative Agent may terminate this Agreement by giving written notice to the other parties at least 30 days prior to the effective date of such termination, provided that such termination shall in no event affect any of the rights or obligations of the parties that accrued with respect to any Documents or Imported Goods prior to the effective date of such termination. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, except for its rules relating to conflicts of law; and may be executed in any number of counterparts, and by Customs Broker, the Administrative Agent and Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement. Any waiver or amendment hereunder must be evidenced by a signed writing of the party to be bound thereby, and shall only be effective in the specific instance. The headings in this Agreement are for convenience of reference only, and shall not alter or otherwise affect the meaning hereof. The provisions of this Agreement are severable and if any provision of this Agreement shall be adjudged invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless be binding upon the parties. Any signature delivered by facsimile or electronic transmission shall be deemed to be an original signature hereto.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first hereinabove set forth.

BANK OF AMERICA, N.A., as Agent (the "Administrative Agent")

By:___________________________________ Name:_________________________________ Title:__________________________________

Addresses for Notices:

300 Galleria Parkway Suite 800 Atlanta, Georgia 30339 Attention: WestPoint Loan Administration Telecopier: (404) 607-3275

WESTPOINT HOME, INC. ("Borrower")

By:___________________________________ Name:_________________________________ Title:__________________________________

Address for Notices:
________________________________________________________________________________________________________________________________________________________________________________________
Telecopier:_____________________________________

("Custom Broker")

By:___________________________________ Name:_________________________________ Title:__________________________________

Address for Notices:
________________________________________________________________________________________________________________________________________________________________________________________
Telecopier:_____________________________________

EXHIBIT J
OUTSTANDING LETTERS OF CREDIT

Bank Reference	Beneficiary Name	Expiration Date	Outstanding Liability

Standby LC's Outstanding
00000003043769	Safeco Insurance Company of America	9/2/2011	$2,100,000
00000003043778	The Travelers Indemnity Company	12/1/2011	$850,000
00000003043780	Safeco Insurance Company of America	12/31/2011	$82,000
00000003043785	Insurance Company of North America	5/31/2011	$1,200,000
00000003043786	BMG Columbia House, Inc.	9/1/2011	$1,769,040
00000003043787	CBS Interactive Inc.	8/31/2011	$387,008
00000003068034	The Bank of New York	10/31/2011	$85,372
00000003068035	Squire Creek Construction Co. LLC	7/31/2011	$200,000
00000068020453	Hartford Fire Insurance Company	8/30/2011	$1,875,000
00000068036929	Liberty Mutual Insurance Company	5/24/2012	$100,000

Total Standby LC's			$8,648,420

Commercial LC's Outstanding	None		$0

EXHIBIT K
FORM OF RELEASE OF CLAIMS
The Borrower, on behalf of itself and on behalf of all those entities claiming by, through, or under it, together with their successors and assigns (collectively, the "Releasors"), for good and valuable consideration, including, without limitation, the execution of this letter agreement by the Administrative Agent and the Administrative Agent's release of its liens and security interests in the assets of the Borrower as set forth herein, do hereby unconditionally remise, release, acquit and forever discharge the Administrative Agent and the Lenders, and each of the Administrative Agent's and the Lenders' past and present officers, directors, shareholders, employees, agents, attorneys, parent corporations, subsidiaries, affiliates, successors and assigns, and the heirs, executors, trustees, administrators, successors, and assigns of any such persons and entities (collectively referred to as the "Releasees"), of and from any and all Claims (as defined in the Loan Agreement), which any of the Releasors ever had, now has, or hereafter can, shall, or may claim to have against any of the Releasees for or by reason of any cause, matter, or thing whatsoever, arising at any time prior to the execution of this letter agreement, that are related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by the Borrower of the proceeds of the Loans or (C) the Administrative Agent's, any Lender's or Merrill Lynch's entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto, except solely for the following Claims against the following identified Releasee, that the Borrower asserts has directly results from such Releasee's gross negligence or willful misconduct:
__________________________________________________________________________________________
__________________________________________________________________________________________
__________________________________________________________________________________________
__________________________________________________________________________________________
__________________________________________________________________________________________

No execution or acceptance of this letter agreement by the Administrative Agent or any Lender or receipt or acceptance of any amount in payment of all or any of the Obligations shall constitute an agreement of any Releasee that any Claim asserted by the Borrower and reserved herein is valid.